UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                           FORM SB-2A Sixth Amendment


                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         GLOBAL AIRCRAFT SOLUTIONS, INC.
               Formerly Renegade Venture (NEV.) Corporation, Inc.
                      Trading Symbol - GACF (OTCBB Market)

 Nevada                               4581                        84-1108499
 -------                              ----                        ----------
(State or jurisdiction         (Primary SIC Number)             (IRS Employer
of incorporation)                                            Identification No.)

              P.O. Box 23009, Tucson, AZ 85734                    520-294-3481
              --------------------------------                    ------------
(Address and telephone number of principal executive offices)     (Telephone)

Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]




                                              CALCULATION OF REGISTRATION FEE

Title of Each                                                  Maximum                      Aggregate
Proposed Class of                    Amount to be           Offering Price                  Offering                   Amount of
Securities to be Registered           Registered              Per Unit                       Price                Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
Common (1)                             9,600,000                $0.34                     $ 3,264,000.00

Common (2)                             1,000,000                $0.50                     $   500,000.00

Common (3)                             2,115,386                $0.52                     $ 1,100,000.70

Common issuable upon exercise
of Warrants (4)                          720,000                $0.34                     $   244,800.00

Common issuable upon exercise
of Warrants (5)                          158,654                $0.52                     $    82,500.08

Common issuable upon exercise
Of Warrants (6)                        7,740,000                $0.68                     $ 5,263,200.00

Common issuable upon exercise
Of Warrants (7)                        1,137,020                $1.00                     $ 1,137,020.00

Common issuable upon exercise
Of Warrants (8)                        8,877,020                $1.36                     $12,072,747.00

Total                                 31,348,080                                          $23,664,267.78               $553.15 (9)


The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

(1) 9,600,000 shares of common stock were issued to the selling shareholders, Barron Partners, pursuant to a private placement under Rule 506 of Regulation D of SEC Act of 1933
(2) 1,000,000 shares of common stock were issued to selling shareholder Ralph Garcia, pursuant to a stock purchase agreement whereby such shares were issued as partial compensation of the purchase of World Jet Corporation, a privately held company wherein Ralph Garcia and Michelle Barkan owned all of the authorized and outstanding shares of World Jet Corporation.
(3) 2,115,386 shares of common stock were issued to selling shareholders Whalehaven Capital Fund Limited ("Whalehaven") (288,462 shares), Stonestreet Limited Partnership ("Stonestreet") (384,616 shares); Alpha Capital ("Alpha") (1,250,000 shares) and Greenwich Growth Fund Limited ("Greenwhich") (192,308 shares) pursuant to a private placement under Rule 506 of Regulation D of SEC Act of 1933.
(4) Selling shareholder, JG Capital, Inc., received a 5 year warrant to purchase 720,000 shares of common stock at an exercise price of $0.34 per share.
(5) Warrants were issued to selling shareholders JG Capital, Inc., Heza Holding, Inc., and Grushko & Mittman, P.C. entitling such selling shareholders to a total of 158,654 shares of common stock upon the exercise of such warrants as follows: JG Capital, Inc. - 95,192 shares at an exercise price of $0.52 per share; Heza Holding, Inc. - 31,731 shares at an exercise price of $0.52 per share; and Grushko & Mittman,P.C. - 31,731 shares at an exercise price of $0.52 per share.
(6) Warrants were issued to selling shareholders Barron Partners and JG Capital, Inc entitling such selling shareholders to a total of 7,740,000 shares of common stock upon the exercise of such warrants as follows:
     Barron Partners - 7,200,000 shares at an exercise price of $0.68 per share; and JG Capital, Inc. - 540,000 shares at an exercise price of $0.68 per share.
(7) Warrants were issued to selling shareholders Whalehaven, Stonestreet, Alpha, Greenwich, JG Capital, Inc., Heza Holding, Inc., and Grushko & Mittman, P.C. entitling such selling shareholders to a total of 1,137,020 shares of common stock upon the exercise of such warrants as follows:
     Whalehaven- 144,231 shares at an exercise price of $1.00 per share; Stonestreet - 192,308 shares at an exercise price of $1.00 per share; Alpha
     - 625,000 shares at an exercise price of $1.00 per share; Greenwich - 96,154 shares at an exercise price of $1.00 per share; JG Capital - 47,597 shares at an exercise price of $1.00 per share; Heza - 15,865 shares at an exercise price of $1.00 per share; and Grushko - 15,865 shares at an exercise price of $1.00 per share.
(8) Warrants were issued to selling shareholders Barron Partners, Whalehaven, Stonestreet, Alpha, Greenwich, JG Capital, Inc., Heza Holding, Inc., and Grushko & Mittman, P.C. entitling such selling shareholders to a total of 8,877,020 shares of common stock upon the exercise of such warrants as follows: Barron Partners - 7,200,000 shares at an exercise price of $1.36 per share; Whalehaven- 144,231 shares at an exercise price of $1.36 per share; Stonestreet - 192,308 sharess at an exercise price of $1.36 per share; Alpha - 625,000 shares at an exercise price of $1.36 per share; Greenwich - 96,154 shares at an exercise price of $1.36 per share; JG Capital - 587,597 shares at an exercise price of $1.36 per share; Heza - 15,865 shares at an exercise price of $1.36 per share; and Grushko - 15,865 shares at an exercise price of $1.36 per share.
(9) Registration fee based upon the 5,548,080 shares of Company common stock at an aggregate offering price of $4,365,867.28 added to the Company's Registration Statement under the current amendment since the last SB-2A was filed on August 2, 2004. The registration fee for the 25,800,000 balance of securities on the previously submitted SB-2 and SB-2A was paid on July 2, 2004 and August 2, 2004 respectively.

                                                     Registration No. 333-117128


                         GLOBAL AIRCRAFT SOLUTIONS, INC.
       Mailing Address: P.O. BOX 23009, Tucson, Arizona 85734-3009 U.S.A.
                     Phone (520) 294-3481 Fax (520) 741-1430
                         www.globalaircraftsolutions.com

                   PRELIMINARY PROSPECTUS DATED APRIL 18, 2005
                              SUBJECT TO COMPLETION
                      Trading Symbol - GACF (OTCBB Market)

The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the financial statements and related notes. The information in this preliminary prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not a soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


This preliminary prospectus relates to the resale by selling shareholders of Global Aircraft Solutions, Inc. of a total of 12,715,386 shares of common stock of the Company issued by us in private transactions exempt from registration with the SEC pursuant to Rule 506 under Regulation D as promulgated by the SEC Act 1933 and a total of 18,632,694 shares of common stock of the Company issuable upon exercise of all issued and outstanding warrants held by the selling shareholders. The shares of common stock are being offered for sale by the selling shareholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On April 18, 2005, the last reported sale price of our common stock was $1.00 per share. These prices will fluctuate based on the demand for the shares of common stock.

The selling shareholders consist of : (i) Barron Partners, LP, which intends to sell up to 24,000,000 shares of common stock, 14,400,000 of which are warrants;
(ii) Ralph Garcia intends to sell up to 1,000,000 shares of common stock; (iii) Alpha Capital which intends to sell up to 2,500,000 shares of common stock, 1,250,000 of which are warrants; (iv) Stonestreet Limited Partnership which intends to sell up to 769,232 shares of common stock, 384,616 of which are warrants; (v) Whalehaven Capital Fund Limited which intends to sell up to 576,924 shares of common stock, 384,616 of which are warrants; (vi) Greenwich Growth Fund Limited which intends to sell up to 384,616 shares of common stock, 192,308 of which are warrants; (vii) J.G. Capital, Inc. which intends to sell up to 1,990,386 shares of common stock, all of which are warrants; (viii) Heza Holding, Inc. which intends to sell up to 63,461shares of common stock, all of which are warrants; and (ix) Grushko & Mittman, P.C. which intends to sell up to 63,461 shares of common stock, all of which are warrants





The selling shareholders named in this prospectus are offering all of the 31,348,080 shares of common stock offered through this prospectus. There are no underwriters or broker-dealers associated with this offering. We will not receive any of the proceeds from the sale of the 12,715,386 shares of common stock by the selling shareholders. However, the Company will receive proceeds from the exercise of any of the 18,632,694 warrants issued. (See Section entitled "Use of Proceeds" and "Offering").



This offering and an investment in our shares involves a high degree of risk and is suitable only for those persons with substantial financial resources in relation to their investment and who understand the particular risks of this investment. Please see "Risk Factors" on pages 6-10 to read about factors you should consider carefully before buying our shares.


Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                TABLE OF CONTENTS


SUMMARY......................................................................3

OFFERING.....................................................................6

RISK FACTORS.................................................................7

FORWARD LOOKING STATEMENTS..................................................11

USE OF PROCEEDS.............................................................11

DIVIDEND POLICY.............................................................12

DILUTION....................................................................12

SELLING SHAREHOLDERS........................................................12

PLAN OF DISTRIBUTION........................................................14

LEGAL PROCEEDINGS...........................................................15

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS................16

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............17

DESCRIPTION OF SECURITIES...................................................18

INTEREST OF NAMED EXPERTS AND COUNSEL.......................................18

DISCLOSURE OF COMMISSION POSITION FOR SECURITIES ACT LIABILITY..............18

ORGANIZATION WITHIN THE LAST FIVE YEARS.....................................18

DESCRIPTION OF BUSINESS.....................................................19

MANAGEMENT DISCUSSION AND ANALYSIS..........................................27

DESCRIPTION OF PROPERTY.....................................................42

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................43

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS....................43

EXECUTIVE COMPENSATION......................................................44

FINANCIAL STATEMENTS........................................................47

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTANT CONTROL
AND FINANCIAL DISCLOSURE....................................................47

FURTHER INFORMATION.........................................................48

                                     SUMMARY


Global Aircraft Solutions, Inc. ("Global") was incorporated in Nevada on September 5, 1997. Our principal offices are now located at 6901 S. Park Ave., Tucson, AZ 85706. Global is a public company that trades in the U.S. over-the-counter market. Our common stock is quoted on the OTC Bulletin Board under symbol GACF. Global was formed as a holding company to establish, maintain and administer the equity and debt funding of any acquired subsidiaries as well as maintain such capitalization of any subsidiaries. On April 12, 2002, Global acquired 100% of the common stock of Johnstone Softmachine Corporation (Johnstone) pursuant to the Stock Purchase Agreement and Plan of Reorganization by and between LogiCapital Corporation (the principal shareholder of Johnstone), an entity controlled by John Brasher who, at that time, was a director of Global (he has since resigned). Mr. Brasher was also a principal stockholder of Global prior to the merger. As such, this transaction represented a transfer between control groups and is reported on a historical cost basis. Johnstone was formed on May 8, 1996 has had no substantial operations, and is in the development stage. Johnstone currently lacks the funding necessary to commence operations.

On May 2, 2002, Global acquired newly formed Hamilton Aerospace Technologies, Inc., a Delaware corporation, located at 6901 S. Park Ave., Tucson, AZ 85706 ("HAT") in a stock-for-stock exchange. HAT was formed on April 5, 2002 and commenced operations on April 15, 2002, to create a premier provider of aircraft maintenance, repair, and overhaul ("MRO") services to owners and operators of Transport Category commercial jet aircraft. Its customers are all aircraft operators, including passenger and cargo air carriers, and aircraft leasing companies. In conjunction with commencing operations on April 15, 2002, HAT entered into an agreement to purchase the operating assets and inventory from an existing MRO, Hamilton Aviation ("Sale of Assets Agreement") as well as entering into a Lease/Purchase Agreement with Hamilton Aviation for the same assets so that HAT could commence operations pending a closing of the Sale of Assets Agreement. Shortly after entering into this Sale of Assets Agreement, Hamilton Aviation filed for reorganization under Chapter 11 of the United States Bankruptcy Code. The Sale of Assets Agreement was submitted to the Bankruptcy Estate for approval as part of Hamilton Aviation's plan of reorganization; and pending the Bankruptcy Estate's review and acceptance of the Sale of Assets Agreement and such plan of reorganization, HAT and Hamilton entered into an interim agreement whereby HAT agreed to assume Hamilton Aviation's service contracts pending approval of the Sale of Assets Agreement. During the Bankruptcy Estate's review of the Sale of Assets Agreement and plan of reorganization, HAT and Hamilton renegotiated the terms and purchase price of the Sale of Assets Agreement; and in March 2004, the modified Sale of Assets Agreement was approved by the Bankruptcy Estate and memorialized and finalized by the entry of a Settlement Agreement among HAT, Hamilton Aviation and the Bankruptcy Estate. This Settlement Agreement was then confirmed by Order of the Bankruptcy Court dated May 6, 2004.

On July 15, 2004, Global acquired World Jet Corporation ("World Jet") a privately owned Nevada corporation, located at 6900 S. Park Ave., Tucson, AZ 85706 pursuant to a stock purchase agreement whereby Global acquired 100% of the stock of World Jet for a total purchase price of $2,050,000.00 payable as follows: 1) $1,250,000.00 in cash, 2) $300,000.00 promissory note, and 3)
1,000,000 shares of Global stock at a price of $0.50 per share as well as assuming all liabilities of World Jet including the income tax liability for World Jet fiscal 2003. World Jet is an aircraft parts sales and aircraft parts brokerage facility servicing aircraft operators, aircraft leasing companies and MRO facilities. Tucson, Arizona is the only workplace for Global, HAT and World Jet.

As a holding company, over 97% of Global's operations are currently conducted by our two operating subsidiaries (1)HAT which accounts for approximately 82% of Global's revenue; and (2) World Jet which accounts for approximately 15% of Global's revenue. Although a majority of Global's business is conducted by these two wholly owned subsidiaries, Global does report some revenue and operating expenses which represents less than 5% of the overall consolidated revenue, expenses and assets of Global on a stand alone basis. The operating expenses incurred by Global are for administrative, legal and accounting functions associated with Global managing the shares of its wholly owned subsidiaries as well as all activities related to capitalizing and maintaining adequate capitalization levels for its subsidiaries. The only revenue that has been reported by Global is revenue derived from a contract with Mesa Airlines, beginning in the third quarter of 2003 and ending in December of 2004. This represents the first revenue produced by Global since consolidation with HAT. This work was performed by HAT, but revenue and expenses were booked to Global because the customer wanted to contract directly with HAT's parent (Global) rather than with the wholly owned subsidiary (HAT).

HAT is an aircraft repair station licensed by the Federal Aviation Administration (FAA) and by the Joint Aviation Authority of the European Economic Community (JAA), and is known as an "Air Agency" in FAA parlance. Its MRO services include maintenance, repair, overhaul and modification services for narrow-body Transport Category aircraft, repair and overhaul services on a wide range of aircraft components and aircraft interiors. Our major modification services include the conversion of passenger aircraft to freighter configuration and technical support for third party modification programs.

HAT is a full service aviation maintenance and modification repair facility that primarily performs heavy maintenance and component overhaul of large narrow body jets, such as the Boeing 727, 737, 757, DC9 and MD80 series aircraft. HAT provides airport terminal "turn around" maintenance for most of the airlines operating into Tucson International airport. HAT also has extensive engine hush-kit experience including Federal Express and Raisbeck kits for Boeing 727 aircraft, ABX kits for DC9 aircraft, as well as Nordam and Av Aero kits for Boeing 737 aircraft. Below is a brief description of HAT's core services:

     o    Routine minor and major maintenance (phase checks A, B, C and D)
     o    Corrosion control and prevention programs
     o    Structural inspections
     o    Avionic upgrades
     o    Interior reconfiguration and refurbishment
     o    Strip and paint services to operators' livery requirements
     o    Comprehensive systems and structural modifications
     o    Flight test support
     o    Component overhaul

Maintenance and repairs for narrow body commercial jet aircraft constitutes HAT's core business. These services include simple repairs and servicing, heavy maintenance referred to as a "C-check" and complete overhaul referred to as a "D-check." In addition, HAT performs major configuration changes of commercial aircraft, such as interior reconfiguration and conversion from passenger service to cargo service. HAT provides services for each aircraft under a Maintenance and Service Agreement (MSA) with each operator. These contracts are generally fixed-price labor-only, with a cap on hours expended on unforeseen repairs. Parts are either provided by the operator or can be procured by HAT and resold to the operator. With certain long-term customers such as Jetran International, Pegasus and Falcon Air, HAT has entered into a General Terms Agreement, which is an umbrella agreement that covers the general framework for all services HAT expects to render to the customer. HAT is qualified to perform all levels of maintenance service from pre-flight checks up through complete major overhauls ("D" checks).

In addition to scheduled maintenance services, HAT also offers refinishing, painting and return-to-service maintenance. HAT also offers numerous related services, such as worldwide commercial aircraft pre-purchase inspection and appraisal services, post-purchase configuration, maintenance and operational program development, post-contract and post-lease condition assessment, commercial aircraft accident assessment and recovery, flight line maintenance, termination of lease recovery, and aircraft storage and storage maintenance.

Modification Services

HAT modification services include passenger to cargo conversions, engine noise suppression, power plant retrofits, and avionics upgrades to the latest in navigation, communication, and digital technology. HAT also provides interior replacement and refurbishment services as well variety of custom seating arrangements to meet operators' requirements, including all types of commercial configurations as well as special purpose interiors for sports teams, humanitarian missions or VIP aircraft.

Market

Narrow body commercial airliners (Boeing 727s, 737s, 757s, DC9s, MD80s) are HAT's primary market for selling aircraft maintenance, repair, and component overhaul services. Major commercial airlines, lower-tier airlines, package carriers, and charter operators operate these aircraft. We estimate that the worldwide market for MRO services is approximately $40 billion annually. HAT's target market of specific narrow body commercial jet aircraft constitutes an estimated 25% of the worldwide commercial aircraft maintenance market. Due to the relatively small portion of its revenues that come from activities other than its core MRO services

Ancillary Activities and Services

In addition to its core maintenance, repair, component overhaul and modification services, HAT opportunistically generates additional income from the following revenue sources encountered in the course of the company's day-to-day business activities: Distress purchases, Parts Sales, Commission Sales, Aircraft storage, Inspection and Certification, Aircraft Sales and Leasing Commissions, Aircraft Ferry and Flight Crew Services and Labor Contracting

HAT operating revenues consist primarily of service revenues and sales of materials consumed while providing services. World Jet revenues consist primarily of sales of aircraft parts. We saw revenue grow from $15,378,352 in 2003 to $30,851,118, over $2.5 million in net income, before taxes in 2004 compared with a loss of $1.3 million in 2003, and EBITDA increased from $(496,861) for 2003 to $3,160,845 in 2004. Although the company has reported net profits for the first two quarters of 2004, the Company has incurred an overall loss since May of 2002 and there is always a risk as to whether or not the Company will be able to continue to operate as a going concern and our auditor has issued a going concern opinion.

The following table graphically depicts the quarterly performance for Global, HAT and World Jet operating subsidiaries on a stand-alone and consolidated basis for the year ended December 31, 2004:


------------------- ------------------ -------------- --------------- -------------- -------------- ---------------
       Period       Income             Stand Alone    Stand Alone     Stand Alone    * Eliminate    Consolidated
------------------- ------------------ -------------- --------------- -------------- -------------- ---------------
Quarter Ended       Statement:         Global         HAT             World Jet        HAT/WJI         Global
------------------- ------------------ -------------- --------------- -------------- -------------- ---------------
March 31, 2004      Revenues           $    230,576   $ 3,355,532     $  789,964     $    (90,041)  $ 4,286,031
------------------- ------------------ -------------- --------------- -------------- -------------- -----------
                    Cost of Sales          (144,832)   (2,299,340)      (547,140)          90,041    (2,901,271)
------------------- ------------------ -------------- --------------- -------------- -------------- -----------
                    Expenses               (148,281)     (465,427)       (15,665)                      (629,393)
------------------- ------------------ -------------- --------------- -------------- -------------- -----------
                    Net Profit (Loss)     ($ 62,537)    $ 590,765     $  227,139                    $    755,367
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
June 30, 2004       Revenues           $  545,458     $ 3,083,528     $  743,721     $    (71,833)  $  4,300,874
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
                    Cost of Sales        (286,625)     (2,108,359)      (377,292)          71,833     (2,700,443)
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
                    Expenses             (313,422)       (496,757)        53,315                        (756,864)
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
                    Net Profit (Loss)   ($ 54,589)    $    478,412    $  419,744                    $    843,567
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
Sept. 30, 2004      Revenues           $   165,968    $  6,576,013    $1,893,902     $   (523,801)  $  8,112,082
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
                    Cost of Sales          (92,624)     (5,153,587)   (1,486,416)         523,801     (6,208,826)
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
                    Expenses              (654,333)       (338,106)     (232,162)                     (1,224,601)
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
                    Net Profit (Loss)  ($ 580,989)    $  1,084,320    $  175,324                    $    678,655
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
Dec. 31, 2004       Revenues           $    105,679   $ 12,273,815    $3,630,877     $ (1,858,239)  $ 14,152,131
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
                    Cost of Sales            67,437    (11,522,223)   (3,000,840)       1,858,239    (12,597,387)
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
                    Expenses               (265,837)      (710,418)     (345,416)                     (1,321,671)
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
                    Net Profit (Loss)     ($ 92,721)  $     41,174    $  284,620                    $    233,073
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
             2004   Revenues           $  1,047,681    $25,288,888    $7,058,464     $ (2,543,914)  $ 30,851,118
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
      Year End      Cost of Sales         (456,644)    (21,083,509)   (5,411,688)       2,543,914    (24,407,927)
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
       Results      Expenses            (1,381,873)     (2,010,708)     (539,948)                     (3,932,529)
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
                    Net Profit (Loss)     (790,836)   $  2,194,671    $1,106,827                    $  2,510,662
------------------- ------------------ -------------- --------------- -------------- -------------- ------------


 * The eliminate column reflects the $ amounts of Inter-Company Sales by World Jet to HAT in 2004. On a consolidated basis Revenues and Cost of Sales are reduced to reflect the Revenues and Cost of Sales for external sales only, with a zero $ impact on stand alone or consolidated profit (loss) figures.

The current registration includes 12,715,386 shares of common stock of the Company that have been issued pursuant to a private placement exempt from registration with the SEC pursuant to Rule 506 under Regulation D as promulgated by the SEC pursuant to Section 4(2), and 18,632,694 shares of common stock of the Company issueable upon exercise of warrants. If all warrants are exercised, the number of shares of common stock the Company is registering (31,348,080) will represent 63.6% of the authorized and outstanding shares of common stock of the Company.

Unless otherwise indicated, "Global Aircraft Solutions, Inc." "we", "us" "our" "Company" refer to Global Aircraft Solutions, Inc. and its subsidiaries.

                                    OFFERING

Securities                     Being Offered 12,715,386 shares of common stock
                              (1) and up to 18,632,694 shares of common stock upon the exercise of all warrants (2).

Securities Issued             30,650,386 shares of common stock were issued and
and to be Issued              outstanding as of the date of this prospectus and
                              an additional 18,632,694 shares of common stock will be issued and outstanding if all warrants are exercised (3). Also see footnote (2)

Use of Proceeds               We will not receive any proceeds from the sale of
                              the private placement issue of (i) 9,600,000 shares of common stock by the selling shareholder, Barron Partners, (ii) 1,000,000 shares of common stock by selling shareholder Ralph Garcia; and
                              (iii) 2,115,386 shares of common stock by selling shareholders Alpha, Stonestreet, Whalehaven and
                              Greenwich. We will receive the proceeds from the exercise of any of the warrants issued to the selling shareholders Barron Partners, Whalehaven,
                              Stonestreet, Greenwich, Alpha, JG Capital, Inc.,
                              Heza Holding and Grushko. See section entitled
                              "Use of Proceeds".

(1) 9,600,000 shares of common stock were issued to the selling shareholders, Barron Partners, pursuant to a private placement under Rule 506 of Regulation D of SEC Act of 1933. A total of 2,115,386 shares of common stock were issued to selling shareholders as follows: Whalehaven Capital Fund Limited ("Whalehaven") 288,462 shares; Stonestreet Limited Partnership ("Stonestreet") 384,616 shares; Alpha Capital ("Alpha") 1,250,000 shares and Greenwich Growth Fund Limited ("Greenwich") 192,308 shares pursuant to a private placement under Rule 506 of Regulation D of SEC Act of 1933. 1,000,000 shares of common stock were issued to selling shareholder Ralph Garcia pursuant to a private placement under Rule 506 of Regulation D of SEC Act of 1933 as partial compensation for the acquisition of World Jet Corporation.

(2) Warrants entitling the selling shareholder Barron Partners, JG Capital, Inc., Alpha, Stonestreet, Whalehaven, Greenwich, Heza Holding, Inc. and Grushko & Mittman, P.C. to an additional 18,632,694 shares of common stock upon the exercise of such warrants as follows: Barron Partners - warrants to purchase 7,200,000 shares of common stock at an exercise price of $0.68 per share and 7,200,000 shares of common stock at an exercise price of $1.36 per share; JG Capital, Inc. - warrants to purchase 720,000 shares of common stock at $0.34 per share, 95,192 shares of common stock at an exercise price of $0.52 per share, 540,000 shares of common stock at $0.68 per share, 47,597 shares of common stock at $1.00 per share, and 587,597 shares of common stock at $1.36 per share; ; Alpha- warrants to purchase 625,000 shares of common stock at an exercise price of $1.00 per share and 625,000 shares of common stock at an exercise price of $1.36 per share; Stonestreet - warrants to purchase 192,308 shares of common stock at an exercise price of $1.00 per share and 192,308 shares of common stock at an exercise price of $1.36 per share; Whalehaven - warrants to purchase 144,231 shares of common stock at an exercise price of $1.00 per share and 144,231 shares of common stock at an exercise price of $1.36 per share; Greenwich - warrants to purchase 96,154 shares of common stock at an exercise price of $1.00 per share and 96,154 shares of common stock at an exercise price of $1.36 per share; Heza Holding, Inc. - warrants to purchase 31,731 shares of common stock at an exercise price of $0.52 per share, 15,865 shares of common stock at an exercise price of $1.00 per share, and 15,865 shares of common stock at an exercise price of $1.36 per share; Grushko. - warrants to purchase 31,731 shares of common stock at an exercise price of $0.52 per share, 15,865 shares of common stock at an exercise price of $1.00 per share, and 15,865 shares of common stock at an exercise price of $1.36 per share.

(3) The amount of shares issued and outstanding will increase up to a maximum of 49,283,080 upon the exercise of all warrants. The amount of issued and outstanding shares includes 1.5 million shares of common stock issued to Seajay Holding which have been voided by the Company and for which the Company has filed a lawsuit against Seajay Holdings seeking a court order for the return of the 1.5 million shares (See "Legal Proceedings" section).

                                 Page 6 of of 95

                                  RISK FACTORS

Investing in our common stock involves a high degree of risk. Before agreeing to buy, you should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this prospectus:

PROBLEMS IN THE AIRLINE INDUSTRY


Problems in the airline industry could adversely affect our business. Since our customers consist primarily of passenger and cargo air carriers and aircraft leasing companies, the lingering effects of the terrorist events of September 11, 2001 continue to adversely impact the airline industry and consequently adversely impact our business. However, it does affect our business to a much lesser extent than it affects Maintenance, Repair, Overhaul and Modification
(MRO) firms that rely heavily on major airlines for business. When economic factors adversely affect the airline industry, they tend to reduce the overall demand for maintenance and repair services, causing downward pressure on pricing and increasing the credit risks associated with doing business with airlines. We cannot assure you that economic and other factors, which may affect the airline industry, will not adversely impact our business, financial condition or results of operations. Such adverse effects in the airline industry, can also adversely affect our aircraft parts sales business conducted by our wholly owned subsidiary, World Jet. Any event or occurrence which adversely impacts the aircraft maintenance industry will also adversely impact the aircraft parts sales industry because aircraft parts sales are directly related to the demand for maintenance of aircraft.

INCREASING COST OF JET FUEL


The potential for increasing costs in jet fuel prices may adversely affect our business. The price of jet fuel affects the maintenance and repair markets, since older aircraft, which consume more fuel and which account for most of our maintenance and repair services business, become less viable as the price of fuel increases.


TERRORIST ATTACKS


The events of September 11th have had a negative impact on the airline industry in general, and thereby indirectly on us. Factors arising (directly or indirectly) from these terrorist attacks which could affect our business may include: (i) the impact of these terrorist attacks and the impact in declines in air travel as a result of these terrorist attacks on the financial condition of one or more of our airline customers, (ii) possible increases in jet fuel prices as a result of events relating to these terrorist attacks, (iii) potential reductions in the need for aircraft maintenance due to declines in airline travel and cargo business and (iv) the adverse effect these terrorist attacks, or future events arising as a result of these terrorist attacks, on the economy in general.


AVIATION INDUSTRY IS SUBJECT TO HEAVY GOVERNMENT REGULATION


The aviation industry is highly regulated by the FAA in the United States and by similar agencies in other countries. We must be certified by the FAA, and in some cases authorized by the original equipment manufacturers, in order to repair aircraft components and to perform maintenance and repair services on aircraft. Commercial jets, like any other complex vehicles, require periodic maintenance to allow for their safe and economical operation. Unlike many vehicles, the repair and modification of such aircraft is highly regulated by the various aviation authorities in each country of operation around the world.

In the United States, the Federal Aviation Administration (FAA) regulates the manufacture, repair, overhaul and operation of all aircraft and aircraft equipment operated in the U.S. pursuant to the Federal Aviation Regulations
(FARs). The FAA must certify each authorized repair station, and certified facilities are issued an Air Agency Certificate. Each certificate contains ratings and limitations that specifically authorize the repair station to only perform certain types of services on specific makes and models of aircraft. FAA regulations are designed to ensure that all aircraft and aircraft equipment are continuously maintained in proper condition to ensure safe operation of the aircraft. Similar rules apply in other countries. All aircraft must be maintained under a continuous condition-monitoring program and must periodically undergo thorough inspection and maintenance. The inspection, maintenance and repair procedures for the various types of aircraft and aircraft equipment are prescribed by regulatory authorities and can be performed only by certified repair facilities utilizing certified technicians. Certification and conformance is required prior to installation of a part on an aircraft. We closely monitor the FAA and industry trade groups in an attempt to understand how possible future regulations might impact us.

There is no assurance that new and more stringent government regulations will not be adopted in the future or that any such new regulations, if enacted, will not materially adversely affect our business, financial condition or results of operations. Further, our operations are also subject to a variety of worker and community safety laws. In the United States, the Occupational Safety and Health Act mandates general requirements for safe workplaces for all employees. Specific safety standards have been promulgated for workplaces engaged in the treatment, disposal or storage of hazardous waste. We believe that our operations are in material compliance with health and safety requirements under the Occupational Safety and Health Act.

DEPENDENCE ON A SMALL NUMBER OF CUSTOMERS


For the partial year ended December 31, 2002, our 2 largest continuing customers accounted for approximately 80% of our total revenues, and our largest continuing customer accounted for approximately 43% of total revenues. For the year ended December 31, 2003, our 2 largest continuing customers accounted for 35.6% of our total revenues and our largest continuing customer accounted for approximately 25.3% of total revenues. Five customers accounted for 74.2% of our total 2003 revenue. The broadening of our customer base has spread the risk associated with the failure of a significant customer. Efforts are continually being made to broaden our customer base and we expect to further reduce this risk during 2004. While the relative significance of customers varies from period to period, the loss of, or significant curtailments of purchase of our services by, one or more of our significant customers at any time could adversely affect our revenue and cash flow. The customers upon which Company relies for 10% or more of its revenue as of the fiscal year ending December 31, 2004 are as follows:



HAT                                                   WORLD JET

Customer                   Percentage of Revenue      Customer          Percentage of Revenue
--------                   ---------------------      --------          ---------------------


Shaheen                             21%                HAT                      37%
Teebah Airlines                     13%                Aircraft, LLC            27%
Jetran International                11%
Falcon Air Express                  10%

World Jet's two largest customers through the fiscal year ended December 31, 2004 were Aircraft LLC and HAT and they accounted for 64% of World Jet's total revenue through this period. A significant curtailment in purchases of aircraft parts by one or more of World Jet's significant customers could adversely affect World Jet's revenues and cash flow since only two customers comprise 64% of World Jet's total source of revenue.


LEASE OF PROPERTY


Global's wholly owned subsidiary, HAT is currently conducting operations on leased property at the Tucson International Airport. The lease is a one year lease commencing 3/1/05 and permits HAT to apply for two additional one year options.


RISK OF OPERATING IN ONE LOCATION


Global conducts 97% of its operations through its two wholly owned subsidiaries, HAT and World Jet, at 6901 and 6900 South Park Avenue, Tucson, Arizona respectively. While World Jet serves as HAT's parts supply facility for aircraft parts at 6900 South Park Avenue Tucson, Arizona, and accounts for 15% of Global's total revenue, the MRO operation of HAT located at 6901 South Park Avenue, Tucson, Arizona comprises approximately 82% of Global's revenue. By having only one location for aircraft repair and maintenance HAT is at risk of temporary or permanent cessation of all operations should HAT encounter an event which renders its facility unusable for any period of time or HAT encounters any issues or problems related to the use of the facility at this location.

Although World Jet represents only 15 % of Global's operations, World Jet operates out of only one location in Tucson, Arizona and cessation of operation at this location due to events which render the facility unusable for any period of time will correspondingly adversely impact Global's operations and revenue stream. Since World Jet maintains all of its parts inventory at this one location, any damage to or destruction of this facility and/or the inventory will also adversely impact the Company.

UNDERCAPITALIZATION

From its inception through the fiscal year ending December 2003, HAT incurred operating losses and was undercapitalized. This undercapitalization is a direct result of a failed debenture financing agreement between HAT and various investors including Seajay Holdings, LLC (See detailed explanation under "Legal Proceedings"). As a consequence of this failed debenture capitalization, HAT remained under capitalized through December 2003. HAT received equity financing in May 2004 in the amount of $3,264,000.00 from selling shareholder Barron Partners, LP. and in September 2004, HAT received $1,100,000.00 from selling shareholders Alpha, Stonestreet, Whalehaven, and Greenwich to avoid defaulting on the Settlement Agreement with the bankruptcy estate of Hamilton Aviation. Moreover, in fiscal 2004, HAT operated at a net profit of $2,510,662.00. HAT's profitability in 2004 in conjunction with the receipt of $3,264,000.00 in equity financing and the receipt of $1,100,000.00 in funding to avoid a contract default and retain operating assets has resulted in HAT becoming properly capitalized.

STATUS AS A GOING CONCERN

The Company operating through its two wholly owned subsidiaries, HAT and World Jet, engages in business operations solely related to the aviation industry. Any problems in the airline/aviation industry may have an adverse impact on our operations and ability to operate as a going concern. Any terrorist incidents, increases in the price of Jet fuel, or other economic factors which adversely impact the airline/aviation industry could effect our ability to operate as a going concern. Moreover, any events which may adversely impact our ability to continue operations at our facilities at Tucson, Arizona could also adversely affect our ability to operate as a going concern. The Company has also incurred an overall loss since May of 2002 and there is a risk based upon these losses as to whether or not the Company will be able to continue to operate as a going concern and our auditor has issued a going concern opinion.

IMPACT OF BEING AN OTC BULLETIN BOARD STOCK

Global's common stock is quoted on the OTC Bulletin Board under the trading symbol GACF and is traded in the over-the-counter markets. Unless and until our common shares become quoted on the NASDAQ system or listed on a national securities exchange, we may at any time be subject to the "penny stock" provisions of the Exchange Act and applicable SEC rules. At any time when the market price of our common stock is below $5.00 per share, our common stock may be deemed to be a penny stock. In that event, our common stock will be subject to rules that impose additional sales practices on broker-dealers who sell our securities. For transactions covered by the penny stock rules, the broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the SEC. So long as Global's common shares are considered "penny stocks", many brokers will be reluctant or will refuse to effect transactions in Global's shares, and many lending institutions will not permit the use of penny stocks as collateral for any loans. This could have an adverse effect on the liquidity of our common stock.


OUR COMMON STOCK IS THINLY TRADED AND OUR STOCK PRICE MAY BE MORE VOLATILE THAN THE MARKET IN GENERAL


Because our common stock is thinly traded, its market price may fluctuate significantly more than the stock market in general or the stock prices of similar companies, which are exchanged, listed or quoted on NASDAQ. Our public float is approximately 12,500,000 shares, thus our common stock will be less liquid than the stock of companies with broader public ownership, and, as a result, the trading prices for our common stock may be more volatile. Among other things, trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger


SINCE BECOMING A PUBLIC COMPANY, WE HAVE NEVER PAID DIVIDENDS.


 Since becoming a public company in September of 1997, Global has never paid a dividend and does not expect to pay a cash dividend upon its capital stock in the foreseeable future.

RELIANCE ON EXECUTIVE OFFICERS AND KEY EMPLOYEES

Our continued success depends significantly upon the services of our executive officers and upon our ability to attract and retain qualified personnel in all of our operations. While we have or are issuing employment agreements with each of our executive officers and certain of our key employees, most of our employees are employed on an at-will basis. The loss of one or more of our executive officers and of a significant number of our other employees without capable replacements could materially adversely affect our business, financial condition or results of operations.

COMPETITION

The airline industry and the markets for our products and services are extremely competitive, and we face competition from a number of sources. Our competitors are other companies providing MRO services. Certain of our competitors are currently experiencing financial difficulties, and some or all of them may respond to their financial difficulties by reducing prices on their services to increase or retain market share. Any material deterioration in our financial condition is likely to affect our ability to compete with price-cutting by our competitors. Some of our competitors have substantially greater financial and other resources than us. We cannot assure you that competitive pressures will not materially adversely affect our business, financial condition or results of operations.

PRODUCT LIABILITY

Our business exposes us to possible claims for personal injury or death, which may result from the failure of an aircraft or an aircraft part repaired or maintained by us or from our negligence in the repair or maintenance of an aircraft or an aircraft part. While HAT maintains what we believe to be adequate liability insurance to protect us from claims of this type, based on our review of the insurance coverage maintained by similar companies in our industry, we cannot assure you that claims will not arise in the future or that our insurance c overage will be adequate. Additionally, there can be no assurance that insurance coverage can be maintained in the future at an acceptable cost. Any liability of this type not covered by insurance could materially adversely affect our business, financial condition or results of operations.

SUSCEPTIBILITY TO OTHER LIABILITY CLAIMS

Our business exposes us to possible claims for personal injury or death, which may result if we were negligent in repairing or overhauling an airplane. We cannot assure you that claims will not arise in the future or that our insurance coverage will be adequate to protect us in all circumstances. Additionally, we cannot assure you that we will be able to maintain adequate insurance coverage in the future at an acceptable cost. Any liability claim not covered by adequate insurance could materially adversely affect our business, financial condition or results of operations.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Offering and exercise of all warrants, the Company will have outstanding 49,283,080 shares of Common Stock. Of these shares, the Common Stock sold in the Offering will be freely tradable without restriction or limitation under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The Company, its executive officers, directors and stockholders, have agreed that, for a period of 180 days from the date of this Prospectus, they will not sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase or otherwise transfer or dispose of, any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock, subject to certain exceptions. The sale of a substantial number of shares of Common Stock in the public market following the Offering, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and/or impair the Company's ability in the future to raise additional capital through the sale of its equity securities.

PRICE VOLATILITY

The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. From time to time in recent years, the securities markets have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Common Stock.

IMPACT OF WARRANT EXERCISE ON MARKET

In the event of the exercise of a substantial number of warrants within a reasonably short period of time after the right to exercise commences, the resulting increase in the amount of our common stock in the trading market could substantially affect the market price of our common stock.

PREEMPTIVE RIGHTS

The selling shareholders, Barron Partners, Alpha, Stonestreet, Whalehaven and Greenwich have preemptive rights/rights of first refusal with respect to all shares they hold or may acquire whereby each such investor shall have the right to participate in any equity or debt convertible into equity or equivalent financing, by the Company on a pro rata basis at 100 percent (100%) of the offering price, provided that the price of such financing is not less than $0.68 per share. If the price is less than $0.68 per share, then each investor shall have the right to invest at 80% of such price. One risk of such preemptive rights is that it may make it difficult to attract new capital since new investors could, in effect, overpay compared to those who possess preemptive rights that it may make it extremely difficult to obtain new financing unless we purchase back the issued preemptive rights. Another risk factor of the existing preemptive rights would be that dilution may occur to the extent that the selling shareholders exercise their preemptive rights/rights of first refusal (see section titled "Dilution").

THE MARKET PRICE OF OUR COMMON STOCK COULD BE DEPRESSED BY FUTURE SALES

Future sales of our common stock, or the perception that these sales could occur, could adversely affect the market price of our common stock. We cannot assure you as to when, and how many of, the shares of our common stock will be sold and the effect these sales may have on the market price of our common stock. In addition, we may issue additional shares of common stock in connection with possible future acquisitions or other transactions. Although these securities may be subject to regulatory or contractual resale restrictions, as these restrictions lapse or if these shares are registered for sale to the public, they may be sold to the public. In the event we issue a substantial number of shares of our common stock, which subsequently become available for unrestricted resale, there could be a material adverse effect on the prevailing market price of our common stock.


                           FORWARD LOOKING STATEMENTS

This prospectus contains certain forward-looking statements and information relating to Global Aircraft Solutions, Inc. "Global" and its wholly owned subsidiaries Hamilton Aerospace Technologies Inc. ("HAT") and World Jet Corporation , ("World Jet") that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this report, the words "anticipate", "believe", "estimate", "expect", "intend", "plan" and similar expressions, as they relate to Global, HAT, World Jet, or its management, are intended to identify forward-looking statements. These statements reflect management's current view of Global, HAT and World Jet concerning future events and are subject to certain risks, uncertainties and assumptions, including among many others relating to our results of operations: competitive factors, shifts in market demand, and other risks and uncertainties (including those described under "Risk Factors" below and elsewhere in this\report), our ability to generate sufficient working capital to meet our operating requirements and service our indebtedness, our ability to refinance our secured debt, or to convert such debt to equity, maintaining good working relationships with our vendors and customers, our ability to attract and retain qualified personnel, future terrorist-related activities, economic factors that affect the aviation industry, changes in government regulation, increases in fuel prices, and the overall economy.

                                 USE OF PROCEEDS


We will not receive any proceeds from the sale of (i) 9,600,000 shares of common stock offered through this prospectus by the selling shareholder Barron Partners; (ii) the 2,115,386 shares of common stock offered through this prospectus by selling shareholders Whalehaven, Alpha, Stonestreet, or Greenwich; or (iii) the 1,000,000 shares of common stock offered through this prospectus by selling shareholder Ralph Garcia. We will receive the proceeds from the exercise of any warrants issued to selling shareholeder Barron Partners, JG Capital, Inc.. Whalehaven, Alpha, Stonestreet, Greenwich, Heza Holdings or Grushko. These proceeds, if all warrants are exercised, will amount to $18,800,266.16. The intended use of these proceeds will be for working capital, acquisition of assets and acquisitions of businesses. We have used the proceeds of $3,264,000.00 already received from the Barron Partners private placement equity funding and the $1,100,000.00 private placement equity funding received from Stonestreet, Alpha Capital, Whalehaven and Greenwich as follows:


$3,264,000.00 - working capital and acquisition of World Jet

$1,100,000.00 - purchase of operating assets from bankruptcy estate of Hamilton
                Aviation

                                 DIVIDEND POLICY

The Company does not intend to pay any cash dividends with respect to its Common Stock in the foreseeable future, Rather, the Company intends, after the consummation of the Offering, to retain its earnings, if any, for use in the operation of its business.

                                    DILUTION

The Company is a reporting Company. Dilution to our existing shareholders will occur should the selling shareholders exercise the warrants. If the selling shareholders exercise any of the warrants dilution may occur to the extent of such exercise. If all warrants are exercised, selling shareholder, Barron Partners, will own 49% of the issued and outstanding common stock of the Company; selling shareholder Alpha will own 5.1% of the issued and outstanding common stock of the Company; selling shareholder Stonestreet will own 1.57% of the issued and outstanding common stock of the Company; selling shareholder Whalehaven will own 1.18% of the issued and outstanding common stock of the Company; selling shareholder Greenwich will own .7% of the issued and outstanding stock of the Company; selling shareholder JG Capital, Inc. will own 4.07% of the issued and outstanding common stock of the Company; selling shareholder Heza Holdings will own 0.01% of the issued and outstanding common stock of the Company; and selling shareholder Grushko will own 0.01% of the issued and outstanding common stock of the Company. The selling shareholders, Barron Partners, Alpha, Stonestreet, Whalehaven and Greenwich also have preemptive rights/rights of first refusal with respect to all shares held or acquired whereby each such investor shall have the right to participate in any equity or debt convertible into equity or equivalent financing, by the Company on a pro rata basis at 100 percent (100%) of the offering price, provided that the price of such financing is not less than $0.68 per share. If the price is less than $0.68 per share, then each investor shall have the right to invest at 80% of such price. The selling shareholders, Heza Holdings, Grushko, Ralph Garcia and JG Capital, Inc., do not have any such preemptive rights. The Company has also adopted the following stock option and stock compensation plans for directors, officers and employees of Global and HAT: (i) 2002 Compensatory Stock Option Plan for directors and officers of Global and HAT which has reserved a maximum of 3,000,000 shares of common stock of which 1,920,000 shares of common stock remain available to be issued; and (ii) 2003 Employee Stock Compensation Plan for employees of HAT which has reserved a maximum of 5,000,000 shares of common stock of which 2,800,000 shares of common stock remain available to be issued.


                              SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering all of the 31,348,080 shares of common stock offered through this prospectus. The shares include the following:

1. 9,600,000 shares of our common stock that selling shareholder, Barron Partners, acquired from us in an offering that was exempt from registration pursuant to Section 4(2) as amended of the Securities Act of 1933 and completed on May 31, 2004; 2,115,386 shares of our common stock that the selling shareholders Whalehaven, Stonestreet, Alpha and Greenwich acquired from us in an offering that was exempt from registration pursuant to
     Section 4(2) as amended of the Securities Act of 1933 and completed on September 3, 2004; 1,000,000 shares of our common stock that the selling shareholder Ralph Garcia acquired from us in an offering that was exempt from registration pursuant to Section 4(2) as amended of the Securities Act of 1933 as partial consideration for the purchase of World Jet; 14,400,000 shares of our common stock that selling shareholder, Barron Partners, may receive pursuant to warrants issued in conjunction with the issue of 9,600,000 shares of Common Stock on May 31, 2004; 1,990,386 shares of our common stock selling shareholder, JG Capital, Inc., may receive pursuant to warrants; 1,250,000 shares of our common stock selling shareholder Alpha may receive pursuant to warrants; 384,616 shares of our common stock selling shareholder Stonestreet may receive pursuant to warrants; 288,462 shares of our common stock selling shareholder Whalehaven may receive pursuant to warrants; 192,308 shares of our common stock selling shareholder Greenwich may receive pursuant to warrants; 63,461 shares of our common stock selling shareholder Heza Holdings may receive pursuant to warrants; and 63,461 shares of our common stock selling shareholder Grushko may receive pursuant to warrants.


The following table provides as of April 18, 2005, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:


1.   The number of shares owned by each prior to this offering;

2.   The total number of shares that are to be offered for each;

3. The total number of shares that will be owned by each upon completion of the offering;

4.   The percentage owned by each; and

5.   The identity of the beneficial holder of any entity that owns the shares.

To the best of our knowledge, the named parties in the table that follows are the beneficial owners and have the sole voting and investment power over all shares or rights to the shares reported. In addition, the table assumes that the selling shareholders do not sell shares of common stock not being offered through this prospectus and do not purchase additional shares of common stock; however, all selling shareholders may be deemed underwriters. The column reporting the percentage owned upon completion assumes that all shares offered are sold, and is calculated based on 49,283,080 shares outstanding upon the exercise of all warrants.



 Name of                          Shares            Total of               Total           Percent
 Selling Shareholder            Owned Prior        Shares                  Shares           Owned
                                  To This            Offered               After            After
                                  Offering          For Sale              Offering         Offering
---------------------------------------------------------------------------------------------------
Barron Partners                  9,600,000         24,000,000 (4)             0                0
(Andrew Worden
controlling person)

JG Capital, Inc.                 1,990,386 (5)     1,990,386                  0                0
(Richard Josephberg
controlling person)


Ralph Garcia                     1,000,000         1,000,000                  0                0


Alpha                            1,250,000         2,500,000 (6)              0                0
(Knorad Ackerman
And Rainer Posch
controlling persons)

Stonestreet                      384,616             769,232 (7)              0                0

Whalehaven                       288,462             576,924 (8)              0                0

Greenwich                        192,308             384,616 (9)              0                0

Heza Holding, Inc.               63,461 (10)         63,461                  0                0
(Ari Kluger
controlling person)

Grushko                          63,461 (11)         63,461                  0                0
(Edward Grushko,
controlling person)





(4)  14,400,000 of which are underlying warrants held by selling shareholders
(5)  underlying warrants held by selling shareholders
(6)  1,250,000 of which are underlying warrants held by selling shareholders
(7)  384,616 of which are underlying warrants held by selling shareholders
(8)  288,462 of which are underlying warrants held by selling shareholders
(9)  192,308 of which are underlying warrants held by selling shareholders
(10) underlying warrants held by selling shareholders
(11) underlying warrants held by selling shareholders

To our knowledge, none of the selling shareholders:

1. Has had a material relationship with Global or HAT other than as a shareholder as noted above at any time within the past three years; or
2.   Has ever been an officer or director of Global or HAT

Selling Shareholder Ralph Garcia, was the majority shareholder of the acquired company World Jet Corporation during the past three (3) years.



                              PLAN OF DISTRIBUTION

The selling shareholders have not informed us of how they plan to sell their shares. However, they may sell some or all of their common stock in one or more transactions, including block transactions:

1. on such public markets or exchanges as the common stock may from time to time be trading;

2.   in privately negotiated transactions;

3.   through the writing of options on the common stock;

4.   in short sales; or

5.   in any combination of these methods of distribution.

The sales price to the public may be:

1.   the market price prevailing at the time of sale;

2.   a price related to such prevailing market price; or

3. such other price as the selling shareholders determine from time to time. The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.


The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold sharesat the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders also may have distributed, or may distribute, shares to one or more of their partners who are unaffiliated with us. However, only those selling shareholders who are listed in this prospectus, or added through post-effective amendment or supplement, may resell through this prospectus. We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.


We are bearing all costs relating to the registration of the common stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock, however, will be borne by the selling shareholders or other party selling the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of their common stock. In particular, during times that the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1. not engage in any stabilization activities in connection with our common stock;
2. furnish each broker or dealer through which common stock may be offered, such copies of this prospectus amended from time to time, as may be required by such broker or dealer; and
3. not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.


                                LEGAL PROCEEDINGS

On June 29, 2004, the Company initiated a lawsuit against Corwin Foster and Jane Doe Foster, husband and wife, and Seajay Holdings, LLC a Michigan Limited Liability Company (the "Defendants") in the United States District Court for the District of Arizona requesting entry of a judgment for the return of 1,500,000 shares of common stock Global and HAT have asserted claims that Corwin Foster (who is the sole shareholder and president of Seajay Holdings) and Seajay Holdings acquired 1,500,000 shares of common stock of Global as part of a Stock Exchange Agreement without consideration for the receipt of such common stock. The Company is pursuing the return of these shares. This lawsuit emanates from a stock exchange agreement of April 2002 whereby Old Mission Assessment ("OMAC") agreed to provide HAT financing and capital for its newly established business. OMAC and its officers Corwin Foster and others, entered into two debenture related agreements on April 15, 2002 whereby OMAC agreed to pay to HAT the sum of $1,500,000.00 under each debenture agreement on or before July 15, 2002. In consideration of this agreement HAT agreed to provide to various investing parties, including Corwin Foster's entity Seajay Holdings, shares of stock of HAT. On or about May 2, 2002, Global acquired HAT in a stock exchange thereby entitling the investing parties, including Corwin Foster's entity Seajay Holdings, to Global stock in consideration for the $3,000,000.00 investment. Seajay Holdings acquired 1,500,000 shares of common stock of Global pursuant to this transaction. Although Global stock was issued to the investors, including Corwin Foster's entity Seajay Holdings, HAT/Global only received $400,535.00 of the agreed upon $3,000,000.00 to be paid pursuant to the debenture agreements. Since payment in full was never received by Global for the shares of common stock issued as consideration for the debenture agreements, Global was able to secure the return of all common stock issued in connection with the debenture agreements except the 1,500,000 shares of common stock issued to Corwin Foster's entity Seajay Holdings. Global has agreed to return the $400,535.00 of the agreed upon $3,000,000.00 received pursuant to the debenture agreements. This sum was released from escrow and paid to United Pay Phone, an investor in OMAC, pursuant to an agreed upon order of court.

Although Global has made repeated demands upon Corwin Foster and Seajay Holdings to return the 1,500,000 shares of common stock, Corwin Foster and Seajay Holdings have failed and refused to return such stock. As a consequence of Corwin Foster's and Seajay Holdings failure to return the common stock received, Global initiated legal proceedings for damages in the amount of no less than $1,000,000.00 plus interest and fees; the return of the 1,500,000 shares of common stock; and punitive damages in the amount of $10,000,000.00.

On September 17, 2004, James Scott filed a complaint of discrimination against HAT with the Arizona State Attorney General's Office claiming that he was not eligible for re-hire because of his race, Black, in violation of the Arizona Civil Rights Act, as amended, and Title VII of the Civil Rights Act of 1964, as amended. On October 29, 2004, HAT filed a Position Statement with the Arizona State Attorney General's Office denying the allegations in the complaint based upon the facts that 1) James Scott was not an employee of HAT and was not released or ineligible for re-hire by HAT, he was employed by Job-Aire Services, released by Job-Aire Services and designated as not eligible for re-hire by Job-Aire Services, a supplier of temporary employees in the aviation industry; and 2) James Scott was not eligible for placement by Job-Aire with HAT as a consequence of prior performance issues at HAT during a previous placement by Job-Aire.

On September 7, 2004, Murphy Emelike filed a complaint of discrimination against HAT with the Arizona State Attorney General's Office claiming that he was not hired because of his race, Black, in violation of the Arizona Civil Rights Act, as amended, and Title VII of the Civil Rights Act of 1964, as amended. On November 15, 2004, HAT filed a Position Statement with the Arizona State Attorney General's Office denying the allegations in the complaint based upon the facts that 1) Murphy Emelike was not an employee of HAT he was employed by Job-Aire Services, a supplier of temporary employees in the aviation industry; and 2) Murphy Emelike was not permitted to work at HAT through Job-Aire Service because Mr. Emelike failed to report to work and Job-Aire Services filled his position by another individual who was eligible to work and reported for the assigned job.

World Jet is not involved in any legal proceedings.

                    DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS,
                               AND CONTROL PERSONS

The Directors and Officers of Global, all of those whose one year terms will expire May 2005, or at such a time as their successors shall be elected and qualified are as follows:


Name & Address        Age           Position                       Date First Elected          Term Expires
-----------------------------------------------------------------------------------------------------------
Ian Herman             58         Chairman/CEO/CFO/Director             5/02                       5/05

John Sawyer            39         Director & President                  5/02                       5/05

Gordon Hamilton        51         Director                              5/02                       5/05


Alfredo Mason          43         Director                              5/04                       5/05

Lawrence Mulcahy       55         Director                              5/04                       5/05


Each of the foregoing persons may be deemed a "promoter" of the company, as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

No Executive Officer or Director of the Corporation has been the subject of any Order, Judgment, or Decree of any Court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No Executive Officer or Director of the corporation has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding which is currently pending.

No Executive Officer or Director of the corporation is the subject of any pending legal proceedings.

Resumes

Ian Herman: CEO/CFO/Chairman. From 2002 through the present, Mr. Herman has served as the CEO/CFO and Chairman of Global Aircraft Solutions, Inc. and its subsidiaries. From 2000 through the present, Mr. Herman has been the President of the Financial Capital Group, Inc. which is engaged in financial and business consulting. From 1995-2000, Mr. Herman was Chairman and a Board Member for the British government handling major inward investments into the United Kingdom as well as administering and evaluating projects in diverse industries totaling more than $200,000,000.00. During his tenure with the British government, Mr. Herman was awarded the Freedom of the City of London in recognition of his services. During the period of 1990-1999, Mr. Herman was the Chief Executive Officer of his own accounting and business consulting business specializing in publishing, healthcare, telecommunications, airlines, manufacturing and information technology. From 1988-1990 Mr. Herman was Chairman and Chief Executive Officer for British World Airways Limited.

John B. Sawyer: President, Chief Operating Officer and Director. From May 2002 through the present, Mr. Sawyer has been the President of Global Aircraft Solutions, Inc.. From 1998 through May 6, 2002, John Sawyer was Chief Operating Officer of Hamilton Aviation, Inc. From 1996 until 1997, Mr. Sawyer was president of Matrix Aeronautica S.A. de C.V., a Mexican repair station located in Tijuana, Baja California. John received an A.A. in Aerospace Engineering from the University of Texas (Austin). In 1986 John joined Pan American World Airways based in Berlin, Germany. Subsequent to that he worked as a Production Foreman at Raytheon, a Quality Control Supervisor at TIMCO, a Heavy Maintenance Representative for World Airways, and Director of Quality Control at Federal Express Feeder.

Gordon D. Hamilton: Director. Gordon is the son of Hamilton Aviation founder, Gordon B. Hamilton, and literally grew up in the aviation business. Mr. Hamilton joined Hamilton Aviation full time as Vice President, Marketing after graduating with honors from the University of Chicago in 1978 with a BA in Tutorial Studies. Gordon became President and Chief Executive Officer of Hamilton Aviation in 1993; a position that he held until joining Hamilton Aerospace in 2003.

Alfredo Alejandro Mason: Director. From 1983 - 1986 Mr. Mason was the Director of Administration and Engineering for Pan Aviation Airlines. From 1986 - 1988 Mr. Mason was the Senior Account Executive for the Aviation and Aerospace Division of Marsh & McLennan. From 1988 - 1990 Mr. Mason was the Director of Aviation and Aerospace for Sedgwick James. From 1990 - Present Mr. Mason was the founder of and currently serves as the President and CEO of Southeast Marine and Aviation Insurance. Mr. Mason attended Embry-Riddle Aeronautical University where he majored in Aeronautical/Aerospace Engineering and also attended the University of Miami where he studied International Finance and Insurance.

Lawrence Mulcahy: Director. Since 1988, Mr. Mulcahy has served as the President of L.L. Industries, d/b/a Davis Kitchens. Davis Kitchens is a wholesale distributor of cabinetry for commercial and residential use. Since 1994, Mr. Mulcahy has served as the President of Becker Specialties and Manufacturing in Tucson, AZ, a manufacturer of plastic laminate countertop blanks. Mr. Mulcahy has also been a partner in Davis Kitchens since 1994. Mr. Mulcahy received his B.S. in Economics from the University of Arizona and was a member of the United States Air Force prior to attending college.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT


The following table sets forth information on the ownership of the company's voting securities by Officers, Directors and major shareholders as well as those who own beneficially more than five percent of the company's issued and outstanding common stock through the most current date - April 18, 2005:



Title of Class     Name                               Amount                 Percent Owned
--------------     ----                               ------                 -------------

Common             Perugia Design                     2,000,000                  6.52%
                   1904 East 4th St.
                   Tucson, AZ 85719
                   Control Person
                   Paula Cooper Hamilton

Common             Officers/Directors as a Group      5,430,000                  17.72%
                   6901 S. Park Ave.
                   Tucson, AZ 85706

Common             Officers/Directors Individually

Common             Ian Herman/Officer & Director      2,690,000                   8.77%
                   6901 S. Park Ave.
                   Tucson, AZ 85706

Common             John Sawyer/Officer & Director     2,740,000                   8.9%
                   6901 S. Park Ave.
                   Tucson, AZ 85706

Common             Barron Partners, LP                9,600,000                  31.32%
                   730 Fifth Ave.
                   9th Floor
                   New York, NY 10019

                            DESCRIPTION OF SECURITIES

The company's Certificate of Incorporation authorizes the issuance of 100,000,000 Shares of Common Stock, .001 par value per share and 5,000,000 shares of preferred stock. On May 17, 2004, the Company cancelled all authorized shares of preferred stock. There is no preferred stock outstanding. The board of directors retains the right to issue shares of preferred stock and determine the rights associated with the preferred stock including, but not limited to rate of dividends; voting rights; priority; rights in liquidation; and any other privileges. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock have cumulative voting rights. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefore. In the event of a liquidation, dissolution, or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Barron Partners, Alpha, Stonestreet, Whalehaven, and Greenwich are the only holders of Common Stock that have preemptive or rights of first refusal with respect to such shares.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the legality of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

        DISCLOSURE OF COMMISSION POSITION FOR SECURITIES ACT LIABILITIES

Global's By-Laws allow for the indemnification of company Officers and Directors in regard to their carrying out the duties of their offices. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or other controlling persons in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

                       ORGANIZATION WITHIN LAST FIVE YEARS

Global was incorporated in Nevada on September 5, 1997 as a holding company. Global was formed as a holding company to establish, maintain and administer the equity and debt funding of any acquired subsidiaries as well as maintaining such capitalization of any subsidiaries. In April 2002, Global issued 3,000,000 shares of common stock to LogiCapital in a stock for stock exchange of Johnstone SoftMachine ("JSM") a Colorado Corporation that never existed past the development stage. JSM held a data license, but Global never exploited such data license and no revenue was generated therefrom as Global chose to focus its efforts entirely in the aircraft maintenance, repair and overhaul industry. On May 2, 2002, Global acquired newly formed HAT in a stock-for-stock exchange. On July 15, 2004 (effective as of January 1, 2004), Global acquired World Jet Corporation, a privately owned Nevada corporation, located at 6900 S. Park Ave., Tucson, AZ 85706 ("World Jet") pursuant to a stock purchase agreement whereby Global acquired 100% of the stock of World Jet for a total purchase price of $2,050,000.00 payable as follows: 1) $1,250,000.00 in cash, 2) $300,000.00 promissory note, and 3) 1,000,000 shares of Global stock at a price of $0.50 per share as well as assuming all liabilities of World Jet including the income tax liability for World Jet fiscal 2003. World Jet is an aircraft parts sales and aircraft parts brokerage facility servicing aircraft operators, aircraft leasing companies and MROM facilities

                             DESCRIPTION OF BUSINESS


Global is a public company that trades in the U.S. over-the-counter market. Our common stock is quoted on the OTC Bulletin Board under symbol GACF. Global was formed as a holding company to establish, maintain and administer the equity and debt funding of any acquired subsidiaries as well as maintaining such capitalization of any subsidiaries. We are a holding company, and over 97% of our operations are currently conducted by our two operating subsidiaries, HAT which accounts for approximately 82% of Global's revenue and World Jet Corporation ("World Jet"), which accounts for approximately 15% of Global's revenue. Although a majority of Global's business is conducted by it's wholly owned subsidiaries, HAT and World Jet, Global does report some revenue and operating expenses which represents less than 5% of the overall consolidated revenue, expenses and assets of Global on a stand alone basis. The operating expenses incurred by Global are for administrative, legal and accounting functions associated with Global managing the shares of it's wholly owned subsidiaries as well as all activities related to capitalizing and maintaining adequate capitalization levels for it's subsidiaries. The only revenue that has been reported by Global is revenue derived from a contract with Mesa Airlines beginning in the third quarter of 2003 and represents the first revenue produced by the parent Company (Global) since consolidation with HAT. This work is performed by HAT, but booked to Global because the customer wanted to contract directly with HAT's parent (Global) rather than with the wholly owned subsidiary
(HAT).


HAT was organized on April 5, 2002 and World Jet was organized on April 22, 1997. Unless otherwise specified, the operations discussed below pertain to operations of HAT since its inception on April 5, 2002 and the operations of World Jet since January 1, 2004. On May 2, 2002, Global acquired newly formed HAT, a Delaware corporation ("HAT") in a stock-for-stock exchange. HAT was formed on April 5, 2002, and began operations on April 15, 2002 to create a provider of aircraft maintenance, repair, overhaul ("MRO") services to owners and operators of Transport Category commercial jet aircraft. Its customers are all aircraft operators, including passenger and cargo air carriers, and aircraft leasing companies. On July 15, 2004, (effective as of January 1, 2004), Global acquired World Jet Corporation, a privately owned Nevada corporation, located at 6900 S. Park Ave., Tucson, AZ 85706 ("World Jet") pursuant to a stock purchase agreement whereby Global acquired 100% of the stock of World Jet for a total purchase price of $2,050,000.00 payable as follows: 1) $1,250,000.00 in cash, 2) $300,000.00 promissory note, and 3) 1,000,000 shares of Global stock at a price of $0.50 per share as well as assuming all liabilities of World Jet including the income tax liability for World Jet fiscal 2003. World Jet is an aircraft parts sales and aircraft parts brokerage facility servicing aircraft operators, aircraft leasing companies and MROM facilities.



HAMILTON AEROSPACE TECHNOLOGIES, INC. ("HAT")


HAT is an aircraft repair station licensed by the Federal Aviation Administration (FAA) and by the Joint Aviation Authority of the European Economic Community (JAA). Its MRO services include maintenance, repair, overhaul and modification of narrow-body Transport Category aircraft; repair and overhaul of aircraft components and aircraft interiors. Our major modification services include the conversion of passenger aircraft to freighter configuration and technical support for third party modification programs.

While the airlines and large leasing operators get the lion's share of attention, MRO facilities such as HAT are companies in the aviation industry that provide services for the following reasons:

     First, no modification or repair can be made to any aircraft, nor can any parts be installed, inspected or certified, except by FAA or similarly certified repair facilities.

     Second, aircraft require regular inspection and maintenance in accordance with FAA or similar regulations and must regularly visit repair stations.

     Third, operators frequently rely on repair stations to obtain parts for them, and many operators rely on repair stations entirely to manage their parts usage.

     Fourth, when operator customers have planes to be torn down and parted out, or parts inventories to be disposed of, repair stations are often called upon to do the work and find buyers for the parts.

     Fifth, because of their closeness to their operator customers, repair stations often are the first to learn of bargains on parts inventories and aircraft.

     Sixth, repair stations can avoid many of the effects of aviation downturns because air fleets still must undergo scheduled maintenance irrespective of industry conditions. Even in a severe downturn when large numbers of aircraft are parked, aircraft storage can still be a profit center for repair stations.

     Seventh, HAT's extensive working relationships with aircraft leasing companies, airlines, subcontractors and vendors provides the foundation for identifying and evaluating further asset and company acquisitions.

OPERATIONS
----------

HAT holds FAA Air Agency Certificate #HOCR426X ("FAA Certificate") as an authorized and approved FAA repair station, which permits HAT to service narrow body large commercial jet aircraft. This certificate allows HAT the following ratings: Instrument, Accessory, Limited Airframe, and Limited Engine for the following aircraft (with certain limitations for each rating and aircraft):

RATING             MANUFACTURER          MAKE/MODEL
------             ------------          ----------

Airframe           Boeing                B-727-100-200 - All Series
                   Boeing                B-737-100/200/300/400/500 - All Series
                   Boeing                B-757 - All Series
                   Douglas               DC-8 - All Series
                   Douglas               DC-9 - All Series

Power Plant        Pratt & Whitney       JT-3D
                   Pratt & Whitney       JT-8D
                   General Electric      CFM-56

NON-DESTRUCTIVE INSPECTION, TESTING AND PROCESSING

HAT is inspected regularly by the FAA for conformity to federal regulations and consistently passes those inspections with no significant discrepancies. Weekly visits by the primary maintenance inspector (PMI) from the FAA provide continuous monitoring of all HAT activities. HAT maintains a working relationship with the FAA staff and all work is carried out according to the standards and requirements of the FARs.

HAT also holds an equivalent certificate in the European Economic Community, JAA Agency No. JAA.5903. Without the JAA certificate, HAT would not be allowed to work on aircraft that operate in European Economic Community ("EEC") airspace. Both certificates are in good standing. Licensure and regulation of aviation companies is almost exclusively federal in nature.

Quality Assurance (which includes Quality Control and Inspection) and Production functions are separate and distinct at HAT, as required by the FAA, and the management of each is autonomous from the other, as federal law requires. Upon completion, all work will have been fully documented as to the materials used, parts and labor applied, and conformity to the approved data and FARs.

MRO Services

HAT is a full service aviation maintenance and modification repair facility that primarily performs heavy maintenance and component overhaul of large narrow body jets, such as the Boeing 727, 737, 757, DC9 and MD80 series aircraft. HAT has extensive engine hush-kit experience including Federal Express and Raisbeck kits for Boeing 727 aircraft, ABX kits for DC9 aircraft, as well as Nordam and Av Aero kits for Boeing 737 aircraft. Below is a brief description of HAT's core services:

o     Routine minor and major maintenance (phase checks A, B, C and D)
o     Corrosion control and prevention programs
o     Structural inspections
o     Avionic upgrades
o     Interior reconfiguration and refurbishment
o     Strip and paint services to operators' livery requirements
o     Comprehensive systems and structural modifications
o     Flight test support
o     Component overhaul

HAT provides services for each aircraft under a Maintenance and Service Agreement (MSA) with each operator. These contracts are generally fixed-price labor-only, with a cap on hours expended on unforeseen repairs. Parts are either provided by the operator or can be procured by HAT and resold to the operator. Delivery of the aircraft to and from HAT's facility are at the operator's cost and risk, and HAT requires each operator to execute a Final Acceptance and Release which acknowledges that the services have been performed properly, that the commercial aircraft is airworthy, and which, apart from contractual warrantees, releases HAT from any financial or legal responsibility with respect to the aircraft and services. With certain long-term customers such as Jetran International, Pegasus, Falcon Air and Custom Air, HAT has entered into a General Terms Agreement, which is an umbrella agreement that covers the general framework for all services HAT expects to render to the customer.

HAT is qualified to perform all levels of maintenance service from pre-flight checks up through complete major overhauls ("D" checks). Because of its low overhead structure and the experience of its employees, HAT is widely recognized throughout the industry as a provider of cost-effective, quality maintenance services for Boeing 727 and 737 and DC9/MD80 aircraft. HAT is now building its reputation in the newly entered Boeing 757 market.

In addition to scheduled maintenance services, HAT also offers refinishing, painting and return-to-service maintenance. HAT also offers numerous related services, such as worldwide commercial aircraft pre-purchase inspection and appraisal services, post-purchase configuration, maintenance and operational program development, post-contract and post-lease condition assessment, commercial aircraft accident assessment and recovery, flight line maintenance, termination of lease recovery, and aircraft storage and storage maintenance.

Component Overhaul:

In order to better support its aircraft maintenance operations, HAT has been developing its component overhaul capabilities. HAT performs maintenance, repair and overhaul of airframe components, including fairing panels, nacelle systems and exhaust systems, and refurbishes aircraft interior component

Modification Services:

The pace of technological advancement in the commercial aircraft industry, including new developments in aerodynamics, metallurgy, composite materials, electronics and computer-based devices, constantly offer new opportunities to improve aircraft performance and communications. Due to the very high cost of new aircraft, these advances have increased the advantages of retrofitting existing dependable, supportable and economical-proven commercial aircraft with state-of-the-art technology by improving utility, performance and value.

HAT modification services include passenger to cargo conversions, engine noise suppression, power plant retrofits, and avionics upgrades to the latest in navigation, communication, and digital technology. Also, airline passengers quickly form their opinion of aircraft from the attractiveness and comfort of the interior. HAT provides interior replacement and refurbishment services as well variety of custom seating arrangements to meet operators' requirements, including all types of commercial configurations as well as special purpose interiors for sports teams, humanitarian missions or VIP aircraft.

HAT plans to opportunistically grow its modification services. However, HAT intends at this time to concentrate its business-building efforts in its primary maintenance services.

Regulatory Oversight:

Aircraft maintenance and modification is a highly regulated industry, and a good working relationship with the FAA is essential to the successful operation of an FAA-approved Repair Station such as HAT. The policy of HAT management is to work closely and proactively with the FAA, which has resulted in the relationship needed to insure that when significant issues do occasionally arise between HAT and the FAA they are addressed in a reasonable and constructive nature.

Market:

Narrow body commercial airliners (Boeing 727s, 737s, 757s, DC9s, MD80s) are HAT's primary market for selling aircraft maintenance, repair, and component overhaul services. Major commercial airlines, lower-tier airlines, package carriers, regional airlines and charter operators operate these aircraft. Although the severe industry-wide impact of the September 11th event still is being felt today, we estimate that the North American market for MRO services is approximately $40 billion annually. HAT's target market of specific narrow body commercial jet and regional aircraft constitutes an estimated 25% of the worldwide commercial aircraft maintenance market. Due to the relatively small portion of its revenues that come from activities other than its core MRO services, HAT has not examined the markets for those other activities.

Customers and Revenue Streams:

When it was first launched, HAT concentrated its marketing efforts on so-called "Tier 2" operators of older, narrow-body commercial jets, particularly Boeing 727 aircraft. HAT has expanded those efforts and now pursues both Tier 1 and Tier 2 narrow-body and regional jet operators.


HAT's customers as of the end of fiscal 2004 include Shaheen Airlines (21%) a Pakistani air carrier, Teebah (13%), a Jordanian aircraft leasing company, Jetran International (11%), an aircraft trading and leasing company, Falcon Air Express (10%) a 121 United States passenger operator, Aero Micronesia (7%) a 121 freight operator, Aero California (5%), a Mexican airline, Pegasus Aviation (4%), a large aircraft leasing company, as well as a number of smaller customers. HAT is working to increase and diversity its customer base and expects to sign more large maintenance contracts.


Ancillary Activities and Services:

In addition to its core maintenance, repair, component overhaul and modification services, HAT opportunistically generates additional income from the following revenue sources encountered in the course of the company's day-to-day business activities: o Distress purchases: HAT is able to buy planes and parts at pennies on the dollar, re-certify parts, engines and airframes and resell them at a profit.


     o Parts Sales: HAT generates revenue on all parts it installs in customer aircraft.

     o Commission Sales: HAT buys parts on request for customers that don't maintain parts inventory and charges a commission for that service.

     o Aircraft storage: HAT offers environmentally favorable aircraft storage to aircraft operators and has some 60 aircraft parked on its ramp for which the customers are paying both tarmac space rental and storage maintenance labor and components. Because it costs tens of thousands of dollars to fly them to another comparable facility, most of these aircraft will be returned to service at a cost of hundreds of thousands of dollars each in new work for Hamilton.

     o Inspection and Certification: HAT charges a service to inspect and to re-certify parts, engines and airframes for customers.

     o Aircraft Sales and Leasing Commissions: HAT takes full advantage of its position as a maintenance provider to earn commissions on aircraft sales or leases.

     o Aircraft Ferry and Flight Crew Services: HAT offers aircraft ferry service and flight crew operations, to shuttle aircraft for maintenance or repositioning. Contract crews are used in order not to create additional overhead.

     o Labor Contracting: HAT provides teams of technicians to understaffed competitors on a contract basis, or as field teams to rescue distressed aircraft in remote locales.


These other services are synergistic in that each can generate additional services and opportunities. For example, HAT typically gets the maintenance and overhaul work on aircraft stored on its tarmac, due to the tens of thousands of dollars often required to relocate such aircraft. HAT also frequently gets the first offer to buy or broker aircraft due to knowledge of the industry and its ability insect, appraise, and return the aircraft to service on a turn-key basis in accordance with the new operator's specifications. These abilities exist because, as described above, aircraft repair stations such as HAT are companies at the center of the aviation industry.

Emphasis on Quality:

Our MRO facility is licensed by the FAA and JAA. We emphasize quality and on-time delivery to our customers. We are focused on meeting and exceeding FAA and JAA requirements. As industry, regulatory and public awareness have focused on safety, our ability to meet and exceed these requirements on a consistent basis has become important to customers.


Description of Property and Facilities:

HAT is located in Tucson, Arizona at Tucson International Airport. This favorable location provides 360 days of sunshine per year together with extremely low humidity year round. The facility is situated on the northwest ramp on 22 acres of concrete within the airport proper.

The HAT facility is fully paved with concrete sufficient to handle the largest aircraft on any part of its 22 acres. Two hangars provide the space for any modification and maintenance work that must be performed indoors. The larger hanger has 180' clear span and is 185' deep (30,400 sq. ft.) enabling it to wholly enclose a DC9 and a 727 at the same time. Immediately adjacent on the south side of this hangar are 3,300 square feet of office space which house the electrical shop, avionics, quality control and the library. The hangar has been modified to use as a paint booth as needed.

The smaller hangar is 100' clear span by 100' deep (10,000 sq. ft.) with 2,000 square feet of office space on the north side and another 4,000 square feet of enclosed space on the south. Offices for production planning and control are in this area, as engineering, the welding shop, receiving, materials and purchasing departments. The two hangars face each other at a distance of approximately 220 feet. Numerous mobile offices have been added to provide additional space for administrative and customer representative offices.

To the southeast of the large hangar is a 12,000 foot covered building used to store aircraft components and maintenance equipment. A 9,000 square foot warehouse on the west side of the facility houses the interior department as well as additional storage for materials and records. Both main hangars are equipped with lighting, water, compressed air, and 115/220/440 volt AC electricity. All office spaces are heated and cooled.

Asset Purchases:


On April 15, 2002, HAT entered into an agreement to purchase the operating assets and inventory from an existing MRO, Hamilton Aviation ("Sale of Assets Agreement") as well as entering into a Lease/Purchase Agreement with Hamilton Aviation for the same assets so that HAT could commence operations pending a closing of the Sale of Assets Agreement. Shortly after entering into this Sale of Assets Agreement, Hamilton Aviation filed for reorganization under Chapter 11 of the United States Bankruptcy Code. The Sale of Assets Agreement was submitted to the Bankruptcy Estate for approval as part of Hamilton Aviation's plan of reorganization; and pending the Bankruptcy Estate's review and acceptance of the Sale of Assets Agreement and such plan of reorganization, HAT and Hamilton entered into an interim agreement whereby HAT agreed to and assume Hamilton Aviation's service contracts ("Service Agreement") pending approval of the Sale of Assets Agreement. During the Bankruptcy Estate's review of the Sale of Assets Agreement as part of Hamilton Aviation's plan of reorganization, HAT and Hamilton Aviation renegotiated the terms and purchase price of the Sale of Assets Agreement; and in March 2004, the modified Sale of Assets Agreement was approved by the Bankruptcy Estate and memorialized and finalized by the entry of a Settlement Agreement among HAT, Hamilton Aviation and the Bankruptcy Estate. This Settlement Agreement was then confirmed by Order of the Bankruptcy Court dated May 6, 2004.

 The Settlement Agreement provides for the acquisition of all the ramp equipment, special tooling, FAA-approved data, office furnishings and equipment, including phone and computer systems necessary to perform the functions required to operate the FAA-approved aircraft repair station. These assets are located in the HAT facility and are being used daily in HAT's operations. More specifically, the equipment and tooling includes:


     o Ground equipment consisting of stands, compressors, jacks, tugs, power and hydraulic equipment, etc.
     o Special tools appropriate to the specific type of aircraft applied for on the FAA Air Agency application, including engine slings, jack pads, hand tools, special fittings, etc.
     o Computer hardware and software relevant to the inventory purchased and repair logistics management
     o Machinery including drill presses, lathes, shears, brakes, presses and other machine shop equipment.
     o General tools used in repair, maintenance and modification of commercial aircraft.

The Settlement Agreement also includes certain intellectual property assets from Hamilton Aviation as well as the estate of Gordon B. Hamilton (deceased), including all uses of the name "Hamilton," "Hamilton Aviation," "Gordon B. Hamilton," "Gordon D. Hamilton," "Hamilton Brothers," and "Hamilton Aeronautics".

The Settlement Agreement requires a down payment of $100,000, $73,365.75 of which had already been paid, and monthly payments of $15,000 plus interest at 6% per annum. An additional lump sum payment is to be made by HAT within 60 days of the Entry date plus $50,000 shall be paid on or before each annual anniversary of the Entry Date. The agreement has a reduced payoff provision stipulating that if all payments have been made in a timely manner by the fifth anniversary date of the entry date $1,000,000 will be considered as payment in full, otherwise the amount is to be $1,500,000. The agreement calls for a five year entry date anniversary profit payment equal to one-half of HAT's net profits in excess of 12%, but limited so as to provide no more than a total of all payments due of $1,500,000 plus interest over the five-year term of the agreement. The Company recorded the $1,500,000 as the total liability pursuant to the Settlement Agreement.

As set forth above, during the quarter ended March 31, 2004, the Sale of Assets Agreement was renegotiated and finalized in the Settlement Agreement. The liabilities which accrued during the period HAT was operating pending approval of the transaction by the bankruptcy estate were not required to be paid. The overaccrued liabilities have been recognized as a gain during the period ended June 30, 2004.


Employees and Employment


At December 31, 2004 a total of approximately 150 employees were employed by HAT. World Jet has approximately 20 employees consisting of sales staff and administrative personnel. In connection with the acquisition of World Jet by Global, Global retained the entire World Jet staff including key sales and management personnel to maintain customer contacts and relations to assure a smooth and consistent administration of operations.

All employees are highly trained and qualified. During the last quarter of 2003, a reassessment of the HAT business plan resulted in the decision to employ a work force whose number would be adequate to handle the workflow without downtime in slower periods. This decision was focused on increased efficiency and profitability. The employment capacity of the facilities currently occupied by HAT is estimated to be at least up to 500 full-time employees working two staggered shifts, which allows for considerable growth in the future. Global, World Jet and HAT are non-union and believe that their relationships with employees are good. HAT's management is also experienced in the hiring, training, and retention of people necessary to operate its repair, maintenance and modification facilities.

Based upon the available talent pool, Global, World Jet, and HAT believe that their needs for labor will be addressed adequately in the future. This includes the key technical positions that require licensure by the FAA. The Company does not expect that identifying; attracting and retaining qualified personnel in any of the key areas will be difficult.

In addition, Pima Community College, located in Tucson, has been training mechanics since 1991. Pima operates a major new training facility adjacent to HAT's facility. HAT works closely with Pima to apprentice new Pima students to work at HAT and to hire experienced Pima alumni.

Due to complexity of aircraft maintenance operations, it is essential that HAT employ highly experienced and highly competent people in key management positions. This is necessary both to attract and keep business and to maintain HAT's good standing with the FAA. Accordingly, HAT has found it most cost effective to attract and keep key personnel by offering attractive salaries, while aggressively replacing those key employees who, after given a reasonable opportunity to do so, fail to successfully meet their job requirements. While this may seem harsh, the critical public safety issues associated with commercial aircraft maintenance require that HAT quickly identify and address any shortcomings in the oversight of its activities.

Similarly, in an industry where aircraft down time represents tens of thousands of dollars a day in lost revenue, and a misdrilled hole or a bolt left in an engine inlet can cost tens of thousands of dollars to address, HAT has found it most cost effective to pay its production personnel wages at the higher end of national standards while demanding in return a high level of professionalism from its employees. To insure that a good level of communication is maintained with all employees, HAT provides regular written evaluations to all employees.

Significant Employees

The following persons are considered significant employees of our HAT subsidiary:


Ian Herman, Chairman and Chief Executive Officer. See Biography information under Section titled Directors, Executive Officers, Promoters, and Control Persons.

John B. Sawyer, President. See Biography information under Section titled Directors, Executive Officers, Promoters, and Control Persons.


Alan R. Abate, Vice President and Senior Corporate Officer. Mr. Abate started his aviation career in 1976 at Hamilton Aviation. During his early years, he earned his FAA Airframe and Powerplant certificates and honed his skills in transport category aircraft repair, maintenance and modification. In 1986, Mr. Abate joined the management team at Hamilton Aviation. Working days and going to school at night, he earned an Advanced Certificate and AAS degree, with honors, in Business Administration from Pima College in Tucson, Arizona. Since joining HAT shortly after its inception in April 2002, Mr. Abate has been responsible for contract management and corporate administration including human resources and information systems for Hamilton Aerospace.

Patricia Graham, Vice President of Finance. Since 1995, Patricia Graham has been associated with the aviation industry serving as Divisional Controller for IAC Complete Controls, Inc., as Regional Controller for American Aircarriers Support, Inc., and as Controller and Corporate Officer for Evergreen Air Center, Inc. prior to joining HAT. Ms. Graham graduated Summa Cum Laude from the University of Arizona with a B.S. in Business Administration. Ms. Graham has over 15 years history in accounting, fiscal planning and budgetary operations, as well as 5 years public accounting experience.

David T. Querio - Vice President of Operations, Hamilton Aerospace Mr. Querio joined the company in May 2004 and brings with him over 21 years of aviation industry maintenance and maintenance management experience. Prior to joining HAT, Mr. Querio was Vice President of Operations for a large FAR145 Repair Station supervising in excess of 450 personnel. Prior to this, Mr. Querio served as Vice President, General Manager of the AMS Goodyear, AZ facility; Vice President, Engineering and Maintenance for Mesa Airlines; Vice President, Maintenance for Mahalo Airlines and Vice President; Customer Support, Planning and Sales for West Virginia Air Center. Mr. Querio also worked for American Airlines for nine years in numerous mechanical and management positions.


The following persons are considered significant employees of our World Jet, Inc subsidiary:
--------------------------------------------------------------------------------

Ralph Garcia, General Manager, World Jet Corporation. Mr. Garcia established World Jet Corporation in 1996 as a broker in the aircraft parts industry. World Jet Corporation operated an aircraft parts facility in Los Angeles, CA until 2003 when the company relocated it's operations to Tucson, AZ. Mr. Garcia was the owner and managing director of World Jet Corporation for 7 years until January 1,2004, the effective date of the acquisition of World Jet Corporation by Global Aircraft Solutions, Inc. After the acquisition in January 2004, Mr. Garcia accepted employment as the General Manager of the World Jet Corporation division of Global Aircraft Solutions, Inc. Prior to establishing World Jet Corporation in 1996, Mr. Garcia was self employed as an independent sales and marketing representative and has over 15 years of experience in sales and the aviation industry.

Andrew Maxam, Sales. Mr. Maxam started in the aviation business in 1987 as director of sales with American Aerospace, Inc From 1991 - 1996 Mr. Maxam served as President of International Aerotech, Inc., an aerospace parts sales company employing 25 in Irvine, CA. Currently Mr. Maxam is responsible for sales for World Jet Corp,.

Ramon P. Curbita, Accountant. Has been with the company since 2000. A professional with 17 years experience in accounting and other related fields. He has extensive knowledge in various industries such as banking, manufacturing, construction, wholesale and retail industry. Graduated college with the a Bachelor of Science Degree in Commerce, major in Accounting and an undergraduate of Master in Business Administration at the Polytechnic University of the Philippines. He held various positions as Finance and Operations Manager for Tan Holdings Group of Companies in Guam and Chief Accountant for Saipan Ice and Water Company in the Commonwealth of the Northern Mariana Islands, U.S. Commonwealth, Pacific.

WORLD JET CORPORATION, INC. ("WORLD JET")
-----------------------------------------

Operations and Services
-----------------------

World Jet sells and brokers the sale of aircraft parts, airframe components, engines and engine materials including Expendables, Rotables and Consumables. Expendables are miscellaneous hardware items such as nuts, bolts, rivets, screws, etc. used as part of the aircraft part installation and service process. Rotables are serialized aircraft parts and components that are FAA certificated and tracked as FAA certified parts. Consumables are miscellaneous supplies such as sealants, grease, oil, lubricants, tape, etc. that are used and consumed in conjunction with the installation of Expendables and Rotables. World Jet brokers the sale of aircraft parts, airframe components, engines and engine materials and also maintains an inventory of it's own overhauled aircraft parts, airframe components, engines and engine materials for re-sale. When brokering such materials and parts, World Jet introduces other aircraft parts sellers with aircraft parts consumers who are in need of certain aircraft parts and receives a brokerage commission for arranging such sale. World Jet also maintains an inventory of aircraft parts, airframe components, engines and engine materials for re-sale which World Jet obtains from distressed companies and by purchasing aircraft and salvaging and overhauling the parts therefrom. If any parts purchased by World Jet from distressed companies or removed and salvaged from aircraft purchased by World Jet require any repairs or overhaul, World Jet outsources such repair and/or overhaul work to an FAA approved repair and overhaul facility which must comply with FAA regulations regarding the traceability of certificated aircraft parts. World Jet services aircraft operators, aircraft leasing companies and MROM facilities such as HAT. World Jet is recognized by the Airline Suppliers Association ("ASA") as an ASA-100 (FAA Advisory Circular 00-56) accredited supplier of aircraft parts. This certification, audited annually, is recognized and accepted by the FAA for suppliers of replacement aircraft parts. World Jet supplies certified airframe components, engines and engine material and aircraft parts.

Regulatory Oversight
--------------------

World Jet is a seller/broker of aircraft parts which is not an operation or activity which is regulated by the FAA or any other governing body or governmental agency; however, any aircraft parts sold by World Jet must be accompanied by documentation verifying that such part is traceable to either an FAA approved manufacturer, overhaul or repair facility, or an FAA certificated operator. In furtherance of satisfying customers that World Jet does sell and broker parts that are traceable to FAA certification, World Jet voluntarily participates in the Airline Suppliers Association ("ASA") which requires an annual audit of suppliers of aircraft parts to verify that such supplier maintains the proper traceability documents, properly tags aircraft parts in support of such traceability and maintains proper packaging and storage of aircraft parts. In addition to the foregoing, World Jet also certifies to each customer that any part or material sold was not involved in any incident and is not government surplus.

Property and Facilities
-----------------------

World Jet operates out of a 73,000 square foot facility in Tucson, Arizona. This facility consists of office space and warehouse space to accommodate the aircraft parts (Expendables, Rotables and Consumables), airframe components, engines and engine material inventory maintained by World Jet. This facility is located directly across the street from HAT which allows HAT immediate access to aircraft parts, (Expendables, Rotables and Consumables), airframe components, engines and engine material necessary to perform MRO services without incurring any costs or delays that may be related to shipping and improves the turn time of any such services provided.

Employees
---------

World Jet has approximately 20 employees consisting of sales staff and administrative personnel. In connection with the acquisition of World Jet by Global, Global retained the entire World Jet staff including key sales and management personnel to maintain customer contacts and relations to assure a smooth and consistent administration of operations.

                       MANAGEMENT DISCUSSION AND ANALYSIS


We are a holding company, and over 97% of our operations are currently and were as of April 18, 2005, conducted by our operating subsidiaries, HAT and World Jet Corporation located in Tucson, Arizona. Unless otherwise specified, the operations discussed below pertain to operations of Global and HAT from April 5, 2002 until December 31, 2004 and discussions of operations from January 1, 2004 through December 31, 2004 pertain to operations of Global and it's two wholly owned subsidiaries, HAT and World Jet Corporation.

On December 10, 2004, the Renegade Venture (NEV) Corporation formally changed it's name to Global Aircraft Solutions, Inc. pursuant to vote of shareholders on October 26, 2004. The corporate name was changed in order to more accurately reflect the business operations of the Company. Global Aircraft Solutions, Inc. ("Global"), is a public company that trades in the U.S. over-the-counter market. Our common stock is quoted on the OTC Bulletin board under the symbol GCAF (formerly RDVN). Global was formed as a holding company to establish, maintain and administer the equity and debt funding of any acquired subsidiaries as well as maintaining such capitalization of any subsidiaries. We are a holding company, and over 97% of our operations are currently conducted by our two operating subsidiaries, Hamilton Aerospace Technologies, Inc. ("HAT") which accounts for approximately 82% of Global's revenue and World Jet Corporation ("World Jet"), which accounts for approximately 15% of Global's revenue. Although a majority of Global's business is conducted by it's wholly owned subsidiaries, HAT and World Jet, Global does report some revenue and operating expenses which represents less than 5% of the overall consolidated revenue, expenses and assets of Global on a stand alone basis. The operating expenses incurred by Global are for administrative, legal and accounting functions associated with Global managing the shares of it's wholly owned subsidiaries as well as all activities related to capitalizing and maintaining adequate capitalization levels for it's subsidiaries. The only revenue that has been reported by Global is revenue derived from a contract with Mesa Airlines beginning in the third quarter of 2003 and represents the first revenue produced by the parent Company (Global) since consolidation with HAT. This work is performed by HAT, but booked to Global because the customer wanted to contract directly with HAT's parent (Global) rather than with the wholly owned subsidiary
(HAT).

On May 2, 2002, Global acquired newly formed aviation company Hamilton Aerospace Technologies, Inc., a Delaware corporation ("HAT") in a stock-for-stock exchange. HAT was formed on April 5, 2002 and commenced operations on April 15, 2002, to create a premier provider of large aircraft Maintenance, Repair, Overhaul and Modification ("MROM") services to owners and operations of certain Transport Category commercial jet aircraft. Its customers are all aircraft operators, including passenger and cargo air carriers, and aircraft leasing companies. Global's plan of operation for the immediate future is to seek and to acquire, if possible, aviation industry related businesses to complement its HAT subsidiary such as the recent acquisition of World Jet. On July 15, 2004 (effective January 1, 2004), Global acquired World Jet Corporation, a privately owned Nevada corporation, located at 6900 S. Park Ave., Tucson, AZ 85706 ("World Jet") pursuant to a stock purchase agreement whereby Global acquired 100% of the stock of World Jet for a total purchase price of $2,050,000.00 payable as follows: 1) $1,250,000.00 in cash, 2) $300,000.00 promissory note, and 3)
1,000,000 shares of Global stock at a price of $0.50 per share as well as assuming all liabilities of World Jet including the income tax liability for World Jet fiscal 2003.. World Jet is an aircraft parts sales and aircraft parts brokerage facility servicing aircraft operators, aircraft leasing companies and MRO facilities. Additionally, the Company will seek to expand HAT. Global will not limit its search for business combination candidates to any particular geographical area. Management of Global will seek combination candidates in the United States and other countries, as available time and resources permit, through existing associations and by word of mouth. This plan of operation has been adopted in order to attempt to create value for Global's shareholders.


Hamilton Aerospace Technologies ("HAT")


HAT is an aircraft repair station licensed by the Federal Aviation Administration (FAA) and by the Joint Aviation Authority of the European Economic Community (JAA), and is known as an "Air Agency" in FAA parlance. HAT provides MRO services include maintenance, repair, overhaul and modification services for narrow-body Transport Category aircraft, repair and overhaul services on a wide range of aircraft components and aircraft interiors, and servicing of Pratt & Whitney JT8D and General Electric CFM56 engines. HAT's major modification services comprise the conversion of passenger aircraft to freighter configuration. In order to control overhead expense, some services are outsourced, such as engine overhaul.

Key operational strategies of HAT are governed by the complexity of aircraft maintenance operations. It is essential that HAT employ highly experienced and highly competent people in key management positions. This is necessary both to attract and keep business and to maintain HAT's good standing with the FAA. Accordingly, HAT has found it most cost effective to attract and keep key personnel by offering attractive salaries, while aggressively replacing those key employees who, after given a reasonable opportunity to do so, fail to successfully meet their job requirements. While this may seem harsh, the critical public safety issues associated with commercial aircraft maintenance require that HAT quickly identify and address any shortcomings in the oversight of its activities.

Similarly, in an industry where aircraft down time represents tens of thousands of dollars a day in lost revenue, and a miss-drilled hole or a bolt left in an engine inlet can cost tens of thousands of dollars to address, HAT has found it most cost effective to pay its production personnel wages at the higher end of national standards while demanding in return a high level of professionalism from its employees. To insure that a good level of communication is maintained with all employees, HAT provides regular written evaluations to all employees.

The principal focus of the operations group at HAT is the implementation of strategies to enhance worker productivity, which include assigning dedicated crews and dedicated project managers to each maintenance and modification job, ongoing training for supervisors, project managers and quality control personnel, and improving material flow to each job site.

Management has rejected a policy of growth for growth's sake in favor of focusing on profitability and building a good reputation for HAT's operations group by limiting work contracts to those perceived to have a high probability of success. This strategy is also beneficial to the company's marketing efforts in that a good track record of maintenance and modification contracts, delivered successfully on-time and on-budget, is by far the most potent tool for securing new work contracts. In managing its operations, the Company is committed to continuously evaluating the adequacy of its management structure and its existing systems and procedures; including its quality control, financial, and internal controls systems. HAT is focused on maintaining a small, but tightly knit and multi-tasking, highly experienced management team.

Aircraft maintenance and modification is a highly regulated industry, and a good working relationship with the FAA is essential to the successful operation of an FAA-approved Repair Station such as HAT. The policy of HAT management is to work closely and proactively with the FAA, which has resulted in the very positive relationship needed to insure that when significant issues do occasionally arise between HAT and the FAA they are addressed in a reasonable and constructive nature.

HAT competes principally on the high quality of its services and its price competitiveness due to its location in the Southwest. Location related benefits include low labor rates; a dry, mild climate enabling HAT to do many MRO projects outdoors; and the low cost of its Tucson facility.

The large aircraft repair business is highly competitive. Revenues are sensitive to adverse changes in the air carrier business, with factors such as airline profit levels, changes in fuel costs, average fare levels, and passenger demand. The heavily regulated airline industry, however, requires scheduled maintenance and repair services irrespective of industry economics, thus providing a reasonably steady market for HAT's services.

World Jet Corporation ("World Jet")

On July 15, 2004 (effective January 1, 2004), Global acquired World Jet Corporation ("World Jet"), a privately held, Nevada corporation, pursuant to a stock purchase agreement whereby Global acquired 100% of the stock of World Jet for a total purchase price of $2,050,000.00 payable as follows: 1) $1,250,000.00 in cash, 2) $300,000.00 promissory note, and 3) 1,000,000 shares of Global stock at a price of $0.50 per share as well as assuming all liabilities of World Jet including the income tax liability for World Jet fiscal 2003. World Jet is an aircraft parts sales and aircraft parts brokerage facility located across the street from Global's wholly owned operating subsidiary HAT in Tucson, Arizona. World Jet services aircraft operators, aircraft leasing companies and MRO facilities such as HAT. World Jet has been a supplier of aircraft parts to HAT since HAT's inception in April 2002 and acquiring World Jet as part of HAT's operations is a natural and beneficial association. World Jet is recognized by the Airline Suppliers Association ("ASA") as an ASA-100 (FAA Advisory Circular 00-56) accredited supplier of aircraft parts. This certification, audited annually, is recognized and accepted by the FAA for suppliers of replacement aircraft parts. World Jet supplies certified airframe components, engines and engine material and aircraft parts. By acquiring World Jet, Global now owns and aircraft parts supplier through which its subsidiary, HAT, can more easily and more cost effectively acquire aircraft parts to support its MRO operations as well as gaining access to other revenue generating operations in the aircraft parts and brokerage industry.

World Jet's operating revenues consist primarily of revenues from sales of aircraft parts. Since aircraft parts sales are directly related to maintenance of aircraft, aircraft parts sales fluctuate and are impacted by the timing of maintenance by air carriers. Increases in aircraft maintenance prompted by FAA Administrative Directives or slower periods in air travel will correspondingly increase the demand for aircraft maintenance and aircraft parts. The September 11 terrorist attacks carried out against the United States in 2001 had a severe impact on the aviation industry including aircraft parts sales due to the fact that many aircraft were retired from service as a consequence of reduced air travel thereby reducing the number of aircraft requiring maintenance, service and parts.

RECENT DEVELOPMENTS AFFECTING OUR OPERATIONS

The September 11th terrorist attacks carried out against the United States of America in 2001 have had a severe impact on the aviation industry. As a result of these attacks and the related aftermath, many commercial passenger airlines and air cargo carriers reported significant reductions in their operations, taking more than 20% of their aircraft out of service, either parking them or returning them to leasing companies. This reduction in operations caused the airline industry in general to incur significant losses in 2001, 2002, and 2003 and decreased revenues for MRO facilities that depend significantly on airline customers, which HAT does not. While airlines have seen increases and remain hopeful that passenger levels will soon return to pre-September 11th levels, the effect of the terrorist acts, the continued alerts by the U.S. Department of Homeland Security and fears of new terrorist attacks, the U.S.-led invasion of Iraq, high fuel costs and the general state of the economy could quite possibly produce negative impact on the aviation industry.

RESULTS OF OPERATIONS

HAT operating revenues consist primarily of service revenues and sales of materials consumed while providing services. Cost of sales consists primarily of labor, materials and freight charges. Our operating results have fluctuated in the past and may fluctuate significantly in the future. Many factors affect our operating results, including timing of repair orders and payments from large customers, competition from other third-party MROM service providers, the state of the aviation industry and the number of customers seeking services, the impact of fixed pricing on gross margins and our ability to accurately project our costs, our ability to obtain financing and other factors.

Significant portions of our operating expenses, such as insurance, rent, debt payments, certain salaries and such, are relatively fixed. Since we typically do not obtain long-term commitments from our customers, we must anticipate the future volume of orders based upon the historic patterns of our customers and upon discussions with our customers as to their future requirements. Cancellations, reductions or delays in orders by a customer or group of customers could have a material adverse effect on our business, financial condition and results of operations.





2003 Operations
---------------

Results in the first quarter, ended March 31, 2003, reflect the continual upward trend in revenues for HAT. Operating revenue for the three months ended March 31, 2003 was $3,448,225. HAT was not in existence during the first quarter of 2002, and Global had no other operations during Q1 of 2002, thus a direct comparison of operating results for the first quarter is not possible. However, by contrast, our total revenues from April 15, 2002 inception through December 31, 2002, a period of approximately eight months, were $5,009,703 and our revenues for the fourth quarter of 2002 were $2,074,326.

On a consolidated basis, we realized $121,845 loss on gross revenues of $3,448,225, although HAT on a stand-alone basis made a $23,087 profit. This is the second straight quarter of profitable operation for HAT separately. The improvement in revenue and earnings trends over the last two quarters is indicated by the fact that the $121,845 consolidated loss for the quarter ended March 31, 2003 was significantly smaller than the $227,847 loss realized for the 4th quarter of 2002 on consolidated revenues of only $2,074,326. In fact, our consolidated gross profit for the first quarter of 2003 (after deducting cost of sales but before overhead costs) was $629,557, which was greater than the gross profit for our entire 2002-operating year.

HAT operating expenses were $556,553 for the first quarter and as a percentage of revenues were 16% for the first quarter. As a result of these factors, income from operations was $71,928 for the first quarter, ended March 31, 2003. It should be noted that legal expenses for the quarter were $37,624 and were higher than anticipated due to the non-recurring expense of lease negotiation with Tucson Airport Authority.

Interest expense relates primarily to the cost of borrowing from a factor against certain receivables and to interest on the secured bridge loan facility discussed below. During the first quarter, we borrowed a total of $377,202 on receivables and received $300,000 under the secured bridge loan facility.

Results in the second quarter, ended June 30, 2003 continue to reflect an upward trend in revenues for HAT. Operating revenue for the three months ended June 30, 2003 was $4,071,135. Our total revenues from April 15, 2002 inception through December 31, 2002, a period of approximately eight months, were $5,009,703 and our revenues for the first six months of 2003 are $7,519,360.

On a consolidated basis, we experienced a $297,118 loss on gross revenues of $4,071,135, although HAT on a stand-alone basis made a $10,362 profit. This was the third straight quarter of profitable operation for HAT separately.

Operating expenses for the holding company, Global were $390,812 in the second quarter of 2003. This amount reflects the administrative costs of running Global, $83,333 bonus expense resulting from the mediated settlement with a former director, $22,243 in legal expense and $159,513 in interest and penalties charged by the Internal Revenue Service due to delinquent payroll taxes. The taxes themselves are a legitimate operating expense of HAT, but management deems the interest and penalties to be the result of inadequate Company capital and, as such, a holding company expense.

HAT operating expenses were $634,974 for the second quarter of 2003 and as a percentage of revenues were 16%. The same period in 2002 showed operating expenses of 621,881, which was 42% as a percentage of revenues. As a result of these factors, income from operations was $73,004 for the second quarter, ended June 30, 2003, a much more promising number than the -$479,432 from the second quarter of 2002. Interest expense during the second quarter of 2003 reflected $67K related to allocations made as a result of a mediated agreement with a former Director. We are continuing to factor the invoices of one of our customers and the interest expense related to that factoring is passed on to our customer and is offset by being recorded as interest income.

Results in the third quarter, ended September 30, 2003 continue the upward trend in revenues for HAT. Operating revenue for the three months ended September 30, 2003 was $5,007,273. 2003 3rd quarter revenue is still 3.5 times greater than 2002 3rd quarter revenue of 1,447,808.

During the third quarter of 2003, Global booked Revenue of $84,552. This revenue was derived from a new one-year, renewable agreement with Mesa Airlines, Inc. to furnish manpower to perform routine and non-routine maintenance services and represents the first revenue produced by the parent Company since consolidation with HAT.

On a consolidated basis, our third quarter results show we experienced a $901,316 loss on gross revenues of $5,091,825. Almost half of that loss, or $437,000, was attributable to stock transactions and was a non-cash loss. Only $464,316 of the total loss was attributable to operations. HAT on a stand-alone basis lost $279,138. The HAT loss can be attributed to two factors: one, an extremely slow month of July due in part to one of our main customers delaying the start date of contracted work, which not only reduced the revenue stream but, had a significant negative effect on efficiencies in general; and two, a fixed price overhaul bid, which included material. During the term of this job HAT was subjected to higher prices than anticipated for strategic parts to complete the overhaul.

Operating expenses for the holding company, Global were $638,507 in the third quarter of 2003. This amount reflects the administrative costs of running Global, $79,945 in legal expense, $34,253 in travel expense mainly connected with efforts to improve capitalization, $437,000 related to expenses paid with stock to consultants and Directors.

HAT operating expenses were $466,148 for the third quarter of 2003 and as a percentage of revenues were 18%. The same period in 2002 showed operating expenses of 166,620, which was 8% as a percentage of revenues. Income from operations was 316,030 for the fourth quarter, ended December 31, 2003 as compared with $163,434 for the fourth quarter of 2002. We are cautiously optimistic that our continued focus on profitability coupled with intense efforts both in marketing our services and in containing our costs will help the Company maintain and grow our profit mode in spite of the problems the aviation industry has been experiencing over the past months.

Company interest expense during the third quarter of 2003 was $48,298 absent the interest related to factoring the invoices of one of our customers. The interest expense related to that factoring is passed on to our customer and is offset by interest income.

Results in the fourth quarter ended December 31, 2003 reflect Management's decision to reject a policy of focusing on increased revenue in favor of focusing on profitability. While the gradual upward trend in HAT revenues did not continue as a result of this new outlook, the net results, as shown by the table below, indicate stunning results for the focus on profitability. Not only did HAT record a profit in the fourth quarter but also, that profit, $370,047, was significant when compared with prior quarters' results. The Company recorded a first-time profit in the fourth quarter of $104,184 aided by the Global revenue stream produced under the Mesa Airlines agreement mentioned earlier.

Operating expenses for the holding company, Global, were $277,414 in the fourth quarter of 2003. This amount reflects the administrative costs of running Global, $84,000 for various professional services a portion of which was paid with stock, $23,000 in travel expense mainly connected with efforts to improve capitalization.

On a consolidated basis, our revenues for 2003 of $15,378,352 are approximately 3 times our 2002 revenue of $5,009,703. Even after adjustment reflecting that 2002 was our 8 1/2 month inception year, revenue still approximately doubled. The $15,378,352 includes $9,337,130 in labor billings resulting from 208,866 billable hours. This represents an average billable rate of $44.70 on all work performed. The acceleration in revenue is attributable to increased hours billed performing our core MROM services plus our recognizing and seizing the opportunity to purchase and resell three Boeing 737-200 aircraft. The increase is due to our success in securing new customers and securing more business from existing customers as their experience with us gives them confidence in the quality of our work and our ability to equal or exceed customer expectations for on-time delivery.

Included in the operating expenses for the Company in the year ended December 31,2003 is $568,000 associated with the award of stock and stock options. There were no extraordinary items.

The following table graphically depicts the quarterly performance for Global and HAT operating subsidiaries on a stand-alone and consolidated basis for the year ended December 31, 2003:

----------------------- ------------------- ------------- --------------- ---------------
         Period         Income              Stand Alone    Stand Alone    Consolidated
----------------------- ------------------- ------------- --------------- ---------------
Quarter ended           Statement:          Global         HAT            Global
----------------------- ------------------- ------------- --------------- ---------------
March 31, 2003          Revenue                            $ 3,448,225        3,448,225
----------------------- ------------------- ------------- --------------- ---------------
                        Cost of Sales                     ($ 2,818,668)   ($  2,818,668)
----------------------- ------------------- ------------- --------------- ---------------
                        Expenses            ($  144,932)  ($   606,470)   ($    751,402)
----------------------- ------------------- ------------- --------------- ---------------
                        Net Profit (Loss)   ($  144,932)   $    23,087    ($    121,845)
----------------------- ------------------- ------------- --------------- ---------------
----------------------- ------------------- ------------- --------------- ---------------
 June 30, 2003           Revenue                           $ 4,071,135     $  4,071,135
----------------------- ------------------- ------------- --------------- ---------------
                        Cost of Sales                      ($3,355,881)   ($   3,355,881)
----------------------- ------------------- ------------- --------------- ---------------
                        Expenses            ($  390,813)  ($   704,892)   ($   1,095,705)
----------------------- ------------------- ------------- --------------- ---------------
                        Net Profit (Loss)   ($  390,813)   $    10,362    ($     380,451)
----------------------- ------------------- ------------- --------------- ---------------
September 30, 2003      Revenue              $   84,552    $ 5,007,273     $   5,091,825
----------------------- ------------------- ------------- --------------- ---------------
                        Cost of Sales           (68,224)  ($ 4,397,250)   ($   4,465,474)
----------------------- ------------------- ------------- --------------- ---------------
                        Expenses               (638,506)  ($   889,161)   ($   1,527,667)
----------------------- ------------------- ------------- --------------- ---------------
                        Net Profit (Loss)   ($  622,178)  ($   279,138)   ($     901,316)
----------------------- ------------------- ------------- --------------  ---------------

                                 Page 31 of 95


----------------------- ------------------- ------------- --------------- ---------------
December 31, 2003       Revenue             $   227,633    $ 2,539,534     $   2,767,167
----------------------- ------------------- ------------- --------------- ---------------
                        Cost of Sales          (171,105)  ($ 1,628,119)   ($   1,799,222)
----------------------- ------------------- ------------- --------------- ---------------
                        Expenses            (265,863)     ($   541,368)   ($     863,759)
----------------------- ------------------- ------------- --------------- ---------------
                         Net Profit (Loss)   ($ 265,863)   $   370,047     $     104,184
----------------------- ------------------- ------------- --------------- ---------------
2003                    Revenue             $    312,185   $15,066,167     $  15,378,352
----------------------- ------------------- ------------- --------------- ---------------
Year End                Cost of Sales           (239,329  ($ 12,199,91)   ($   12,439,24)
----------------------- ------------------- ------------- --------------- ---------------
Results                 Expenses              (1,496,642) ($ 2,741,890)   ($   4,238,533)
----------------------- ------------------- ------------- --------------- ---------------
                        Net Profit (Loss)  ($   1,423,78)  $   124,359    ($   1,299,428)
----------------------- ------------------- ------------- --------------- ---------------








2004 Operations
---------------

Results for HAT in the first quarter, ended March 31, 2004, reflect management's change in focus from growing revenue for the sake of revenue to booking jobs, (fixed-bid in most cases), with the highest potential for increased profitability. As a result of being selective in the work booked, considerable increase in efficiencies was experienced due to a smaller, highly skilled, stable work force. HAT operating revenue for the three months ended March 31, 2003 was $3,448,225. While operating revenue, for the three months ended March 31, 2004, was slightly lower at $3,355,532. Total Company revenue, including World Jet, was $4,286,031. HAT gross profit for the first quarter of 2003 was $629,557 while gross profit for the first quarter of 2004 was $1,103,067. Company gross profit was $1,431,635. Aside from the effects of the World Jet acquisition, this significant change can be attributed, in part, to labor related costs decreasing $195,943 or, as a percent of revenue in each period, 5%. Several of the jobs worked during the first quarter of 2004, were labor intensive and several were completed with customer furnished parts consequently, cost of material sold was $300,000 higher in 2003 than in 2004 due to the character of the jobs worked.

During the first quarter of 2004, Global booked revenue of $230,576, which was derived from a one-year, renewable agreement, which began in late August of 2003, with Mesa Airlines, Inc. to furnish manpower to perform routine and non-routine maintenance services. The gross profit resulting from this revenue was $85,745. On a consolidated basis, we experienced a $528,230 profit on gross revenues of $2,444,172.

Operating expenses for the holding company, Global were $100,702 in the first quarter of 2004 and $144,932 in the first quarter of 2003. The 2004 amount reflects administrative costs of running the Mesa program of $31,026, the cost of running the holding company itself, $25,805 in legal expense and $4,864 in travel expense mainly connected with efforts to improve capitalization. During the first quarter of 2004, Global had $33,571 in interest and penalties expenses charged by the Internal Revenue Service due to delinquent payroll taxes. The taxes themselves are a legitimate operating expense of HAT, but management deems the interest and penalties to be the result of inadequate Company capital and, as such, a holding company expense.

HAT operating expenses were $500,210 for the first quarter of 2004 and as a percentage of revenues were 15%. The same period in 2003 showed operating expenses of $556,553, which was 16% as a percentage of revenues. Income from operations was $555,983 for the first quarter, ended March 31, 2004, a significant change from the $73,004 reported for the first quarter of 2003.

Interest expense for HAT, during the first quarter of 2004, was $60,957 absent the interest related to factoring the invoices of one of our customers. The interest expense related to that factoring is passed on to our customer and is offset by interest income. Global interest expense was $7,264.

Operating revenue for the three months ended June 30, 2003 was $4,300,874, which was bolstered by the inclusion of $750,000 in revenue from the sale of an aircraft bought for resale. Operating revenue for the three months ended June 30, 2004 was $4,300,874,which includes a $300,000 engine sale, and represents an increase of 5.6%. Gross profit for the second quarter of 2003 was $715,253 while gross profit for the second quarter of 2004 was $1,655,639. This significant change can be attributed, in part, to about a $174,000 reduction in selling, general and administrative expenses in our HAT subsidiary; a 49% gross margin in our World Jet subsidiary; and a modest markup of only 9% on the aircraft sale in 2003. During the second quarter of 2004, 89.7% of HAT's revenue came from its top five customers, 41.4% of Word Jet's revenue was derived from its top 5 customers.

During the second quarter of 2004, revenue produced from labor was $2,832,848 as compared with $2,538,424 in the same period of 2003. This represents an increase of 11.6%. The comparative costs for all direct labor, including work performed by outside contractors, was $1,202,112 in 2004 compared with $1,430,271 in 2003, representing a 16% decrease in cost. Results in the second quarter, ended June 30, 2004, reflect management's change in focus from growing revenue for the sake of revenue to booking jobs, (fixed-bid in most cases), with the highest potential for increased profitability. As a result of being selective in the work booked, considerable increase in efficiencies was experienced due to a smaller, highly skilled, stable work force.

Company SG&A expenses were $781,805 for the second quarter of 2004 and as a percentage of revenues were 18%. The same period in 2003 showed expenses of $865,784, which was 21% as a percentage of revenues. It bears noting that SG&A salaries and labor in our HAT subsidiary were $67,000 lower when compared for the same periods. Our World Jet subsidiary saw revenue drop approximately $46,000 between the first and second quarters of 2004 but, cost of sales also decreased about $170,000 for the same period resulting in a higher gross profit in the second quarter. World Jet also reduced SG&A expense approximately $63,000 from the first quarter of 2004 to the second quarter of 2004.

Interest expense for the Company, during the second quarter of 2004, was $59,459 absent the interest related to factoring the invoices of one of our customers. The interest expense related to that factoring is passed on to our customer and is offset by interest income.

Operating revenue for the three months ended September 30, 2003 was $5,091,825, which was bolstered by the inclusion of $2,200,000 in revenue from the sale of aircraft bought for resale. Operating revenue for the three months ended September 30, 2004 was $8,112,082, a 59% increase over 2003. Operating revenues increased 32% when World Jet, which was not part of the Company until January 1, 2004, is eliminated from the calculation. Gross profit for the third quarter of 2003 was $626,351 while gross profit for the third quarter of 2004 was $1,958,474, over a 200% increase. World Jet revenues were $1,153,128 in the third quarter of 2003 and $1,893,902 in the third quarter of 2004, a 64% increase; additionally, third quarter 2004 revenue increased over first half 2004 revenue by 23%. During the third quarter of 2004, 73.2% of HAT's MRO activity revenue came from its top five customers, 48% of Word Jet's revenue, after inter-company eliminations, was derived from its top 4 customers.

In the third quarter of 2004, revenue produced from labor was $2,915,735 as compared with $1,886,763 the third quarter of 2003. This represents an increase of 55%. The comparative costs for all direct labor, including work performed by outside contractors, was $1,624,545 in the third quarter of 2004 compared with $1,091,156 for the same period in 2003, representing a 49% increase in cost. All direct labor costs were 58% of sales in third quarter of 2003 compared with 56% in the third quarter of 2004. Results in the third quarter, ended September 30, 2004, continue to reflect management's change in focus from growing revenue for the sake of revenue to booking jobs, (fixed-bid in most cases), with the highest potential for increased profitability. However, during the third quarter, management elected to seize several unique opportunities that have and will continue, in all likelihood, to substantially increase the volume of activity at HAT. During the first three quarters of 2004, as a result of being selective in the work booked, considerable increase in efficiencies was experienced due to a smaller, highly skilled, stable work force. A substantial sudden increase in volume, such as HAT is currently undergoing, can be expected to have a temporary impact on efficiencies but management is confident that timely adjustment to the increased volume will be made and profitability will benefit over time.

Company SG&A expenses were $1,787,144 for the third quarter of 2004 and as a percentage of revenues were 22%. The same period in 2003 showed SG&A expenses of $1,454,328, which was 29% as a percentage of revenues. During the third quarter of 2004, SG&A expenses at our HAT subsidiary increased approximately $300,000 due to commissions related to aircraft sales transactions and increased $320,000 at Global for the expenses incurred in the vesting of shares granted under employment agreements. World Jet SG&A expense decreased as a percentage of sales from 23% to 12% from second quarter of 2004 to third quarter of 2004.

Interest expense for the Company, during the third quarter of 2004, was $50,765.

Operating revenue for the three months ended December 31, 2004 was over 4 times that of the three months ended December 31, 2003. Even after eliminating all of the revenue of World Jet, acquired during 2004, the adjusted calculation shows an increase of nearly 3.5 times. Our 4th quarter 2004 revenue included $5.7 million attributable to aircraft sales. Gross profit for the fourth quarter of 2003 was $967,945 while gross profit for the fourth quarter of 2004 was $1,609,953, also a substantial increase.

While the Company aggressively seizes revenue-producing opportunities such as aircraft sales, management gauges results by looking at what has been the core revenue producing activity to date, the sale of labor hours. In the fourth quarter of 2004, revenue produced from labor was $5,353,124 as compared with $2,417,361 the fourth quarter of 2003. This represents an increase of 182%. The comparative costs for all direct labor, including work performed by outside contractors, was $3,772,822 in the fourth quarter of 2004 compared with $834,666 for the same period in 2003, representing a 352% increase in cost. All direct labor costs were 35% of labor sales in fourth quarter of 2003 compared with 71% in the fourth quarter of 2004. During the third quarter, Management elected to seize several unique opportunities that have and will continue, in all likelihood, to substantially increase the volume of activity at HAT. During the first three quarters of 2004, as a result of being selective in the work booked, considerable increase in efficiencies was experienced due to a smaller, highly skilled, stable work force. A substantial sudden increase in volume, such as HAT was undergoing at the end of the third quarter and throughout the fourth quarter, can be expected to have a temporary impact on efficiencies. HAT's 4th quarter results definitely substantiate this expectation.

Company SG&A expenses were $1,202,595 for the fourth quarter of 2004 and as a percentage of revenues were 8.5%. The same period in 2003 showed SG&A expenses of $705,438, which was 25% as a percentage of revenues. During the third quarter of 2004, SG&A expenses included approximately $215,000 due to commissions related to aircraft sales transactions. The Company experienced an expense of approximately $57,000 related to employee annual bonuses and the Company Christmas party. Bonuses in the amount of $42,000 were also expensed in the fourth quarter, $37,000 of which was non-cash. World Jet SG&A expense decreased as a percentage of sales from 12% to 8% from third quarter of 2004 to fourth quarter of 2004.

Interest expense for the Company, during the fourth quarter of 2004, was $93,445.

The following table graphically depicts the quarterly performance for Global, HAT and World Jet operating subsidiaries on a stand-alone and consolidated basis for the year ended December 31, 2004:




------------------- ------------------ -------------- --------------- -------------- -------------- ---------------
       Period       Income             Stand Alone    Stand Alone     Stand Alone    * Eliminate    Consolidated
------------------- ------------------ -------------- --------------- -------------- -------------- ---------------
Quarter Ended       Statement:         Global         HAT             World Jet        HAT/WJI         Global
------------------- ------------------ -------------- --------------- -------------- -------------- ---------------
March 31, 2004      Revenues           $    230,576   $ 3,355,532     $  789,964     $    (90,041)  $ 4,286,031
------------------- ------------------ -------------- --------------- -------------- -------------- -----------
                    Cost of Sales          (144,832)   (2,299,340)      (547,140)          90,041    (2,901,271)
------------------- ------------------ -------------- --------------- -------------- -------------- -----------
                    Expenses               (148,281)     (465,427)       (15,665)                      (629,393)
------------------- ------------------ -------------- --------------- -------------- -------------- -----------
                    Net Profit (Loss)     ($ 62,537)    $ 590,765     $  227,139                    $    755,367
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
June 30, 2004       Revenues           $  545,458     $ 3,083,528     $  743,721     $    (71,833)  $  4,300,874
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
                    Cost of Sales        (286,625)     (2,108,359)      (377,292)          71,833     (2,700,443)
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
                    Expenses             (313,422)       (496,757)        53,315                        (756,864)
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
                    Net Profit (Loss)   ($ 54,589)    $    478,412    $  419,744                    $    843,567
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
Sept. 30, 2004      Revenues           $   165,968    $  6,576,013    $1,893,902     $   (523,801)  $  8,112,082
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
                    Cost of Sales          (92,624)     (5,153,587)   (1,486,416)         523,801     (6,208,826)
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
                    Expenses              (654,333)       (338,106)     (232,162)                     (1,224,601)
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
                    Net Profit (Loss)  ($ 580,989)    $  1,084,320    $  175,324                    $    678,655
------------------- ------------------ -------------- --------------- -------------- -------------- ------------

                                 Page 34 of 95



------------------- ------------------ -------------- --------------- -------------- -------------- ------------
Dec. 31, 2004       Revenues           $    105,679   $ 12,273,815    $3,630,877     $ (1,858,239)  $ 14,152,131
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
                    Cost of Sales            67,437    (11,522,223)   (3,000,840)       1,858,239    (12,597,387)
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
                    Expenses               (265,837)      (710,418)     (345,416)                     (1,321,671)
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
                    Net Profit (Loss)     ($ 92,721)  $     41,174    $  284,620                    $    233,073
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
             2004   Revenues           $  1,047,681    $25,288,888    $7,058,464     $ (2,543,914)  $ 30,851,118
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
      Year End      Cost of Sales         (456,644)    (21,083,509)   (5,411,688)       2,543,914    (24,407,927)
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
       Results      Expenses            (1,381,873)     (2,010,708)     (539,948)                     (3,932,529)
------------------- ------------------ -------------- --------------- -------------- -------------- ------------
                    Net Profit (Loss)     (790,836)   $  2,194,671    $1,106,827                    $  2,510,662
------------------- ------------------ -------------- --------------- -------------- -------------- ------------

 * The eliminate column reflects the $ amounts of Inter-Company Sales by World Jet to HAT in 2004. On a consolidated basis Revenues and Cost of Sales are reduced to reflect the Revenues and Cost of Sales for external sales only, with a zero $ impact on stand alone or consolidated profit (loss) figures.



LIQUIDITY AND CAPITAL RESOURCES




As of December 31, 2004, we had outstanding secured indebtedness of $604,411 represented by a factored borrowing by our World Jet subsidiary. It should be noted that included in our accrued liabilities total of $844,709 is $122,076 that represents payroll taxes, interest and penalties due to the Internal Revenue Service for the second quarter of 2004. (This amount was paid during January and all tax payments are now current.) (see Note 18, Subsequent Events, in the footnotes to the Audited Financial Statements included as part of this report.) Our ability to make payments of principal and interest on outstanding debt will depend upon our future operating performance, which will be subject to economic, financial, competitive and other factors, some of which are beyond our control. Our ability to repay our indebtedness is dependent on several factors: our continued ability to secure high profit margin jobs, more fully utilizing our capacities, creating a higher bottom line and consequently more cash; and our ability to establish revolving credit lines, which we can draw on as needed.

There were two significant funding events during 2004 as follows:

     On May 26, 2004, the Company entered into a private placement agreement with Barron Partners, LP. Under the terms of the private placement, Barron Partners purchased restricted 9,600,000 shares of common stock at a price of $.34 per share, and for each share purchased received .75 warrants to purchase an additional share at $.68 per share plus .75 warrants to purchase an additional share at $1.36 per share. If all of the warrants are exercised at their full purchase price, Barron Partners will acquire a total of 24,000,000 shares of the Company's common stock in exchange for a total of $17,952,000 in equity funding.

     On September 3, 2004, pursuant to the "safe harbor" private offering exemption provided by Rule 506 of Regulation D under Section 4(2) of the Securities Act of 1933, in exchange for One Million One Hundred Thousand Dollars ($1,100,000.00) the Company sold 2,115,386 shares of the Company's common stock (purchase price of $0.52 per share), class A warrants to purchase 1,057,693 shares of the Company's common stock (exercise price of $1.00 per share), and Class B warrants to purchase 1,057,693 shares of the Company's common stock (exercise price of $1.36 per share). The Company received $949,000 during the third quarter of 2004 as a result of this transaction.

Changes in the Company's Balance Sheet for the year ended December 31, 2004 were meaningful.

These changes were largely the result of these events:

     1.   The closing of our purchase of the assets of Hamilton Aviation (12)
     2.   The private placement with Barron Partners, LP
     3.   The purchase of World Jet Corporation.
     4. The September 3, 2004 private placement agreement discussed in the preceding paragraph.
     5. A renegotiated lump-sum payment of $750,000 to satisfy the debt associated with the purchase of the assets of Hamilton Aviation.

Total assets increased from $3,245,781 at December 31, 2003 to $11,920,388 at December 31, 2004. Significant increases for the period were:

     Cash on hand increased $541,224.

     Accounts receivable showed an increase of $3,153,270.

     Inventory increased $2,864,850.

     Property, plant and equipment increased $1,092,646.

During the year ended December 31, 2004 total liabilities increased from $4,397,472 at December 31, 2003 to $5,651,670 at December 31, 2004, primarily due to:

     A reduction in Notes Payable of $798,862 that was the result of payoffs of obligations.

     Accounts Payable increased $1,283,922.

     Amount due to factor increased $210,020.

     Shares subject to mandatory redemption decreased $400,535.

     Customer deposits increased $252,734

     Billings in excess of costs and estimated earnings on contracts in progress increased $642,552.

Cash
----

As of December 31, 2004 we had $549,904 in cash on hand and approximately $4,766,215 in collectible receivables. Management believes that anticipated cash flows will be adequate to sufficiently provide working capital. We cannot assure you that financing alternatives will be available to us in the future to support our working capital requirements should they be needed.

--------------------------------------------------------------------------------
(12) On April 15, 2002, HAT entered into an agreement to purchase the operating assets and inventory from an existing MRO, Hamilton Aviation ("Sale of Assets Agreement") as well as entering into a Lease/Purchase Agreement with Hamilton Aviation for the same assets so that HAT could commence operations pending a closing of the Sale of Assets Agreement. Shortly after entering into this Sale of Assets Agreement, Hamilton Aviation filed for reorganization under Chapter 11 of the United States Bankruptcy Code. The Sale of Assets Agreement was submitted to the Bankruptcy Estate for approval as part of Hamilton Aviation's plan of reorganization; and pending the Bankruptcy Estate's review and acceptance of the Sale of Assets Agreement and such plan of reorganization, HAT and Hamilton entered into an interim agreement whereby HAT agreed to assume Hamilton Aviation's service contracts ("Service Agreement") pending approval of the Sale of Assets Agreement. During the Bankruptcy Estate's review of the Sale of Assets Agreement as part of Hamilton Aviation's plan of reorganization, HAT and Hamilton Aviation renegotiated the terms and purchase price of the Sale of Assets Agreement; and in March 2004, the modified Sale of Assets Agreement was approved by the Bankruptcy Estate and memorialized and finalized by the entry of a Settlement Agreement among HAT, Hamilton Aviation and the Bankruptcy Estate. This Settlement Agreement was then confirmed by Order of the Bankruptcy Court dated May 6, 2004.

OBLIGATIONS


                              Short-Term Financing
                              --------------------

As of December 31, 2004, the Company's World Jet subsidiary had placed invoices belonging to various customers, in full recourse financing. The debt is secured by the company's accounts receivable due from customers and bears interest at a rate as high as 50% per annum. At December 31, 2004, open invoices had accumulated interest at a rate of 32% per annum. The total amount of invoices placed is $755,514.05 on which the factor advanced $604,411.24. At December 31, 2004, the customers had made payments totaling $119,577.00; leaving a balance due to the factor of $635,937.05 payable by customers. No interest is being charged to customers. Interest due to the factor as of December 31, 2004 was $16,999.07.
                               Long-Term Financing
                               -------------------

No long term financing was in place during 2004. (see Note 18, Subsequent Events, in the footnotes to the Audited Financial Statements included as part of this report.)


The only other continuing obligations of the Company are with respect to the two employment agreements between the Company and officers Ian Herman and John Sawyer. Both employment agreements are for a term of three (3) years beginning July 2003 and provide as follows:

Ian Herman
----------

The Company has an employment agreement with Ian Herman that provides that he shall serve as Chairman of the Board of Directors and Chief Executive Officer of the Company until July 21 2006, subject to successive one-year extensions, at the election of the Company and Mr. Herman, in the event that the Board of Directors fails to give him written notice, on or before July 21 2006, of its intent not to renew the agreement or to renew on different terms. The Company has agreed to compensate Mr. Herman at a base salary of not to exceed $150,000.00 per year plus employee benefits and has agreed to indemnify him against certain losses. Mr. Herman is entitled to an increase in base salary based upon the performance of the Company. In the event the Company's net profit equals at least $1,000,000.00, Mr. Herman's base salary shall be increased not to exceed $200,000.00 for such annual period and in the event the Company's annual net profit is greater than $1,000,000.00, the base salary shall increase up to $250,000.00, with such increase not to exceed 5% of all net profit in excess of $1,000,000.00. Mr. Herman may also be entitled to an annual discretionary bonus as determined by the Company's board of directors.

John Sawyer
-----------

The Company has an employment agreement with John Sawyer that provided that he would serve as President and Chief Operating Officer of the Company until July 21, 2006, subject to successive one-year extensions, at the election of the Company and Mr. Sawyer, in the event that the Company failed to give him written notice, on or before July 21, 2006 of the Company's intent not to renew the agreement or to renew on different terms. Pursuant to this agreement, the Company agreed to compensate Mr. Sawyer at a base salary not to exceed $150,000.00 per year plus employee benefits and, agreed to indemnify him against certain losses. Mr. Sawyer is entitled to an increase in base salary based upon the performance of the Company. In the event the Company's net profit equals at least $1,000,000.00, Mr. Sawyer's base salary shall be increased not to exceed $200,000.00 for such annual period and in the event the Company's annual net profit is greater than $1,000,000.00, the base salary shall increase up to $250,000.00, with such increase not to exceed 5% of all net profit in excess of $1,000,000.00. Mr. Sawyer may also be entitled to an annual discretionary bonus as determined by the Company's board of directors.

Each of these employment agreements is terminable by the Company with or without cause and by the named executive officer upon the occurrence of certain events, including a change in control of the Company, and a change in the named executive officer's responsibilities.

On July 29, 2004 Directors Alfredo Mason and Lawrence Mulcahy accepted Engagement Agreements to serve as Directors. The Agreements call for an honorarium payment of $100.00 per hour for every hour reasonably expended in performance of their duties and incentive compensation in the form of options to purchase 50,000 shares each of common stock, under the 2003 CSOP. On October 29, 2004, Gordon Hamilton resigned his position with HAT and became a compensated Director for the Company at the annual rate of $40,000 plus medical benefits and expenses.


OFF BALANCE SHEET ARRANGEMENTS

The Company has no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

CRITICAL ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Trade Accounts Receivable

Trade accounts receivable represent amounts billed but uncollected on both completed and in-progress aircraft repair and maintenance contracts.

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. The allowance is estimated as a percentage of accounts receivable based on a review of accounts receivable outstanding and the Company's prior history of uncollectible accounts receivable. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. Changes in the valuation allowance have not been material to the financial statements.

Inventory

Inventories are stated at the lower of cost (first-in, first-out) or market.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided for on the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is computed using the shorter of the lease term or the expected useful life of the assets. Maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its life are charges to expense as incurred. Betterments or renewals are capitalized when incurred. Property and equipment are reviewed periodically to determine whether any events or circumstances indicate that the carrying amount may not be recoverable. Such review includes estimating future cash flows.

Revenue and Cost Recognition

Revenues from fixed-fee contracts for MRO sales are recognized on the percentage-of-completion method, measured by the cost-to-cost method, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. Revision in cost and labor hour estimates and recognition of losses on these contracts are reflected in the accounting period in which the facts become known. Revenues from time and material contracts are recognized as the services are performed.

New Accounting Pronouncements:

FASB Interpretation 46R "Consolidation of Variable Interest Entities", as revised (FIN 46R), requires that variable interest entities created before December 31, 2003 be consolidated during the first interim period beginning after December 15, 2003. Accordingly, on January 1, 2004, we adopted FIN 46R and consolidated our interest in a landfill development partnership, of which we are a limited partner. The consolidation of the landfill development partnership had an effect of increasing fixed assets by $2.8 million after we recognized an impairment expense of $1.2 million in 2004.

In January, 2004 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132 (revised 2003) "Employers' Disclosures about Pensions and Other Postretirement Benefits", an amendment of FASB Statements No. 87, 88, and 106. The Statement revises employers' disclosures about pension plans and other postretirement benefit plans. The statement retains the disclosure requirements contained in FASB Statement No. 132, which it replaces, and requires additional annual disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. Statement No. 132R requires us to provide disclosures in interim periods for pensions and other postretirement benefits. We adopted Statement No. 132R in the quarter ended March 31, 2004.

In May 2004, the Financial Accounting Standards Board issued a staff position, FSP 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003". FSP 106-2 provides guidance on accounting for the effects of the Medicare Prescription Drug Improvement Act of 2003 for employers that sponsor postretirement healthcare plans that provide prescription drug benefits. We adopted FSP 106-2 in our fourth quarter beginning on July 1, 2004. The Medicare Prescription Drug Improvement Act of 2003 should result in improved financial results for employers that provide prescription drug benefits for their Medicare-eligible retirees. The Prescription Drug bill will have an estimated effect of reducing our postretirement liabilities by approximately 8%. The estimated reduction will be recognized over 14 years. The Prescription Drug bill reduced our expense for postretirement liabilities by approximately $140 for the fourth quarter of fiscal 2004.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs an amendment of ARB No. 43, Chapter 4." This Statement clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted materials. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The initial application of SFAS No. 151 will have no impact on the Company's financial statements.

In December 2004, the FASB issued SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67." This Statement references the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position 04-2, "Accounting for Real Estate Time-Sharing Transactions." This Statement also states that the guidance for incidental operations and costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. The initial application of SFAS No. 152 will have no impact on the Company's financial statements.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets
- an amendment of APB Opinion No. 29." This Statement eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect application of SFAS No. 153 to have a material affect on its financial statements.


                            Stock-Based Compensation
                            ------------------------

As permitted under the Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation", the Company accounts for its stock-based compensation to employees in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees". As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Certain pro forma net income and EPS disclosures for employee stock option grants are also included in the notes to the financial statements as if the fair value method as defined in SFAS No. 123 had been applied. Transactions in equity instruments with non-employees for goods or services are accounted for by the fair value method.

MARKETING STRATEGIES


HAT has identified maintenance and modification of the Boeing 727,737, 757 and the DC-9/MD80 jet aircraft (and eventually, Boeing 757 aircraft) as its major target markets through at least 2005. Although aircraft maintenance is a multi-billion dollar annual industry, in many ways it is a very tightly knit community in which many key players are well known to one another. As a result, there exists a surprisingly efficient flow of information throughout the industry that makes a company's reputation by far its most important marketing asset.

The market for HAT's aircraft maintenance and modification services, although global in scope, is made up of a relatively small number of aircraft owners and operators. As such, HAT does not rely on media advertising, but rather focuses its marketing efforts on building personal relationships with the aircraft owners, operators, operations managers, consultants, customer representatives and key industry vendors that make up this surprisingly tight knit international aviation community.


World Jet's marketing plan centers around building a loyal base of customers by providing quality service. World Jet is one of a limited number of parts brokers who provide 24-hour AOG, (aircraft on ground), coverage to its customers. World Jet strives to broaden its customer base by building inventories, through bargain purchases and securing consignment arrangements for large inventories, which provide customers with a broad range of parts availability.

While Global does provide press releases to industry trade journals, the majority of its advertising budget is spent on "wining and dining" or otherwise entertaining customers and customer representatives on a face-to-face basis. Some of these meetings are made at industry trade conferences or at the customer's offices. More frequently, these meetings take place in Tucson when the customer or his representative visits to inspect HAT's facility or aircraft stored at the facility. Since the most potent marketing tool available to any repair station is a good reputation for delivering aircraft back to its customers on time and on budget, much of HAT's "marketing" really consists of maintaining good communication, performing well and otherwise making sure that each maintenance visit is an enjoyable experience for the customer and his on-site representatives or consultants. The marketing strategies described here have kept, and are keeping, HAT fully booked or over booked for the foreseeable future. Accordingly, HAT has no plans to change its marketing approach at this time.

Global regularly provides press releases on major jobs and provides interviews for trade journals as a method for maintaining visibility in the industry. HAT also maintains a web site that describes its facilities, personnel and capabilities at www.globalaircraftsolutions.com
                -------------------------------


BUSINESS PHILOSOPHY

Management has rejected a policy of growth for growth's sake in favor of focusing on profitability and building a good reputation for HAT's operations group by limiting work contracts to those perceived to have a high probability of success. This strategy is also very beneficial to the company's marketing efforts in that a good track record of maintenance and modification contracts delivered successfully on-time and on-budget is by far the most potent tool for securing new work contracts.

The principal focus of the operations group at HAT is the implementation of strategies to enhance worker productivity, which include assigning dedicated crews and dedicated project managers to each aircraft in work, ongoing training for supervisors, project managers and quality control personnel, and improving material flow to each job site.

In managing its operations, the Company is committed to continuously evaluating the adequacy of its management structure and its existing systems and procedures; including its quality control, financial, and internal controls systems. HAT is focused on maintaining a small, but tightly knit and multi-tasking, highly experienced management team.

GOALS

HAT's corporate goals are very narrow and focused. They are:

     o    Maximize the profitability of the Company's operations group.

     o    Rationalize the Company's debt and capital structure.

     o Cautiously build Company value through the strategic exploitation of synergistic arbitrage and acquisition opportunities.

OPERATIONS STRATEGIES

Through experience, the management team at HAT has learned that, in the aircraft maintenance business, taking on too much work results in reduced profit margins, dissatisfied customers and, ultimately, the loss of future business. On the other hand, limiting work contracts to the number and type that can be performed effectively results in improved profit margins and increased future business opportunities.

Also, for budgetary purposes, most aircraft maintenance customers today prefer fixed-bid contracts on their scheduled maintenance checks. This common industry practice offers efficient well-managed repair stations the opportunity to significantly improve their profit margins, while still maintaining customer satisfaction.

By maintaining small, tightly knit work crews, retaining experienced crew chiefs and carefully screening work contracts, HAT has found that it can routinely come under budget on scheduled aircraft maintenance contracts fix-priced at rates widely accepted by the industry. Accordingly, while mindful of the need for long-term growth by the Company, Management is presently focused on pursuing a strategy of maximizing operations profitability and customer satisfaction in favor of rapid growth.

FINANCIAL STRATEGIES

The principle financial strategy of Global is to secure equity and/or debt financing sufficient to insure the efficient day-to-day operation of the HAT facility and enable the Company to provide reasonable payment terms to creditworthy customers. Management is also interested in securing additional funding for the purpose of certain productivity-improving or synergistic acquisitions and other asset-based business opportunities. Since HAT is now profitable, Global can, if necessary, meet its financial requirements internally. However, the equity and/or debt financing currently pursued by Management will greatly accelerate the growth of value in Global. Consequently, while Management is aggressively seeking to secure additional financial resources, it has no interest in entering into overly dilutive equity funding or onerous debt financing.

BUSINESS DEVELOPMENT STRATEGIES


As described in Operations Strategies above, Management is, for the foreseeable future, taking a conservative approach to growing the core aircraft maintenance services business in favor of more aggressively seeking to increase operating profit margins and customer satisfaction. In practical terms, this translates into annual sales revenue growth rates of no more than 20% in the Company's core aircraft maintenance business. Growing our parts sales business at World Jet will be positively affected by the multi-million dollar consignment agreement with Jetran International that was completed during the 4th quarter of 2004. (see 8-K/A filed 12/09/2004). A growth rate in the parts sales side of the business can be expected to be in the range of 20% to 25% per year. There does exist significant growth opportunities for Global by expanding some of the business activities related to HAT's and World Jet's core businesses such as aircraft sales and leasing, as well as aviation consulting services.


Distressed aviation assets often come to the attention of HAT, as a maintenance service provider and aircraft storage facility, prior to becoming known to the market at large. Frequently, such assets can be placed with end-users known to HAT. These arbitrage opportunities can involve distressed parts inventories, distressed aircraft that can be torn down for parts, or distressed aircraft that can be purchased, repaired and sold or leased at a profit. These types of arbitrage opportunities annually represent tens of millions of dollars of additional lucrative potential business available to HAT. At present these opportunities are limited by HAT's lack of access to capital. As Global gains more access to capital from outside sources or as a result of HAT operating profits, Management anticipates the revenue to Global from these types of opportunistic arbitrage transactions will become a significant portion of Global's future growth.




The large aircraft repair business is highly competitive. Revenues are sensitive to adverse changes in the air carrier business, due to factors such as airline profit levels, changes in fuel costs, average fare levels, and passenger demand. The heavily regulated airline industry, however, requires scheduled maintenance and repair services irrespective of industry economics, thus providing a reasonably steady market for HAT's services and World Jet's parts. HAT competes principally on the high quality of its services, its price competitiveness due to its location in the Southwest and low labor rates, its dry, mild climate and ability to do many MRO projects outdoors, and the low cost of its Tucson facility. World Jet competes on parts availability, time of delivery, and competitive pricing.


INDUSTRY OVERVIEW

As is the case in most industries, the aviation industry is cyclical in nature. Historical evidence suggests that the typical business cycle in the aviation industry has a duration of approximately 10 years peak to peak. The aviation industry appeared by mid-2001 to be headed into a prolonged downturn, and this trend was violently accelerated by the event of September 11th. Since September 11, 2001, at least five major repair stations either ceased doing business or filed for Chapter 11 protection. This factor has restricted the supply of services to the industry and opened up an opportunity for HAT. Air carriers such as United Airlines also have filed for Chapter 11 protection. The recession in the aviation industry appears to have bottomed out with some indications of a rebound now appearing on the horizon. We believe that the following trends are currently affecting the aviation industry and our operations in particular.

GROWTH IN THE MARKET FOR AIRCRAFT MRO SERVICES


The Boeing 2003 Current Market Outlook Report projects that the average worldwide passenger growth will be 5.1% per year through 2022. Similarly, the Boeing 2003 Current Market Outlook Report projects that the average worldwide cargo traffic growth will be 6.4% per year through 2022. This report also predicts that by 2022 HAT's target market of regional and narrow body jets will make up 74% of the worldwide fleet of commercial aircraft. We anticipate that these factors will in the long term increase the demand for maintenance and repair services. Based on this and other data, HAT estimates the worldwide market for MRO services at approximately $40 billion annually and that approximately $5 billion of that amount will be provided in North America. We believe airlines perform approximately well over half of the North American services and that the balance is performed by independent facilities such as HAT.


DIVERSIFIED SERVICES AND STRONG COMPETITIVE POSITION

Our services include a wide range of aircraft maintenance and repair services across a number of different airframes. The breadth of our services allows us to be a vendor of choice to our customers in a highly fragmented industry. HAT competes principally on the high quality of its services, its price competitiveness due to its location in the Southwest and low labor rates, its dry, mild climate that allows services to be performed with only rare weather interruptions and to do much of its service out of doors, and the low cost of its Tucson facility.


EMPHASIS ON QUALITY

The FAA and JAA license our MRO facility. We emphasize quality and on-time delivery to our customers. We are focused on meeting and exceeding FAA and JAA requirements. As industry, regulatory and public awareness have focused on safety, our ability to meet and exceed these requirements on a consistent basis has become important to customers.


                             DESCRIPTION OF PROPERTY


The principal executive offices for both Global and HAT are located at the HAT hangar facilities in Tucson, Arizona at Tucson International Airport. This favorable location provides 360 days of sunshine per year together with extremely low humidity year round. These facilities are situated on the northwest ramp on 22 acres of concrete within the airport proper and are patrolled by the Tucson Airport Authority police force. HAT leases these facilities at a rental rate of $25,650 per month.


The HAT facility is level and fully paved with concrete sufficient to handle the largest aircraft on any part of its 22 acres. Two hangars provide the space for any modification and maintenance work that must be performed indoors. The larger hanger has 180' clear span and is 185' deep (30,400 sq. ft.), enabling it to wholly enclose a DC9 and a 727 at the same time. The hangar has been modified to serve as a paint booth as needed.


The smaller hangar is 100' clear span by 100' deep (10,000 sq. ft.) with 2,000 square feet of office space on the north side and another 4,000 square feet of enclosed space on the south. Offices for production planning and control are in this area, as engineering, the welding shop, receiving, materials and purchasing departments. The two hangars face each other at a distance of approximately 220 feet. Numerous mobile offices have been added to provide additional space for administrative and customer representative offices.

To the southeast of the large hangar is a 12,000 foot covered building used to store aircraft components and maintenance equipment. A 9,000 square foot warehouse on the west side of the facility houses the interior department as well as additional storage for materials and records. Both main hangars are equipped with lighting, water, compressed air, and 115/220/440 volt AC electricity. All office spaces are heated and cooled.

World Jet operates out of a 73,000 square foot facility in Tucson, Arizona. This facility consists of office space and warehouse space to accommodate the aircraft parts (Expendables, Rotables and Consumables), airframe components, engines and engine material inventory maintained by World Jet. This facility is located directly across the street from HAT which allows HAT immediate access to aircraft parts, (Expendables, Rotables and Consumables), airframe components, engines and engine material necessary to perform MRO services without incurring any costs or delays that may be related to shipping and improves the turn time of any such services provided.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Global
------

On July 15, 2004, Global completed the acquisition of World Jet Corporation, a privately owned Nevada corporation, located at 6900 S. Park Ave., Tucson, AZ 85706 ("World Jet") pursuant to a stock purchase agreement. The consolidated Statement of Cash Flows for the period ending June 30, 2004 for World Jet and HAT, includes accounts payable to a related party, Ralph Garcia, the majority owner of World Jet, which represents $1,250,000 for the World Jet closing; $300,000.00 note payable to Ralph Garcia and Michele Barkan and $454,000.00 due from World Jet in outstanding commissions. All of these obligations have been satisfied as of fiscal year end 2004.

HAT
---


On April 15, 2002, HAT entered into an agreement to purchase the operating assets and inventory from an existing MRO, Hamilton Aviation ("Sale of Assets Agreement"), a privately held Arizona corporation..The agreement contemplated the purchase by HAT of substantially all of Hamilton Aviation's equipment and inventory used in its aircraft maintenance, repair and modification services business. Under the terms of this agreement, the closing date was to be not later than July 15, 2002. The agreement was for a purchase price of $1.5 million, with a down payment in the amount of $300,000. The balance was payable monthly at 6 1/2% interest.. Hamilton Aviation is considered a related party because of the dependence of HAT on the agreement with Hamilton Aviation.


Also on April 15, 2002, Hamilton Aerospace entered into a Lease/Purchase Agreement with Hamilton Aviation for the same assets that were included in the Sale of Assets Agreement. Under the Lease/ Purchase Agreement, these assets would be leased for a term of three (3) years or until the Sale of Assets Agreement closed, at which time, all assets would transfer to HAT. The Lease / Purchase Agreement provided for payments in the amount of $8,000 per month to Hamilton Aviation through April 15, 2005. Provided that the Sale of Assets Agreement did not close by the expiration of Lease /Purchase Agreement, title of all assets covered under the Lease / Purchase Agreement would pass from Hamilton Aviation to HAT upon expiration of the Lease/Purchase Agreement.


On May 9, 2002, Hamilton Aviation filed for protection and reorganization under Chapter 11 of the United States Bankruptcy Code. The Sale of Assets Agreement was submitted to the Bankruptcy Estate for approval as part of Hamilton Aviation's plan of reorganization; and pending the Bankruptcy Estate's review and acceptance of the Sale of Assets Agreement and such plan of reorganization, HAT and Hamilton entered an interim agreement whereby HAT agreed to assume Hamilton Aviation's service contracts ("Service Agreement") pending approval of the Sale of Assets Agreement. Because the Sale of Assets Agreement was negotiated prior to Hamilton Aviation's petition for bankruptcy, HAT and Hamilton Aviation renegotiated the Sale of Assets Agreement to better reflect the scope of the current transaction in light of the current market. The renegotiated Sale of Assets Agreement covers sale of a portion of Hamilton Aviation's physical assets and has a reduced payoff clause, which states that $1 million will be considered full payment, providing HAT satisfies said agreement according to its terms. In March 2004, the new sale of assets agreement was approved by the Bankruptcy Estate and memorialized and finalized by the entry of a Settlement Agreement among HAT, Hamilton Aviation and the Bankruptcy Estate. This Settlement Agreement was then confirmed by Order of the Bankruptcy Court dated May 6, 2004.





            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


During the fiscal year ended December 31, 2003, the Common Shares were quoted under former symbol "RDVN", now GACF on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. Prior to May 2, 2002, the date on which Global acquired HAT, few transactions took place. As of December 31, 2004, the approximate number of record holders of Company common stock was 57 which number does not include shareholders whose shares are held in street or nominee names.. The following information relates to the trading of our common stock, par value $.001 per share. The high and low last sales prices of our common stock for each quarter during our two most recent fiscal years, as reported by the OTC Bulletin Board to date, are set forth below:

                                             HIGH                LOW
                                             ----                ---
2004
                   First Quarter            $ .53               $ .23
                   Second Quarter             .86                 .19
                   Third Quarter              .72                 .52
                   Fourth Quarter             .85                 .45

2003
                   First Quarter            $  .44              $ .24
                   Second Quarter              .31                .17
                   Third Quarter               .47                .20
                   Fourth Quarter              .55                .16



                             EXECUTIVE COMPENSATION





Global currently has in place an employee stock compensation plan and two compensatory stock option plans. Global has no long-term incentive plans, as that term is defined in the rules and regulations of the Securities and Exchange Commission. There are no other compensatory or benefit plans, such as retirement or pension plans, in effect or anticipated to be adopted at this time, although in the future the Board of Directors may adopt other plans.


          Compensation of Officers and Directors and Executive Officers
          -------------------------------------------------------------

The table below presents information concerning the compensation of the Company's Chairman of the Board, Chief Executive Officer and its other most highly compensated executive officers for the current year. None of such persons were compensated by the Company or by HAT during 2001. Such officers are sometimes collectively referred to below as the "Named Officers."




                                                     SUMMARY COMPENSATION TABLE
                                                     --------------------------
                                                       Long-Term Compensation
                                                       ----------------------
                               Annual Compensation                                Awards                   Payouts
------------------------------------------------------------------------------------------------------------------------
(a)                     (b)    (c)         (d)          (e)          (f)           (g)           (h)        (i)

Name and                Year   Salary      Bonus        Other        Restricted    Securities,   LTIP       Other
principal position                                                   Stock Awards  Underlying    Payouts    Compensation
                                                                                   options &
                                                                                   SAR's
                                                                     (Shares)
------------------------------------------------------------------------------------------------------------------------

Ian Herman              2004   $120,012    $13,000      None         2003award     None          None       None
Chairman, CEO/CFO                                                    vested
                    1   2003   $109,717    None         None         2,500,000     None          None       None

                        2002   $ 75,240    None         None         None          $40,000       None       None

John B. Sawyer          2004   $146,546    $  26,000    None         2003award     None          None       None
President, COO                                                       vested
                    1   2003   $142,159    None         None         2,500,000     None          None       None

                        2002   $ 88,310    None         None           400,000     None          None       None

Gordon Hamilton,        2004   $46,598     None         None         None          None          None       None
Director
                    2   2003   $33,518     None         None         None          None          None       None

Ronald J. Clark         2004   None        None         None         None          None          None       None
Former President,
CEO
                        2003   $ 28,766    None         None         None          None          None       None

                    3   2002   $ 75,240    $15,000      None         None          None          None       None

                                                               Page 44 of 95


                                                     SUMMARY COMPENSATION TABLE
                                                     --------------------------
                                                       Long-Term Compensation
                                                       ----------------------
                               Annual Compensation                                Awards                   Payouts
------------------------------------------------------------------------------------------------------------------------
(a)                     (b)    (c)         (d)          (e)          (f)           (g)           (h)        (i)

Name and                Year   Salary      Bonus        Other        Restricted    Securities,   LTIP       Other
principal position                                                   Stock Awards  Underlying    Payouts    Compensation
                                                                                   options &
                                                                                   SAR's
                                                                     (Shares)
------------------------------------------------------------------------------------------------------------------------

Randy J. Sasaki         2004   None        None         None         None          None          None       None
Former Director
                        2003   $0          None         None         None          None          None       None

                    4   2002   $0          $22,500      None         None          None          None       None

John Brasher            2004   None        None         None         None          None          None       None
Former Director
                        2003   $0          None         None         None          None          None       None

                    4   2002   $0          None         $18,340      None          None          None       None


(1) The Restricted stock awards given to Herman and Sawyer in 2003 are pursuant to Employment Agreements filed under form DEF 14C on September 26, 2003.

(2)  Hamilton became a director September 1, 2003.

(3) The bonus amounts payable in 2002 to Clark consist of awards of common stock pursuant to the 1997 Employee Stock Compensation Plan. The restricted stock awards consist of common stock awarded pursuant to the 1997 Employee Stock Compensation Plan.

(4) Sasaki and Brasher were directors, and Sasaki was an executive officer of the Company for the years respectively ended December 31, 2001 and 2002. Their service terminated on May 3, 2002. Other compensation payable to Brasher for those years consisted of legal fees.

The Company has or intends to implement employee benefits that are or will be generally available to all its employees and its subsidiary employees, including medical, dental and life insurance benefits and a 401(k) retirement savings plan.

None of the Named Officers received any form of non-cash compensation from the Company or Hamilton Aerospace in the years ended December 31, 2003, 2002 or 2001, nor currently receives any such compensation.



                                            OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                            -------------------------------------
                                                     Individual Grants
                                                     -----------------

(a)                  (b)                    (c)                     (d)                    (e)

Name                 Number of Securities   % of Total              Exercise or Base       Expiration Date
                     Underlying             Options/SAR's Granted   Price ($/Sh)
                     Options/SAR's Granted  to Employees in
                                            Fiscal Year
--------             ----------------------------------------------------------------------------------------

Ian Herman           133,334                10%                     $0.17                  05/13/2008 (30 day
                                                                                           grace period)

John B. Sawyer       766,666                58%                     $0.17                  05/13/2008 (30 day
                                                                                           grace period)


                  AGGREGATED OPTION'SAR EXERCISES IN LAST FISCAL YEAR and FISCALYEAR-END OPTION/SAR VALUES
                  ----------------------------------------------------------------------------------------

(a)                (b)                   ( c)                 (d)                       (e)

Name               Shares Acquired on    Value Realized ($)   Exercisable               Unexercisable
                   Exercise
--------           -------------------------------------------------------------------------------------------

Ian Herman         None                  N/A                  133,334                   N/A

John B. Sawyer     None                  N/A                  766,666                   N/A

--------------------------------------------------------------------------------------------------------------



1997 Employee Stock Compensation Plan

Global has adopted the 1997 Employee Stock Compensation Plan for employees, officers, directors of Global and advisors to Global (the "ESC Plan"), which has been approved by the shareholders. Global has reserved a maximum of 1,000,000 Common Shares to be issued upon the grant of awards under the ESC Plan. Employees will recognize taxable income upon the grant of Common Stock equal to the fair market value of the Common Stock on the date of the grant and Global will recognize a compensating deduction at such time. The Board of Directors administers the ESC Plan. All shares of Common Stock available under the ESC Plan have been awarded and issued.

1997 Compensatory Stock Option Plan

Global has adopted the 1997 Compensatory Stock Option Plan for officers, employees, directors and advisors (the "CSO Plan"). The shareholders have approved this plan. Global has reserved a maximum of 2,000,000 Common Shares to be issued upon the exercise of options granted under the CSO Plan. The CSO Plan will not qualify as an "incentive stock option" plan under Section 422A of the Internal Revenue Code of 1986, as amended. Options will be granted under the CSO Plan at exercise prices to be determined by the Board of Directors or other plan administrator. With respect to options granted pursuant to the CSO Plan, optionees will not recognize taxable income upon the grant of options granted at or in excess of fair market value. Global will be entitled to a compensating deduction (which it must expense) in an amount equal to any taxable income realized by an optionee as a result of exercising the option. The Board of Directors administers the CSO Plan. All options available under the CSO Plan have been awarded and issued.

2002 Compensatory Stock Option Plan


Global has adopted the 2002 Compensatory Stock Option Plan for officers, employees, directors and advisors (the "2002 CSO Plan"). The shareholders have not yet approved this plan. Global has reserved a maximum of 3,000,000 Common Shares to be issued upon the exercise of options granted under the 2002 CSO Plan. The 2002 CSO Plan will not qualify as an "incentive stock option" plan under Section 422A of the Internal Revenue Code of 1986, as amended. The Board of Directors or other plan administrator will grant options under the 2002 CSO Plan at exercise prices to be determined. With respect to options granted pursuant to the 2002 CSO Plan, optionees will not recognize taxable income upon the grant of options granted at or in excess of fair market value. Global will be entitled to a compensating deduction (which it must expense) in an amount equal to any taxable income realized by an optionee as a result of exercising the option. The Board of Directors administers the 2002 CSO Plan. Options to purchase an aggregate of 580,000 shares of Global common stock have been granted under the 2002 CSO Plan.


2003 Employee Stock Compensation Plan


Global has adopted the 2003 Employee Stock Compensation Plan for officers, employees, directors and advisors (the "2002 ESC Plan"). The shareholders have not yet approved this plan. Global has reserved a maximum of 5,000,000 Common Shares to be issued upon the grant of awards under the ESC Plan. Employees will recognize taxable income upon the grant of Common Stock equal to the fair market value of the Common Stock on the date of the grant and Global will recognize a compensating deduction at such time. The Board of Directors administers the ESC Plan. 2,800,000 shares of Common Stock available under the ESC Plan have been awarded and issued.


Compensation of Directors

We have employment agreements with Ian Herman and John B. Sawyer. Each provides for the payment of a base salary with increases in base salary based upon the company's net profit performance and for bonus compensation based on performance.


On July 29, 2004 Directors Alfredo Mason and Lawrence Mulcahy accepted Engagement Agreement to serve as Directors. The Agreements call for an honorarium payment of $100.00 per hour for every hour reasonably expended in performance of their duties and incentive compensation in the form of options to purchase 50,000 shares each of common stock, under the 2003 CSOP. On October 29, 2004, Gordon Hamilton resigned his position with HAT and became a compensated Director for the Company at the annual rate of $40,000 plus medical benefits and expenses.

                              FINANCIAL STATEMENTS


The audited financial statements of Global, HAT and World Jet for the years ended December 31, 2003 and 2004, the unaudited pro forma for World Jet and the audited financial statements of Hamilton Aviation for the years ended 2000, and 2001 and as of April 30, 2002, and related notes which are included in this offering have been examined by Larry O'Donnell, CPA, and have been so included in reliance upon the opinion of such accountants given upon their authority as an expert in auditing and accounting.



           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                        CONTROL AND FINANCIAL DISCLOSURE

None.

                             FOR FURTHER INFORMATION


We are a small business reporting company and file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy these reports, proxy statements, and other information at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at
(800) SEC-0330 for more information about the operation of the public reference rooms. You may also request copies of these documents by writing to the SEC and paying a fee for the copying cost. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov" and at our own web site at "http://www.Globalventurecorp.com".


         As a small business and SB-2 filer we are not permitted to incorporate any information or documents filed by the Company by reference and therefore we will file post-effective amendments when any of our financial statements become outdated.

         If you are interested in receiving a copy of any of the Company's filings, we will provide you, without cost, with a copy of any of these filings on request made orally or in writing to us at the following address:


                         Global Aircraft Solutions, Inc.
                                 P.O. Box 23009
                                Tucson, AZ 85734
                            Attn: Investor Relations
                               Tel: (520) 294-3481
                               Fax: (520) 741-1430

                         Global Aircraft Solutions, Inc.
                                    formerly,
                       Renegade Venture (NEV.) Corporation
                        CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
                                DECEMBER 31, 2004






                                TABLE OF CONTENTS



  INDEPENDENT AUDITOR'S REPORT                                       F-1

  CONSOLIDATED BALANCE SHEETS                                        F-2 - F-3

  CONSOLIDATED STATEMENT OF OPERATIONS                               F-4

  CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY                     F-5

  CONSOLIDATED STATEMENT OF CASH FLOWS                               F-6

  NOTES TO FINANCIAL STATEMENTS                                      F-7 - F-24

                           Larry O'Donnell, CPA, P.C.
                         2228 South Fraser Street Unit 1
                             Aurora, Colorado 80014
                            Telephone (303) 745-4545


             Report of Independent Registered Public Accounting Firm
             -------------------------------------------------------

To the Board of Directors
Global Aircraft Solutions, Inc.
Tucson, Arizona


I have audited the accompanying balance sheet of Global Aircraft Solutions, Inc. (formerly Renegade Venture (Nev.) Corporation, as of December 31, 2004 and 2003, and the related statements of loss, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Aircraft Solutions, Inc. (formerly Renegade Venture (Nev.) Corporation as of December 31, 2004 and 2003, and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


Larry O'Donnell, CPA, P.C.
March 25, 2005

                         GLOBAL AIRCRAFT SOLUTIONS, INC.
                  Formerly Renegade Venture (Nev.) Corporation
                           Consolidated Balance Sheet
                           December 31, 2003 and 2004
                                    (Audited)


                                     ASSETS

                                                      2003               2004
                                                   -----------       -----------

CURRENT ASSETS
Cash and cash equivalents                          $     8,680       $   549,904
Accounts receivable                                  1,612,945         4,766,215
Note receivable                                                          175,642
Note receivable: related party
                                                         6,400                 0
Inventory                                              570,794         3,435,644
Other current assets                                   392,407           380,932
                                                   -----------       -----------

  TOTAL CURRENT ASSETS                             $ 2,591,226       $ 9,308,337

Property, plant and equipment                          532,388         1,625,034
Investments                                                               25,000
Goodwill                                                                 597,724
Assets held for sale                                                     212,500
Other assets                                           122,167           151,793
                                                   -----------       -----------

  TOTAL ASSETS                                     $ 3,245,781       $11,920,388
                                                   ===========       ===========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                         GLOBAL AIRCRAFT SOLUTIONS, INC.
                  Formerly Renegade Venture (Nev.) Corporation
                           Consolidated Balance Sheet
                           December 31, 2003 and 2004
                                    (Audited)


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

                                                       2003             2004
                                                   ------------    ------------

CURRENT LIABILITIES
Notes payable                                      $    798,862    $          0
Note payable-related party                                --              --
                                                   ------------    ------------
Accounts payable - trade
                                                      1,691,853       2,955,775
Accounts payable - related party                                              0
                                                                         71,827
Due to factor                                           394,391         604,411
Customer deposits
                                                         27,800         280,537
Billings in excess of costs and estimated
  earnings on contracts in progress                     323,686         966,238
Accrued liabilities                                     688,518         844,709
Shares subject to mandatory redemption                  400,535               0
                                                   ------------    ------------

  TOTAL LIABILITIES                                $  4,397,472    $  5,651,670
                                                   ============    ============

STOCKHOLDERS' EQUITY
Common stock, $.001 par value, 50,000,000 and
 100,000,000 shares
 authorized in 2003 and 2004,
 17,480,000 and 30,650,386
 issued and outstanding in 2003 and 2004                 18,110          31,280
Additional paid-in capital                            2,412,123       6,976,700
Deferred compensation                                  (332,000)              0
Contributed capital                                     620,289         620,289
Accumulated deficit                                  (3,870,213)     (1,359,551)
                                                   ------------    ------------

  TOTAL STOCKHOLDERS' EQUITY                         (1,151,691)      6,268,718
                                                   ============    ============

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $  3,245,781    $ 11,920,388
                                                   ============    ============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                         GLOBAL AIRCRAFT SOLUTIONS, INC.
                  Formerly Renegade Venture (Nev.) Corporation
                      Consolidated Statement of Operations
                     Years ended December 31, 2003 and 2004
                                    (Audited)

                                                       2003            2004
                                                   ------------    ------------

Net sales                                          $ 15,378,352    $ 30,851,118

Cost of sales                                        12,439,247      24,195,426
                                                   ------------    ------------

Gross profit                                          2,939,105       6,655,693
Selling, general and administrative expenses         (3,727,036)     (4,607,143)
Inventory write down                                    (50,000)       (212,500)
Penalties                                              (132,096)       (295,903)
                                                   ------------    ------------

Gain (loss) from operations                            (970,027)      1,540,146

Other income (expense):
  Interest income                                       370,030          87,521
  Interest expense                                     (690,663)       (329,023)
  Gain on renegotiation of contract                                    1,144,502
  Miscellaneous expense                                 (19,551)         (9,084)
  Discounts taken                                                         45,438
  Miscellaneous income                                   10,780          31,162
                                                   ------------    ------------

Net gain (loss)                                    $ (1,299,428)   $  2,510,662
                                                   ============    ============

Net gain (loss) per share (Basic)                  $      (0.07)   $       0.10
                                                   ============    ============
Net gain (loss) per share (Fully Diluted)          $      (0.07)   $       0.10
                                                   ============    ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.


                                                     F-5

                                        GLOBAL AIRCRAFT SOLUTIONS, INC.
                              (Formerly Renegade Venture (NEV.) Corporation)
                       Consolidated Statement of Changes in Stockholders' Equity
                For the Year Ended December 31, 2003 and the Year Ended December 31, 2004

------------------------------------------------------------------------------------------------------------

                                             Additional                             Accumulated
                          Common Stock        Paid-in    Contributed   Deferred     Earnings/    Stockholder
                      --------------------    Capital     Capital    Compensation    Deficit      Equity
                      Shares       Amount     Amount      Amount       Amount        Amount       Amount
------------------------------------------------------------------------------------------------------------

  Balance at     *   18,980,000     19,360   1,904,075     520,289      (66,000)    (2,570,785)     307,061
 December 31,
     2002
------------------------------------------------------------------------------------------------------------
 1st Qtr, 2003
------------------------------------------------------------------------------------------------------------
Net Income/Loss                                                                       (121,845)
------------------------------------------------------------------------------------------------------------
 Shares issued           50,000 A       50      14,950
------------------------------------------------------------------------------------------------------------
Shares returned         (50,000)       (50)         50
------------------------------------------------------------------------------------------------------------
 Compensation                                                            18,000
   expensed
------------------------------------------------------------------------------------------------------------
 2nd Qtr, 2003
------------------------------------------------------------------------------------------------------------
Net Income/Loss                                                                      (380,450)
------------------------------------------------------------------------------------------------------------
Shares returned  1   (8,350,000)    (8,100)  (409,112)
------------------------------------------------------------------------------------------------------------
 Compensation                                                            18,000
   expensed
------------------------------------------------------------------------------------------------------------
 3rd Qtr, 2003
------------------------------------------------------------------------------------------------------------
Net Income/Loss                                                                      (901,318)
------------------------------------------------------------------------------------------------------------
 Shares issued        5,610,000 B    5,610     (16,440)                (320,000)
------------------------------------------------------------------------------------------------------------
Shares returned  2   (1,560,000)    (1,560)    531,390
------------------------------------------------------------------------------------------------------------
 Compensation                                                            18,000
   expensed
------------------------------------------------------------------------------------------------------------
Treasury stock   3                            (114,000)
------------------------------------------------------------------------------------------------------------
 4th Qtr, 2003
------------------------------------------------------------------------------------------------------------
Net Income/Loss                                                                        104,185
------------------------------------------------------------------------------------------------------------
 Shares issued       2,800,000  C    2,800    501,200
------------------- ----------------------------------------------------------------------------------------
    Capital      4                                         100,000
  contributed
------------------------------------------------------------------------------------------------------------
    Balance          17,480,000     18,110   2,412,123     620,289     (332,000)    (3,870,213)   (1,151,691)
 December 30,
     2003
------------------------------------------------------------------------------------------------------------
 1st Qtr, 2004
------------------------------------------------------------------------------------------------------------
Net Income/Loss                                                                        755,367
------------------------------------------------------------------------------------------------------------
 Compensation                                                            12,000
   expensed
------------------------------------------------------------------------------------------------------------
 2ndQtr, 2004
------------------------------------------------------------------------------------------------------------
Net Income/Loss                                                                        843,567
------------------------------------------------------------------------------------------------------------
 Shares issued   5    9,600,000 D    9,600   3,009,600
------------------------------------------------------------------------------------------------------------
Shares pledged                       1,000    499,000
------------------------------------------------------------------------------------------------------------
 3rd Qtr, 2004
------------------------------------------------------------------------------------------------------------
Net Income/Loss                                                                        678,655
------------------------------------------------------------------------------------------------------------
 Shares issued   6    1,000,000 E
   (pledged)
------------------------------------------------------------------------------------------------------------

                                     Page 55 of 95



------------------------------------------------------------------------------------------------------------
Shares issued   7   2,570,386  F    2,570   1,055,977
------------------------------------------------------------------------------------------------------------
 Shares vested                                                          320,000
------------------------------------------------------------------------------------------------------------
 4th Qtr, 2004
------------------------------------------------------------------------------------------------------------
Net Income/Loss  8                                                                    233,073
------------------------------------------------------------------------------------------------------------
    Balance      9   30,650,386     31,280   6,976,700     620,289            0     (1,359,551)   6,268,718
 December 31,
     2004
------------------------------------------------------------------------------------------------------------

     o    For notes on items 1 thru 9 and A thru F, see Note 6 covering
          Shareholder Equity.

The accompanying notes are an integral part of these consolidated financial statements.

                                             Page 56 of 95



                                       F-6

                         GLOBAL AIRCRAFT SOLUTIONS, INC.
                  Formerly Renegade Venture (Nev.) Corporation
                      Consolidated Statement of Cash Flows
                     Years ended December 31, 2003 and 2004
                                    (Audited)

                                                            2003          2004
                                                       ------------   -----------

Increase (Decrease) in Cash and Cash Equivalents:

Cash flows from operating activities:
    Net Profit/(Loss)                                  $(1,299,428)   $ 2,510,662

Adjustments to reconcile net loss to
  net cash provided (used) by operating
  activities:
    Depreciation                                           111,904        321,160
    Write down of inventory                                               212,500
    Allowance for Doubtful Accounts                         60,562         14,944
    Gain from Renegotiation of Contract                                (1,144,502)
    Expenses paid with stock                               571,000        419,613
                                                       -----------    -----------
Net adjustments to reconcile net loss to net cash          743,466       (176,285)

Changes in Assets and Liabilities:
    Accounts receivable                                   (920,033)    (3,584,402)
    Prepaid expenses                                       (15,216)       (75,157)
    Inventory                                             (158,205)    (1,631,494)
    Investments                                                           (25,000)
    Restricted funds                                       (75,410)          (409)
    Other current assets                                       421         (8,094)
    Other non-current assets                                22,292       (212,500)
    Accounts payable-trade                               1,067,726      2,253,182
    Accounts payable-related party                         (55,202)        16,173

    Due to factor                                          272,979       (394,391)
    Customer deposits                                       27,800        252,737
    Billings in excess of cost and estimated
       earnings on contracts in progress                   250,335        642,552
     Income Taxes Payable                                                 208,989
    Commitments and contingencies                          400,535       (400,535)
    Accrued liabilities
                                                          (227,539)      (414,735)
                                                       -----------    -----------
Net cash used by operating activities                       34,521     (1,038,707)

Cash flows from investing activities:
    Purchase of property, plant and equipment              (83,941)    (1,366,447)
    Purchase of World Jet, net of cash acquired                          (959,644)
                                                       -----------    -----------
Net cash used by investing activities
                                                           (83,941)    (2,326,091)

Cash flows from financing activities:
    Notes payable                                          598,061        412,913
    Paid in capital                                      4,065,577
    Issuance of stock                                     (300,535)        12,170
    Treasury stock                                         (16,667)
    Note receivable                                       (101,250)       (50,411)
    Note receivable -- related party                         6,400
                                                                           (6,400)
    Notes payable -- related party                        (117,000)      (540,627)
                                                       -----------    -----------
Net cash provided by financing activities                   56,209
                                                                        3,906,022

Net increase (decrease) in cash and cash equivalents       541,224
                                                                            6,789
Cash and cash equivalents at beginning of period             1,891          8,680
                                                       -----------    -----------

Cash and cash equivalents at end of period             $     8,680    $   549,904
                                                       ===========    ===========


o    Interest paid in 2003 was $690,663 and paid in 2004 was $329,023.
o    No income taxes were paid in 2003 or 2004 due to NOL carryforward.

Schedule of non-cash investing and financing activities:

         Common stock issued for World Jet Corporation              $500,000

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                         GLOBAL AIRCRAFT SOLUTIONS, INC.
                  (Formerly Renegade Venture (NEV) Corporation)
                          Notes to Financial Statements
                     December 31, 2003 and December 31,2004


1. BASIS OF PRESENTATION

The accompanying audited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for financial information. In the opinion of management, all adjustments consisting of normal recurring adjustments considered necessary to a fair presentation have been included.

The condensed consolidated financial statements include the accounts of Global Aircraft Solutions, Inc., formerly Renegade Venture (NEV.) Corporation and its wholly owned subsidiaries, Hamilton Aerospace Technologies, Inc. ("HAT") and Johnstone Softmachine Corporation ("Johnstone"), collectively, the "Company". All were acquired by Global on May 2, 2002. The accounting records of HAT/Johnston reflect activities since inception of April 5, 2002. For accounting purposes, the transaction has been treated as an acquisition of Global, formerly Renegade Venture (NEV.) Corporation by HAT and as a recapitalization of Global, formerly Renegade Venture (NEV.) Corporation. Since HAT began operating on April 15, 2002 no results of operations for the period January 1, 2002 to April 14, 2002 have been presented. As such, the financial statements reflect the accounting activity of HAT since its inception date of April 5, 2002.

In conjunction with commencing operations on April 15, 2002, HAT entered into an agreement to purchase the operating assets and inventory from an existing MRO, Hamilton Aviation ("Sale of Assets Agreement") as well as entering into a Lease/Purchase Agreement with Hamilton Aviation for the same assets so that HAT could commence operations pending a closing of the Sale of Assets Agreement ("Lease Agreement"). Shortly after entering into this Sale of Assets Agreement, Hamilton Aviation filed for reorganization under Chapter 11 of the United States Bankruptcy Code. The Sale of Assets Agreement was submitted to the Bankruptcy Estate for approval as part of Hamilton Aviation's plan of reorganization; and pending the Bankruptcy Estate's review and acceptance of the Sale of Assets Agreement and such plan of reorganization, HAT and Hamilton entered into an interim agreement whereby HAT agreed to assume Hamilton Aviation's service contracts pending approval of the Sale of Assets Agreement. During the Bankruptcy Estate's review of the Sale of Assets Agreement and plan of reorganization, HAT and Hamilton renegotiated the terms and purchase price of the Sale of Assets Agreement; and in March 2004, the modified Sale of Assets Agreement was approved by the Bankruptcy Estate and memorialized and finalized by the entry of a Settlement Agreement among HAT, Hamilton Aviation and the Bankruptcy Estate. This Settlement Agreement was then confirmed by Order of the Bankruptcy Court dated May 6, 2004.

The acquisition of 100% of World Jet, Inc was finalized on July 15, 2004, with an effective date of January 1, 2004. As such, the financial statements include the accounting activity of World Jet since January 1, 2004.


2. ORGANIZATION AND NATURE OF OPERATIONS

Global Aircraft Solutions, Inc., formerly Renegade Venture Corporation, was incorporated on February 13, 1989, as a Delaware corporation. In 1997, the Company was re-domiciled as a Nevada Corporation through a merger with a newly formed Nevada Corporation, Renegade Venture (NEV.) Corporation, a wholly owned subsidiary of Renegade Venture Corporation.

On May 2, 2002, the Company acquired 100% of the common stock of Hamilton Aerospace Technologies Inc. ("HAT") pursuant to a Stock Exchange Agreement whereby the former shareholders of HAT received 12,500,000 common shares of Renegade Venture (NEV.) Corporation, now Global Aircraft Solutions, Inc. Subsequent to this reverse merger there were 16,200,000 total common shares outstanding. HAT was formed on April 5, 2002 and commenced operations on April 15, 2002. HAT provides large aircraft maintenance, repair and modification services to owners and operators of large transport-category commercial jet aircraft. Services of this nature are required and needed by passenger and cargo air carriers, aircraft leasers, and governmental entities.

On April 12, 2002, Renegade Venture (NEV.) Corporation, now Global aircraft solutions, Inc., acquired 100% of the common stock of Johnstone Softmachine Corporation (Johnstone) pursuant to the Stock Purchase Agreement and Plan of Reorganization by and between LogiCapital Corporation (the principal shareholder of Johnstone), an entity controlled by John Brasher, who, at that time, was a director of Renegade Venture (NEV.) Corporation (he has since resigned) and Renegade Venture (NEV.) Corporation. Mr. Brasher was also a principal stockholder of Renegade Venture (NEV.) Corporation prior to the merger. As such, this transaction represented a transfer between control groups and is reported on a historical cost basis. Johnstone was formed on May 8, 1996 has had no substantial operations, and is in the development stage. Johnstone currently lacks the funding necessary to commence operations.

On July 15, 2004, the Company finalized an agreement to buy 100% of the common stock of World Jet Corporation, a privately held aircraft parts and brokerage company for $1.55 million in cash and notes and 1,000,000 shares of restricted common stock valued at $0.50 per share for the purposes of this transaction. The effective date of this agreement is January 1, 2004. The shares were issued in July 2004.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Trade Accounts Receivable
-------------------------

Trade accounts receivable represent amounts billed but uncollected on both completed and in-progress aircraft repair and maintenance contracts.

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. The allowance is estimated as a percentage of accounts receivable based on a review of accounts receivable outstanding and the Company's prior history of uncollectible accounts receivable. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. Changes in the valuation allowance have not been material to the financial statements.

                                    Inventory
                                    ---------

    Inventories are stated at the lower of cost (first-in, first-out) or market.

Property and Equipment
----------------------

Property and equipment are recorded at cost. Depreciation is provided for on the straight-line on the straight-line method over the estimated useful lives of the assets. The estimated useful life of computer equipment and software is three years at both our HAT and World Jet subsidiaries; the estimated useful life of all other categories of assets at our HAT subsidiary is five years. World Jet uses estimated useful lives of 3, 5, and 7 years for its other assets. Amortization of leasehold improvements is computed using the shorter of the lease term or the expected useful life of the assets. Maintenance and repairs that neither materially adds to the value of the property nor appreciably prolong its life are charged to expense as incurred. Betterments or renewals are capitalized when incurred.

The Company reviews the carrying value of property, plant and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result form its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolesce, demand, competition, and other economic factors.

Revenue and Cost Recognition
----------------------------

Revenues from fixed-fee contracts or portions of contracts are recognized by employing the percentage-of-completion method, measured by the cost-to-cost method, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. The cumulative catch-up method is used to account for changes in estimates of total revenues, total costs or extent of progress. Each project is considered complete when the subject aircraft departs our facility. Revision in cost and labor hour estimates and recognition of losses, if any, on these contracts are reflected in the accounting period in which the facts become known. During the periods covered by these financial statements, no material prior period revisions were necessary. As of December 31, 2004 there are no material amounts in excess of the agreed contract price that the Company seeks to collect from customers or others for customer-caused delays, errors in specifications or designs, contract termination, change orders in dispute or unapproved as to both scope and price, or other causes of unanticipated additional costs.

The following table shows a breakdown of sales by category that comprise total Net Sales and Cost of Sales for the periods presented:


      Sales Breakdown                       2003                  2004
                                        ------------          -----------
      Aircraft Maintenance:

                            Labor       $  9,092,174          $14,332,802

                            Parts          3,059,219            2,886,994

      Aircraft Sales/Engines               2,950,000            7,940,943

      Parts Sales                              8,791            4,688,501

      Other Services                         268,168              818,545

      Commissions                                                 183,333
                                        ------------           ----------

                  Total Sales           $ 15,378,352          $30,851,118


      Cost of Sales Breakdown

      Aircraft Maintenance:

                            Labor       $  7,356,790          $10,861,470

                            Parts          2,187,163            2,875,375

      Aircraft Sales/Engines               2,800,000            7,005,363

      Parts Sales                              7,326            2,985,070

      Other Services                          87,968              468,148

      Commissions                                  0                   0
                                        ------------          -----------

                  Total Cost of         $ 12,439,247          $24,195,426
      Sales


Income (Loss) per share

Basic earnings per share includes no dilution and is computed by dividing net earnings (loss) available to stockholders by the weighted number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the Company's earnings. During the year ended December 31, 2003 there were no dilutive securities and Basic Earnings per share were calculated using the net loss for the year divided by the number of shares issued and outstanding at December 31, 2003. For the periods presented, the Company used the fair value method to account for stock-based employee compensation transactions as specified under FASB 123 consequently, no presentation for the effects of a change in accounting principle has been presented.

Calculation of Basic Earnings per Share for 2004:


Issues              Shares              Date                 Days                Weighted shares
------              ------              ----                 ----                ---------------

                    17,480,000          1/01 - 6/01          152                    7,259,454

9,600,000           27,080,000          1/06 - 7/01           30                    2,219,672

1,400,000           28,480,000          7/01 - 7/07            6                      466,885

   55,000           28,535,000          7/07 - 9/03           58                    4,521,940

2,115,386           30,650,386          9/03 - 1/01          120                   10,049,307
                                                             ---                   ----------

                                        TOTALS               366                   24,517,258

                                        NET INCOME    -      2004                 $ 2,510,662

                                                             EPS,                 $  .10
                                                             Basic

Calculation of Fully Diluted Earnings per Share for 2004:  (Average price of shares  $.52.)


Warrants and options under $.52 (see Table under Note 6)                Shares

   Warrants @  .34                                                       720,000

   Options @ $ .17                                                       900,000

   Options @ $ .20                                                       100,000
                                                                      ----------

     Total under $.52                                                  1,720,000

     Shares from above                                                24,517,258
                                                                      ----------

     Total, fully diluted                                             26,237,258

NET INCOME - 2004                                                     $2,510,662

EPS, Fully diluted                                                    $  .10


Goodwill

The Company bought 100% of the stock of World Jet. This acquisition of world Jet was recorded as follows:

Assets purchased from World Jet:

         Cash                                                     590,356
         Accounts receivable                                      983,796
         Inventories                                            1,445,856
         Other assets                                              47,235
         Goodwill                                                 597,724
                                                                ---------
                                                                3,664,967

Liabilities assumed from World Jet:

         Accounts payable and accrued expenses                    870,967
         Loans payable - related parties                          744,000
                                                               ----------
                                                                1,614,967

         Net purchase price                                    $2,050,000


The $597,724 goodwill recorded represents the difference between the price paid of $1,250,000 in cash and notes and 1,000,000 shares of stock, at $.50 per share, and the World Jet equity of $1,452,276 at January 1, 2004, the transaction date.

The Company evaluates the carrying value of goodwill annually and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its goodwill-carrying amount. Such circumstances could include but are not limited to:

     1.   A significant adverse change in legal factors or in business climate
     2.   Unanticipated competition
     3.   An adverse action or assessment by a regulator

When evaluating whether goodwill is impaired, the Company compares the fair value of the reporting unit to which the goodwill is assigned to that unit's carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The total of the implied fair value of all of the other assets and liabilities of the unit, based on their fair value, less the total amount assigned to those assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value.

New Accounting Pronouncements:
------------------------------

FASB Interpretation 46R "Consolidation of Variable Interest Entities", as revised (FIN 46R), requires that variable interest entities created before December 31, 2003 be consolidated during the first interim period beginning after December 15, 2003. Accordingly, on January 1, 2004, we adopted FIN 46R and consolidated our interest in a landfill development partnership, of which we are a limited partner. The consolidation of the landfill development partnership had an effect of increasing fixed assets by $2.8 million after we recognized an impairment expense of $1.2 million in 2004.

In January, 2004 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132 (revised 2003) "Employers' Disclosures about Pensions and Other Postretirement Benefits", an amendment of FASB Statements No. 87, 88, and 106. The Statement revises employers' disclosures about pension plans and other postretirement benefit plans. The statement retains the disclosure requirements contained in FASB Statement No. 132, which it replaces, and requires additional annual disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. Statement No. 132R requires us to provide disclosures in interim periods for pensions and other postretirement benefits. We adopted Statement No. 132R in the quarter ended March 31, 2004.

In May 2004, the Financial Accounting Standards Board issued a staff position, FSP 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003". FSP 106-2 provides guidance on accounting for the effects of the Medicare Prescription Drug Improvement Act of 2003 for employers that sponsor postretirement healthcare plans that provide prescription drug benefits. We adopted FSP 106-2 in our fourth quarter beginning on July 1, 2004. The Medicare Prescription Drug Improvement Act of 2003 should result in improved financial results for employers that provide prescription drug benefits for their Medicare-eligible retirees. The Prescription Drug bill will have an estimated effect of reducing our postretirement liabilities by approximately 8%. The estimated reduction will be recognized over 14 years. The Prescription Drug bill reduced our expense for postretirement liabilities by approximately $140 for the fourth quarter of fiscal 2004.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs an amendment of ARB No. 43, Chapter 4." This Statement clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted materials. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The initial application of SFAS No. 151 will have no impact on the Company's financial statements.

In December 2004, the FASB issued SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67." This Statement references the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position 04-2, "Accounting for Real Estate Time-Sharing Transactions." This Statement also states that the guidance for incidental operations and costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. The initial application of SFAS No. 152 will have no impact on the Company's financial statements.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets
- an amendment of APB Opinion No. 29." This Statement eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect application of SFAS No. 153 to have a material affect on its financial statements.


                            Stock-Based Compensation
                            ------------------------

As permitted under the Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation", the Company accounts for its stock-based compensation to employees in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees". As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Certain pro forma net income and EPS disclosures for employee stock option grants are also included in the notes to the financial statements as if the fair value method as defined in SFAS No. 123 had been applied. Transactions in equity instruments with non-employees for goods or services are accounted for by the fair value method.

4. INVENTORY

Inventories consisted of the following:

                                      2003               2004
                                   ---------          -----------

      Maintenance Hardware         $ 145,794          $   991,206
      Parts for Resale               425,000            1,929,664
      Aircraft & Engine                    0              514,774
                                   ---------          -----------

                                   $ 570,794          $ 3,435,644

The $425,000 Parts for Resale-2003 (previously rotable parts) was reclassified in 2004. $212,500 was written off during 2004 as a write down of inventory value and the balance of $212,500 was reclassified as a non-current asset (Assets held for sale).


5. PROPERTY AND EQUIPMENT

                                                        2003             2004
                                                    ----------        ----------
             Gross Asset Values

Land and improvements                               $   25,094        $   25,094
Buildings and improvements                             123,313           170,560
Vehicles                                                45,040            73,328
Machinery and equipment                                456,912         1,563,659
Computer Equipment                                           0           289,561
Other Office Equipment                                   1,915            50,805
                                                    ----------        ----------
                                                       652,224         2,173,007

Less accumulated depreciation                          119,886           547,973
                                                    ----------        ----------

  Property and equipment, Net                       $  532,388        $1,625,034
                                                    ==========        ==========

During 2003 and 2004 depreciation expense was $111,903 and $321,160.


6. SHAREHOLDERS' EQUITY

Common Stock
------------

In 1996, the Company's articles of incorporation were amended, making several changes affecting common stock. A reverse-stock split was approved, whereby each 100 shares of original common stock were exchanged into one share of common stock. This action reduced the outstanding common shares from 3,200,000 to 320,000. The number of authorized common shares was increased after the reverse split 32,000,000 to 320,000. The number of authorized common shares was increased after the reverse split from 32,000,000 to 50,000,000. In addition, the amount of authorized preferred stock was changed to 5,000,000 shares. As a result of the re-domiciliation to Nevada, statutory par value of $.001 for both common and preferred stock was established.

As discussed in Note 1, the Company went through two acquisitions during the quarter ended June 30, 2002. Under the terms of these mergers, the Company issued 3,000,000 common shares to the stockholders of Johnstone Softmachine Corporation and 12,500,000 shares to the stockholders of Hamilton Aerospace Technologies, Inc. The issuance of these shares is reflected in the accompanying financial statements.

On July 21, 2003 the Directors of the Company took the following actions by Unanimous Consent of the Board of Directors in lieu of Special Meeting:

The 8,100,000 shares held by OMAC, 1,500,0000 shares held by Seajay Holdings, LLC and 1,500,000 shares held by Joane Corporation were declared void due to failure of consideration for the issuance of such shares. Further the proper officers of the Corporation were authorized and directed to take all action necessary to cause the certificate representing the 8,100,000 shares of common stock held by OMAC to be returned to the Corporation for cancellation in accordance with the terms of the Judgment, discussed in Note 7 below, as entered by the Superior Court of Maricopa County Arizona. The proper officers of the Company were authorized and directed in accordance with said Judgment to open an escrow account and to fund such account in the amount of $400,535.14 within 90 days of the return and cancellation of the OMAC certificate. Further the certificate of Joane Corporation, representing 1,500,000 shares of common stock, shall be canceled. The shares represented by such certificate shall revert to authorized and unissued shares of the Company's capital stock. Further, the proper officers of the Corporation were authorized and directed to take such action as necessary to cause the certificate held by Seajay Holdings, LLC to be returned to the Company for cancellation.

The Board of Directors determined that it would be in the best interest of the Company to enter into employment agreements with its executive officers, Ian Herman and John B. Sawyer. Included in the terms of each employment agreement is a grant of 2,500,000 shares of common stock each to Messrs. Herman and Sawyer. The shares are subject to vesting. The employment agreements were approved by owners of the majority of the outstanding shares of the Company's common stock as of July 29, 2003. Details of these employment agreements can be found in Form 8-K filed September 11, 2003.

On October 15, 2003, the Company was notified that an agreement between LogiCapital Corporation and Perugia Design Corporation, a company controlled by a family member of one of the Company's Directors, had been reached. This agreement calls for the sale of 2,000,000 shares of the 3,000,000 shares held by LogiCapital, discussed earlier. The stock was transferred in 2004.

On May 26, 2004, the Company entered into a private placement agreement with Barron Partners, LP. Under the terms of the private placement, Barron Partners purchased restricted 9,600,000 shares of common stock at a price of $.34 per share, and for each share purchased received .75 warrants to purchase an additional share at $.68 per share plus .75 warrants to purchase an additional share at $1.36 per share. If all of the warrants are exercised at their full purchase price, Barron Partners will acquire a total of 24,000,000 shares of the Company's common stock in exchange for a total of $17,952,000 in equity funding.

On May 26, 2004, the Company agreed to issue 720,000 warrants to J G Capital, Inc. to purchase one share for each warrant at a price of $.34 per share plus 540,000 warrants to purchase one share for each warrant at a price of $.68 per share plus 540,000 warrants to purchase one share for each warrant at a price of $1.36 per share in consideration for professional services rendered in securing the private placement discussed above.

On July 15, 2004, the Company finalized an agreement to buy 100 percent of the common stock of World Jet Corporation, a privately held aircraft parts, sales and brokerage company for $1.55 million in cash and notes and 1,000,000 shares of restricted common stock valued at $.50 per share for the purposes of this transaction. The effective date of this agreement is January 1, 2004. The shares of stock were issued in July 2004.

On July 29, 2004 the Board of Directors of the Company elected to fully vest the 2,000,000 incentive shares that resulted under the Employment Agreements with Messrs. Herman and Sawyer, discussed earlier, that were entered into on July 21, 2003.On September 3, 2004, pursuant to the "safe harbor" private offering exemption provided by Rule 506 of Regulation D under Section 4(2) of the Securities Act of 1933, in exchange for One Million One Hundred Thousand Dollars ($1,100,000.00) the Company sold 2,115,386 shares of the Company's common stock (purchase price of $0.52), class A warrants to purchase 1,057,693 shares of the Company's common stock (exercise price of $1.00 per share), and Class B warrants to purchase 1,057,693 shares of the Company's common stock (exercise price of $1.36 per share).The Company also issued the following warrants as part of the commissions paid in connection with the above offering: (i) warrants to purchase 158,654 shares of the Company's common stock at an exercise price of $0.52 per share; (ii) warrants to purchase 79,327 shares of the Company's common stock at an exercise price of $1.00 per share; (iii) warrants to purchase 79,327 shares of the Company's common stock at an exercise price of $1.36 per share.

     On October 26, 2004, the Company held its 2003 annual meeting. The stockholders voted to increase the authorized shares of common stock from 50,000,000 to 100,000,000. The Stockholders also ratified an amendment to the Company's Certificate of Incorporation to change the corporate name from Renegade Venture (Nev.) Corporation to Global Aircraft Solutions,


                                  Stock Options

During 1996, the Company's shareholders approved the 1994 Compensatory Stock Option Plan. The plan provides for options to purchase up to 2,000,000 shares of common stock, after the reverse stock split discussed above. The options give the right to purchase common stock at "fair market value", as determined by the board of Directors, at the date of issuance for a period of up to five (5) years.

During the 1996, the Company's shareholders also approved the 1994 Employee Stock Compensation Plan. This plan allows for up to 1,000,000 shares of common stock, after the reverse stock split discussed above, to be issued to key employees, officers, directors, and certain other persons affiliated with the Company, as compensation. As part of the 1997 re-domiciliation to Nevada, the 1994 plans described above were adopted and renamed the 1997 Compensatory Stock Option Plan and the 1997 Employee Stock Compensation Plan by the Nevada Corporation. Under the terms of both of these plans, the Company is not permitted to issue options from these plans after April 15, 2004.

During the quarter ended June 30, 2002, the Company's shareholders approved the 2002 Compensatory Stock Option Plan. The plan provides for options to purchase up to 3,000,000 shares of common stock. The options give the right to purchase common stock at "fair market value", as determined by the Board of Directors, at the date of issuance for a period of up to ten (10) years. Under the terms of the plan, the Company is not permitted to issue options from the 2002 Compensatory Plan after April 14, 2012. The plan was filed on October 3, 2003.

On May 5, 1999, the Company issued 1,000,000 stock options to two directors under the 1997 Compensatory Stock Option plan. These options had a three (3) year term and an exercise price of $.05 per share. These options were exercised on April 30, 2002, resulting in total proceeds to the Company of $50,000. Subsequently, these two directors resigned and were replaced on the Board after the reverse merger with Hamilton Aerospace. These stock options have an exercise price equal to the fair market value of the Company common stock at the date of the grant. Fair market value was determined as a price at or about which the shares were then trading on the Over the Counter Bulletin Board Market.

On May 3, 2002, the Company issued 970,000 stock options to one employee and four consultants under the 1997 Compensatory Stock Option Plan. These options had a three (3) year term and an exercise price of $.30 per share. On May 3, 2002, the Company also granted and issued 1,000,000 shares of common stock to various directors, employees, and consultants of the Company under the 1997 Employee Stock Compensation Plan. The Company recorded an expense of $330,000 for the quarter ended June 30, 2002 as a result of this grant, which is included in selling, general and administrative expenses on the accompanying statement of operations. The options and stock granted on May 3, 2002 was based upon the fair market value of the Company common stock at the date of the grant. Fair market value was determined as the price at which the shares were then trading on the Over the Counter Bulletin Board Market

On May 31, 2002, the Company granted and issued 650,000 common shares to one employee and two consultants upon the exercise of options granted on May 3, 2002, under the 1997 Compensatory Stock Option Plan for additional services that were rendered. The Company has recorded an expense of $650,000 for the quarter ended June 30, 2002 as a result of this grant, which is included in selling, general and administrative expenses on the accompanying statement of operations.

Prior to June 30, 2002, 330,000 of the shares previously granted to consultants for services rendered were returned to the Company because the consultants failed to properly fulfill all obligations required in order to receive the full compliment of shares previously granted. The Company has recorded an adjustment to stockholder's equity and credited expenses on the income statement to reflect a $99,000 adjustment to the value of the services performed.

On November 15, 2002, The Board cancelled 1,180,000 of unexercised options issued under the 2002 Compensatory Stock Option Plan. The options were exercisable by their terms only during the respective optionee's employment or other service with the Company, or during a 30-day grace period following termination without cause of such employment or other service.

On November 14, 2002, the Company granted 150,000 shares of common stock to an outside consultant of the Company under the 1997 Compensatory Stock Option Plan. The Company values the services received at $25,000 and recorded an expense in that amount for the quarter ended December 31, 2002. This expense is included in selling, general and administrative expenses on the accompanying statement of operations. The options and stock granted on November 14, 2002 was based upon the fair market value of the Company common stock at the date of the grant. Fair market value was determined as the mean price at which the shares traded on the Over the Counter Bulletin Board Market during the two-week period immediately preceding the transaction.

On December 5, 2002, the Board agreed to grant options to key management personnel of HAT in the amount of 240,000 shares under the 2002 Compensatory Stock Option Plan. Options will be restricted for one year. Due to the loss of one of the key management people, during the restriction period, 60,000 shares were never issued.

On August 26,2003, the Directors of the Company granted and issued 150,000 shares of common stock to an outside consultant for services rendered to the Company which the Directors valued at $45,000. The options and stock granted in this transaction was based upon the fair market value of the services rendered as negotiated with the service provider and in consideration of the historical and/or anticipated stock trading price over the term the services were, or were to be provided.

On August 26,2003, the Directors of the Company granted and issued 100,000 shares of common stock to outside consultants to the Company under the 1997 Compensatory Stock Option Plan. The Company valued these services at $20,000. The options and stock granted in this transaction was based upon the fair market value of the services rendered as negotiated with the service provider and in consideration of the historical and/or anticipated stock trading price over the term the services were, or were to be provided

On September 11,2003, the Directors of the Company granted and issued 100,000 shares of common stock to outside consultants to the Company under the 1997 Compensatory Stock Option Plan. The Company valued these services at $20,000. The options and stock granted in this transaction was based upon the fair market value of the services rendered as negotiated with the service provider and in consideration of the historical and/or anticipated stock trading price over the term the services were, or were to be provided.

On September 26,2003 the Directors of the Company granted and issued 260,000 shares of common stock to outside consultants for services rendered to the Company under the 1997 Compensatory Stock Option Plan. The Company valued these services at $52,000. The options and stock granted in this transaction was based upon the fair market value of the services rendered as negotiated with the service provider and in consideration of the historical and/or anticipated stock trading price over the term the services were, or were to be provided.

On October 3, 2003, the Company filed The 2002 Compensatory Stock Option Plan registering 3,000,000 shares of common stock ($.001 par value) at a proposed maximum offering price of $.20 per share.

On October 6, 2003, the Company filed The 2003 Employee Stock Compensation Plan registering 5,000,000 shares of common stock ($.001 par value) at a proposed maximum offering price of $.20 per share.

On October 7, 2003, the Company awarded 500,000 shares of common stock under the 2003 Employee Stock Compensation Plan of the Company for legal services and 1,100,000 shares of common stock under the 2003 Employee Stock Compensation Plan of the Company for consultant services. The Board of Directors determined that the fair value of these shares on the date of grant was $.18 per share. The options and stock granted on October 7, 2003 was based upon the fair market value of the Company common stock at the date of the grant. Fair market value was determined as the price at which the shares were then trading on the Over the Counter Bulletin Board Market

On October 15, 2003, the Company awarded 1,200,000 shares of common stock under the 2003 Employee Stock Compensation Plan of the Company for consultant services. The Board of Directors determined that the fair value of the shares on the date of grant was $.18 per share. The options and stock granted on October 15, 2003 was based upon the fair market value of the Company common stock at the date of the grant. Fair market value was determined based upon the price at which the shares traded on the Over the Counter Bulletin Board Market during the two-week period immediately preceding the transaction.

On July 15, 2004, the Company finalized an agreement to buy 100 percent of the common stock of World Jet Corporation, a privately held aircraft parts sales and brokerage company for $1.55 million in cash and notes and 1,000,000 shares of restricted common stock valued at $.50 per share for the purposes of this transaction. The effective date of this agreement is January 1, 2004. The shares of stock were issued in July 2004.

During the third quarter of 2004, the Company finalized an agreement to award 400,000 shares of common stock under the 2003 Employee Stock Compensation Plan of the Company for professional services to be provided over a two-year period. The effective date of this transaction was May 13, 2004. The Board of Directors determined that the fair value of these shares on the date of grant was $.23 per share. The options and stock granted on the May 13, 2004 effective date of this transaction was based upon the fair market value of the Company common stock at the date of the grant. Fair market value was determined as the price at which the shares were then trading on the Over the Counter Bulletin Board Market.


----------------------------------------------------------------------------
SCHEDULE OF STOCK, WARRANTS AND OPTIONS OUTSTANDING AS OF DECEMBER 31, 2004
----------------------------------------------------------------------------

          Common Shares Issued and Outstanding                   30,650,386
----------------------------------------------- ----------------------------
                    Uncovered Warrants Issued:
----------------------------------------------- ----------------------------
                                       @ $0.34                      720,000
----------------------------------------------- ----------------------------
                                       @ $0.68                    7,740,000
----------------------------------------------- ----------------------------
                                       @ $1.00                    1,057,693
----------------------------------------------- ----------------------------
                                       @ $1.36                    8.797,693
----------------------------------------------- ----------------------------
                                      Subtotal                   18,315,386
----------------------------------------------- ----------------------------
                               Options Issued:
----------------------------------------------- ----------------------------
                                       @ $0.17                      900,000
----------------------------------------------- ----------------------------
                                       @ $0.20                      100,000
----------------------------------------------- ----------------------------
                                       @ $0.30                       50,000
----------------------------------------------- ----------------------------
                                      Subtotal                    1,050,000
----------------------------------------------- ----------------------------
  Options pending under employment contracts @                      330,000
                                         $0.60
----------------------------------------------- ----------------------------
                                         Total                   50,345,772
----------------------------------------------- ----------------------------


                   SUMMARY OF EQUITY COMPENSATION STOCK-OPTION PLANS

                        PLAN NAME      TOTAL SHARES         ISSUED         AVAILABLE
                        ---------      ------------         ------         ---------

2002 Compensatory Stock Option Plan         3,000,000        1,430,000     1,570,000

2003 Employee Stock Compensation Plan       5,000,000       3,230,000      1,770,000

Notes referenced on Consolidated Statement of Changes in Stockholders Equity

     1. The Financial Statements in the 2nd quarter of 2003 were adjusted to reflect changes in shares due to the following:

     o    A court order required the relinquishment of 8,100,000 shares

     o    A mediation agreement required the relinquishment of 250,000 shares

Results of the adjustment reflected in the December 31, 2003 Balance Sheet are shown below:

                                                                                                          Additional
                                                                                    Common Stock           Paid-in
--------------------------------------------------------------------------------------------------------   Capital
                                                                            Shares             Amount       Amount
--------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2003                                                25,830,000         26,210        2,821,225
Court order                                                               (8,100,000)        (8,100)        (392,435)
Mediation                                                                   (250,000)                        (16,667)
Balance, December 31, 2003,adjusted for results of legal proceedings      17,480,000         18,110        2,412,123

     2.   Includes 1,500,000 shares returned by Joane Corporation
     3. This amount had been incorrectly shown as Treasury stock in prior periods.
     4. Note assigned to the Company for $100,000 that LogiCapital received as payment for stock they sold to Perugia Corporation.
     5. Sale of shares to Barron Partners under Rule 506 of Regulation D of SEC Act of 1933.
     6. Shares issued to selling shareholder pursuant to a stock purchase agreement for 100% of the shares of World Jet Corporation.
     7.   2,115,386 shares as follows:

          o    288, 462 shares to Whalehaven Capital Fund Limited
          o    384,616 shares to Stonestreet Limited Partnership;
          o    1,250,000 shares to Alpha Capital;
          o    192,308 shares to Greenwich Growth Fund

     All as a sale of shares under Rule 506 of Regulation D of SEC Act of 1933.

     8. The Board of Directors has voided, due to lack of consideration, 1,500,000 shares of common stock issued to Seajay Holding Company, Inc. On June 29, 2004, the Board, through its attorney, filed suit to recover these 1,500,000 shares. There have been no entries in the accompanying financial statements related to the voiding of the Seajay stock and these shares are included in the total of shares issued and outstanding shown above and are included as shares issued and outstanding in the calculation of earnings per share.

     A.   50,000 shares issued for consultancy services rendered

     B. 5,000,000 shares issued pursuant to employment agreements with Herman and Sawyer, see Form 8-K filed 9/11/03.
          460,000 shares issued for marketing services rendered.
          150,000 shares issued for consultancy services rendered.

     C. 1,200,000 shares issued for marketing services to be provided over a three-year period.
          500,000 shares issued for legal services rendered.
          1,100,000 shares issued for consultancy services rendered.

     D.   9,600,000 shares issued see note 5 above

     E.   1,000,000 shares issued see note 6 above.

     F.   2,115,386 shares issued see note 7 above.

          400,000 shares issued for legal services and web site collaboration, value expensed over a two-year period.

          55,000 shares issued upon exercise of options granted for consultancy services.


Pro-forma Stock-based Compensation Disclosure
---------------------------------------------

The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." but applies accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its plans.


7.  SHARES SUBJECT TO MANDATORY REDEMPTION

On June 18, 2003, the Company obtained a judgment in the Superior Court of Maricopa County, Arizona directing the return of a certificate of 8,100,0000 shares of common stock. Under the judgment the Company upon obtaining and canceling the stock certificate will pay into escrow $400,535.14, the consideration originally received by the Company for the shares. The accompanying financial statements reflect this judgment and the resulting liability. The $400,535.14 was received by the Company as part of the equity investment by Barron Partner's, LP on or about May 31, 2004. This money was deposited into an escrow account as required and the funds were released to United Pay Phone Owners, LLP ("UPO") upon court order during the 4th quarter of 2004.


8.  COMMITMENTS AND CONTINGENCIES

In June 2003, the Company reached a mediated agreement with a former director, Ronald Clark, wherein Mr. Clark was paid a monetary settlement of $350,000; $100,000 in cash and a $250,000 secured promissory note in exchange for the return by Mr. Clark to the Company of 250,000 shares of common stock and the divestiture of options to receive 1,250,000 shares of common stock of the Company. The cash of $100,000.00 was paid and the $250,000.00 promissory note was paid in full by July 2, 2004. On March 18, 2004, the Company received the certificates for 250,000 shares of common stock that were covered by the Ronald Clark mediated agreement. Additionally the Company received a bill of sale for the consignment inventory that was purchased and paid off during the 3rd Qtr of 2003.

On March 1, 2003, Hamilton Aerospace and the Company signed a secured promissory note with American Capital Ventures, L.L.C. as the lender. The principal amount of the note was $675,000. Interest was payable in monthly installments at the rate of l.25% per month, payments beginning April 1,2003. The entire unpaid Principal and any accumulated, accrued or unpaid interest thereon are due and payable on September 1, 2003. Only $300,000 was ever received by HAT and a new agreement adds interest and fees to a restated principal balance of $354,375. The new agreement specifies quarterly interest payments at a rate of 15% interest per annum. The original loan represented the first installment of a bridge loan of up to $2 million.

On March 26, 2004, the agreement with American Capital Ventures, LLC was further amended. The agreement calls for the repayment of $354,375 at an interest rate of 1.5% per month on the unpaid balance. The amended agreement calls for principle payments for half of the unpaid balance and a final payment of $176,146.87. The entire amount of the loan plus interest and fees totaling $356,146.87 was paid in full as of July 30, 2004. This agreement was closed on July 30, 2004 and no further borrowings will take place under this agreement.

Global signed a note with Universal Lease and Finance Corporation on September 3, 2003. This note provided funds to refurbish the small hangar. This note was in the amount of $100,000 and was to be paid by 12 monthly payments of $9,834, which includes interest at 18%. The entire balance was due on August 1, 2004. On December 17, 2003, HAT signed a note with Universal Lease and Finance Corporation for a short-term loan of $237,000, which bore interest at 3% per week and had a maturity date of January 17, 2004. The loan agreements referenced were paid off during 2004.

9.  DUE TO FACTOR

As of December 31, 2004, the Company's World Jet subsidiary had placed invoices belonging to various customers, in full recourse financing. The debt is secured by the company's accounts receivable due from customers and bears interest at a rate as high as 50% per annum. At December 31, 2004, open invoices had accumulated interest at a rate of 32% per annum. The total amount of invoices placed is $755,514.05 on which the factor advanced $604,411.24. At December 31, 2004, the customers had made payments totaling $119,577.00; leaving a balance due to the factor of $635,937.05 payable by customers. No interest is being charged to customers. Interest due to the factor as of December 31, 2004 was $16,999.07.

All of HATS factoring activity for 2002 & 2003 has been paid and cleared.


10. RELATED PARTY TRANSACTIONS

Hamilton Aviation, Inc.
-----------------------

On April 15, 2002, Hamilton Aerospace entered into a Sale of Assets Agreement with Hamilton Aviation, a privately held Arizona corporation. The agreement contemplated the purchase by Hamilton Aerospace of substantially all of Hamilton Aviation's equipment and inventory used in its aircraft maintenance, repair and modification services business. Under the terms of this agreement, the closing date was to be not later than July 15, 2002.

Also on April 15, 2002, Hamilton Aerospace entered into a Lease/Purchase Agreement with Hamilton Aviation for the same assets that were included in the Sale of Assets Agreement. Under the Lease/ Purchase Agreement, these assets would be leased for a term of three (3) years or until the Sale of Assets Agreement closed, at which time, all asserts would transfer to Hamilton Aviation. The Lease / Purchase Agreement provided for payments in the amount of $8,000 per month to Hamilton Aviation through April 15, 2005. Provided that the Sale of Assets Agreement did not close by the expiration of Lease /Purchase Agreement, title of all assets covered under the Lease / Purchase Agreement would pass from Hamilton Aviation to Hamilton Aerospace upon expiration of the Lease/Purchase Agreement.

On May 9, 2002, Hamilton Aviation filed for protection under Chapter 11 of the United States Bankruptcy Code. Since that time the Sale of Assets Agreement between Hamilton Aviation and Hamilton Aerospace lapsed and accordingly, the Company continued to operate under the Lease/Purchase Agreement. Accordingly, the Company entered into negotiations with the trustee for Hamilton Aviation to re-negotiate the terms of the Lease/Purchase Agreement so as to convert it to an operating lease. A new month-to-month lease was negotiated with payments of $8000 per month.

On February 10, 2003, the judge presiding over the Chapter 11 Bankruptcy of Hamilton Aviation approved a Sale of Assets Agreement between Hamilton Aviation and HAT. The agreement was for a purchase price of $1.5 million, with a down payment in the amount of $300,000. The balance was payable monthly at 6-1/2% interest. Because the original agreement to purchase Hamilton Aviation were negotiated prior to Hamilton Aviation's petition for bankruptcy, HAT elected to renegotiate a new agreement that better reflected the scope of the current transaction in light of the current market. The new agreement covers sale of a portion of Hamilton Aviation's physical assets and has a reduced payoff clause, which states that $1 million will be considered full payment, providing HAT satisfies said agreement according to its terms. At December 31, 2003 negotiations on the new agreement were ongoing.

During the quarter ended March 31, 2004, the agreement with Hamilton Aviation was renegotiated. The liabilities, which were accrued during the period HAT was operating under, pending approval of the transaction, were not required to be paid. The over accrued liabilities have been recognized as a gain during the period ended June 30, 2004.

On May 6, 2004, ("the Entry Date"), the presiding judge in the Hamilton Aviation bankruptcy case issued an Order Approving Settlement Agreement relating to the agreement reached between Hamilton Aviation, Inc. and HAT for the purchase of certain of Aviations physical assets. The agreement calls for a down payment of $100,000, $73,365.75 of which had already been paid, and monthly payments of $15,000 plus interest at 6% per annum. An additional lump sum payment is to be made by HAT within 60 days of the Entry date plus $50,000 shall be paid on or before each annual anniversary of the Entry Date. The agreement has a reduced payoff provision stipulating that if all payments have been made in a timely manner by the fifth anniversary date of the entry date $1,000,000 will be considered as payment in full, otherwise the amount is to be $1,500,000. The agreement calls for a five year entry date anniversary profit payment equal to one-half of HAT's net profits in excess of 12%, but limited so as to provide no more than a total of all payments due of $1,500,000 plus interest over the five-year term of the agreement. The Company recorded the cost of the assets at $1500,000 reflecting the total liability under the agreement.

Under the agreement HAT agreed to purchase certain assets and leasehold interests from Hamilton Aviation, Inc., a company in Chapter 11 reorganization that formerly occupied the facilities now occupied by HAT. The Bankruptcy Court approved the purchase as part of the reorganization plan. The purchase includes all the ramp equipment, special tooling, office furnishings and equipment, including phone and computer systems necessary to perform the functions required to operate the FAA-approved aircraft repair station. These assets are located in the HAT facility and are being used daily in HAT's operations. More specifically, the equipment and tooling includes:

     o Ground equipment consisting of stands, compressors, jacks, tugs, power and hydraulic equipment, etc.
     o Special tools appropriate to the specific type of aircraft applied for on the FAA Air Agency application, including engine slings, jack pads, hand
     o    tools, special fittings, etc.
     o Computer hardware and software relevant to the inventory purchased and repair logistics management
     o Machinery including drill presses, lathes, shears, brakes, presses and other machine shop equipment.
     o General tools used in repair, maintenance and modification of any commercial aircraft.


The purchase agreement also includes certain intellectual property assets from Hamilton Aviation as well as the estate of Gordon B. Hamilton (deceased), including all uses of the name "Hamilton," "Hamilton Aviation," "Gordon B. Hamilton," "Gordon D. Hamilton," "Hamilton Brothers," and "Hamilton Aeronautics." The final terms of this purchase agreement was established on May 6, 2004 by the presiding judge in the Hamilton Aviation bankruptcy case. On July 8, 2004, the Estate Administrator, on behalf of Hamilton Aviation, Inc., accepted an offer made by HAT calling for satisfaction of all of its obligations under the May 6, 2004 Settlement Agreement by payment of a lump sum of $750,000 on or before September 6, 2004. HAT made this final lump sum payment to Hamilton Aviation by the September 6, 2004 settlement date.


11. CONTRACTS IN PROGRESS

At December 31, 2004, costs and estimated earnings in excess of billings and billings in excess of costs and estimated earnings on uncompleted contracts consist of the following:

                                                       2003             2004
                                                   -----------      -----------

Costs incurred on uncompleted contracts            $   152,225      $ 1,161,109
Profit earned to date                                  193,741          412,938
                                                   -----------      -----------

                                                   $   345,966      $ 1,574,047
   Less: Billings to date                             (719,000)      (2,855,203)
                                                   -----------      -----------

                                                   ($  373,034)     ($1,281,156)

Included in the accompanying balance sheet at December 31, 2003 and 2004 under the following caption:

Billings in excess of costs and estimated earnings on uncompleted contracts

                                                     2003               2004
                                                  -----------       -----------
Billings in excess from above                     $   373,034       $ 1,281,156
Time and material earnings unbilled                   (49,348)         (314,918)
                                                  -----------       -----------
Net                                               $   323,686       $   966,238
                                                  ===========       ===========

Billings in excess are the result of amounts due from customers under contractual terms, which can be, in some cases, in advance of actual work performed.


12. TRADE ACCOUNTS RECEIVABLE

As of December 31, 2003 and December 31, 2004, trade accounts receivable consist of the following:

                                                         2003            2004
                                                      ----------      ----------

Contracts in progress                                 $  487,390      $1,961,319
Completed contracts                                    1,136,043       2,858,045
                                                      ----------      ----------

                                                      $1,623,433      $4,819,364

Less: allowance for doubtful accounts                     10,488          53,149
                                                      ----------      ----------
                                                      $1,612,945      $4,766,215
                                                      ==========      ==========

13. INCOME TAXES

The Company had no current State or Federal income tax expense for the years ended December 31, 2003 and December 31, 2004.




                                                          2003            2004
                                                       ---------       --------
Federal income tax expense
 (benefit) at statutory rate (34%)                     $(442,000)      $ 855,000

State income tax expense (benefit)
 net of federal tax effect                               (42,000)         81,000
Benefit of new operating loss carryover                                  936,000
Deferred income tax valuation allowance                  484,000
                                                       ---------       ---------

Net income tax expense                                 $       0       $       0

Deferred tax assets and liabilities are determined based on the difference between currently enacted tax rates. Deferred tax expense or benefit is the result of the changes in deferred tax assets and liabilities.

Deferred income taxes arise principally from the temporary differences between financial statement and income tax recognition of net operating losses.

The components of deferred taxes at December 31, 2003 and December 31, 2004 in the accompanying balance sheet is summarized below:

                                                      2003               2004
                                                  ----------         ----------
Net operating loss carry                           1,400,000            370,000
forward

   Less valuation allowance                       (1,400,000)          (370,000)
                                                  ----------         ----------

Deferred tax asset - net                               --                 --
                                                  ----------         ----------

At December 31, 2004, the Company has approximately $1,000,000 of unused Federal net operating loss carry forwards, which expires in the year 2020.


14. CONCENTRATION OF REVENUES

The Company had four customers who accounted for 59% of sales during the year ended December 31, 2003. The Company had four customers who accounted for 55% of sales during the year ended December 31, 2004. One customer accounted for 25% of the Company's accounts receivable at December 31, 2004. The broadening of our customer base will spread the risk associated with a potential failure of a significant customer. Efforts are continually being made to broaden our customer base and we expect to further reduce this risk in 2005. While the relative significance of customers varies period to period, the loss of, or significant curtailments of purchase of our services by, one or more or our significant customers at any time could adversely affect our revenue and cash flow. The top four customers reference above for 2003 & 2004 are listed in the table below:


 2003-Top Four Customers        2003- % Of Revenues     2004-Top Four Customers      2004- % Of Revenues
 ------------------------------ ----------------------- ---------------------------- -------------------
 Customer A                                   22        Customer E                                 21
 ------------------------------ ----------------------- ---------------------------- -------------------
 Customer B                                   17        Customer F                                 13
 ------------------------------ ----------------------- ---------------------------- -------------------
  Customer C                                  11        Customer C                                 11
 ------------------------------ ----------------------- ---------------------------- -------------------
 Customer D                                    9        Customer A                                 10
 ------------------------------ ----------------------- ---------------------------- -------------------
    Top Four-2003 Total %                     59          Top Four-2004 Total %                    55
 ------------------------------ ----------------------- ---------------------------- -------------------


15. GAIN ON RENEGOTATION OF CONTRACTS

During the quarter ended March 31, 2004, an agreement between the Company and Hamilton Aviation was negotiated that eliminated an accrued liability for rental payments resulting in a gain of $88,000. As a result of the negotiated acquisition of World Jet by the Company on July 15, 2004 with an effective date of January 1, 2004 amended SEC reports for the first and second quarter ending periods were issued reflecting the gains on World Jet's books totaling $449,308, largely the result of elimination of accrued liabilities assumed prior to the final negotiated terms of acquisition.

                                  Page 74 of 95


                                      F-24

On July 8, 2004, the Estate Administrator, on behalf of Hamilton Aviation, Inc., accepted an offer by HAT calling for satisfaction of all of its obligations under the May 6, 2004 Settlement Agreement by payment of a lump sum of $750,000 on or before September 6, 2004. HAT made this final lump sum payment and the resulting elimination of accrued liabilities resulted in a gain of $607,194 recorded during the quarter ended September 30, 2004.

Summarized below are the $ amounts recognized on renegotiation of contracts by quarter and by operating unit:

-------------------------- --------------- ----------------------- ------------- ----------------
Quarter Ended:             Global          Hamilton Aerospace      World Jet     Consolidated
                           Aircraft
-------------------------- --------------- ----------------------- ------------- ----------------
March 31, 2004                                       $    88,000   $ 224,654     $     312,654
-------------------------- --------------- ----------------------- ------------- ----------------
June 30, 2004                                                      $ 224,654     $     224,654
-------------------------- --------------- ----------------------- ------------- ----------------
September 30, 2004                                    $ 607,194                  $     607,194
-------------------------- --------------- ----------------------- ------------- ----------------
December 31, 2004                                                                $          -0-
-------------------------- --------------- ----------------------- ------------- ----------------
        Totals for Year        $      -0-             $ 695,194    $ 449,308     $  1,144,502
-------------------------- --------------- ----------------------- ------------- ----------------


16. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company had incurred losses since acquiring Hamilton Aerospace in May of 2002 through December of 2003. Since HAT is now profitable, Global can, if necessary, meet its financial requirements internally. Management is also interested in securing additional funding for the purpose of certain productivity-improving or synergistic acquisitions and other asset-based business opportunities. The company requires and is currently pursuing additional capital for growth and strategic plan implementation. The company has filed a registration statement with the United States Securities and Exchange Commission in pursuit of meeting these requirements.


17. SUBSEQUENT EVENTS

During the first quarter of 2005, the Tucson Airport Authority issued a Press Release stating that they were granting a new lease to the Company for its HAT facility. The TAA board of directors approved a one-year lease, with two one-year options, with Hamilton Aerospace.

In February of 2005 HAT received funding on a closed and finalized Loan and Security agreement with M&I Marshall & Ilsley Bank in the amount of 750,0000 secured by a first priority lien on HAT's accounts receivable and all other assets. The term of the Loan is 3 years with an interest rate of 6.75% per annum. The Loan is payable in monthly installments of $23,072.19 with a maturity date of January 31, 2008. See Form 8-K filed February 8, 2005.

                              World Jet Corporation
                              Financial Statements
                           December 31, 2003 and 2002

                                Table of Contents

                                                                     Page
                                                                     ----

Independent Auditor's Report                                         F-26

Financial Statements
     Balance Sheets                                                  F-27
     Statements of Operations                                        F-28
     Statements of Retained Earnings                                 F-29
     Statements of Cash Flows                                        F-30
     Pro Forma                                                       F-31

Notes to Financial Statements                                        F-32-F-35

                           Larry O'Donnell, CPA, P.C.
Telephone (303) 745-4545                                2228 South Fraser Street
                                                                          Unit 1
                                                         Aurora, Colorado  80014

                          Independent Auditor's Report

Board of Directors
World Jet Corporation

I have audited the accompanying balance sheets of World Jet Corporation as of December 31, 2003 and 2002 and the related statements of operations, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of World Jet Corporation as of December 31, 2003 and 2002 and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.


Larry O'Donnell, CPA, P.C.
November 23, 2004

                              World Jet Corporation
                                 Balance Sheets
                           December 31, 2003 and 2002
                                     Assets

                                                            2003          2002
                                                        ----------    ----------
Current Assets
     Cash                                               $  590,356    $  869,901
     Accounts receivable, allowance for
       doubtful accounts $43,834,2003 and 2002             983,796     1,756,746
      Inventories                                        1,445,856     1,733,450
      Prepaid expenses                                       9,593
      Income tax refunds receivable                           --          18,321
                                                        ----------    ----------

        Total current assets                             3,029,601     4,378,418
                                                        ----------    ----------

Property and equipment, net of
   accumulated depreciation 2003 $113,515,
   2002 $98,096                                             37,642        18,249
                                                        ----------    ----------

                                                        $3,067,243    $4,396,667
                                                        ==========    ==========

                      Liabilities and Stockholders' Equity

Current Liabilities
   Note payable                                                       $1,682,929
   Account payable                                      $  359,642       670,302
   Accrued expenses                                        170,433
   Income taxes payable                                                  124,402
   Loans payable-related parties                           744,000          --
                                                        ----------    ----------

       Total current liabilities                         1,274,075     2,477,633
                                                        ----------    ----------

Stockholders' equity
Common stock, no par value, 25,000 shares,
 Authorized, issued and outstanding                         25,000        25,000
Retained earnings                                        1,768,168     1,894,034
                                                        ----------    ----------

                                                         1,793,168     1,919,034

                                                        $3,067,243    $4,396,667
                                                        ==========    ==========

                              World Jet Corporation
                              Statements of Income
                     Years Ended December 31, 2003 and 2002

                                                      2003              2002
                                                  -----------       -----------

Net sales                                         $ 4,394,280       $ 8,198,308

Cost of sales                                       3,705,809         6,552,386
                                                  -----------       -----------

        Gross profit                                  688,471         1,645,922

Selling general and administrative                  2,822,975         1,692,284
                                                  -----------       -----------

     Income (loss) from operations                 (2,134,504)          (46,362)

Other income (expenses)
        Insurance settlement income                 2,037,541           551,753
        Interest expenses                             (54,965)          (71,092)
                                                  -----------       -----------

        Income before income taxes                   (151,928)          434,299

 Income taxes                                         (26,062)          115,775
                                                  -----------       -----------

       Net income (loss)                          $  (125,866)      $   318,524
                                                  ===========       ===========

                              World Jet Corporation
                         Statements of Retained Earnings
                     Years Ended December 31, 2003 and 2002


Balance, December 31, 2001                                          $ 1,575,510

Net income for the period                                               318,524
                                                                    -----------

Balance, December 31, 2002                                            1,894,034

Net loss for the period                                                (125,866)
                                                                    -----------

Balance, December 31, 2003                                          $ 1,768,168
                                                                    ===========


                                                     F-30

                                            World Jet Corporation
                                           Statements of Cash Flows
                                   Years Ended December 31, 2003 and 2002

                                                                         2003                   2002
                                                                    -----------             -----------
Cash flows from operating activities
     Net income(loss)                                               $  (125,866)            $   318,525
     Noncash items included in net loss
          Depreciation                                                   15,419                   6,303
      Increase (decrease) in:
           Accounts receivable                                          772,950                 593,058
           Inventory                                                    287,594                (585,716)
           Income tax refund receivable                                  18,321                 (18,321)
           Other assets                                                  (9,593)                    480
      (Increase) decrease in:
            Accounts payable                                           (310,660)               (286,595)
            Accrued expenses                                            170,433                 (10,998)
            Income taxes payable                                       (124,402)                 87,708
                                                                    -----------             -----------

    Net Cash provided by operating activities                           694,196                 104,444
                                                                    -----------             -----------

Cash flows from investing activities
         Purchase of property and equipment                             (34,812)                (14,460)
                                                                    -----------             -----------

     Net cash used by investing activities                              (34,812)                (14,460)
                                                                    -----------             -----------

Cash flows from financing activities
        Increase(decrease) in notes payable                          (1,682,929)                794,442
        Increase (decrease) in loans payable-related parties            744,000                (170,472)
                                                                    -----------             -----------

      Net cash provided by financing activities                        (938,929)                623,970
                                                                    -----------             -----------

      Increase (decrease) in cash                                      (279,545)                713,954

Cash, beginning                                                         869,901                 155,947
                                                                    -----------             -----------

Cash ending                                                         $   590,356             $   869,901
                                                                    ===========             -----------

Supplemental disclosures of cash flow information
          Cash paid during the year for
               Interest                                             $    54,965             $    71,092
               Income taxes                                         $    80,019             $    46,388

                                           Page 81 of 95

                                                       F-31

                                     Global Aircraft Solutions, Inc.
                               Unaduited Proforma Consolidated Balance Sheet
                                              December 31, 2003

ASSETS
                                             Historical       World Jet        adjustments        Total
                                                                               eliminations
CURRENT ASSETS
Cash and cash equivalents                        8,680          590,356                           599,036
Accounts receivable                          1,612,945          983,796                         2,596,741
Notes receivable, officer                        6,400            6,400
Inventory                                      570,794        1,445,856                         2,016,650
Other current assets                           392,407            9,593                           402,000
TOTAL CURRENT ASSETS                         2,591,226        3,029,601                         5,620,827
                                                                                                        0
Property, plant and equipment                  532,388           37,642                           570,030
Goodwill                                                                         597,724 2        597,724
Other assets                                   122,167                                            122,167
                                           ----------        ----------                        ----------
TOTAL ASSETS                                 3,245,781        3,067,243          597,724        6,910,748


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITLIES
Notes payable                                  798,862                         1,550,000 1      2,348,862
Note payable - related party                                    744,000                           744,000
Accounts payable - trade                     1,691,853                                          1,691,853
Accounts payable - related party                71,827          870,967                           942,794
Due to factor                                  394,391          394,391
                                                27,800                                             27,800
Billings in excess of costs
 and estimated earnings
 on contracts in progress
 in progress                                   323,686                                            323,686
Accrued liabilities                            688,518                                            688,518
Shares subject to mandatory
 redemption                                    400,535                                            400,535
                                            ----------       ----------                        ----------
TOTAL LIABILITIES                            4,397,472        1,614,967        1,550,000        7,562,439

STOCKHOLDERS' EQUITY
Preferred stock, $.001 par value,
 5,000,000 shares
 authorized, no shares issued or
 outstanding
Common stock, $.001 par value,
 50,000,000 shares
 authorized, 27,080,000 shares
 issued and 27,080,000 shares
 outstanding                                    18,110           25,000         (24,000) 1,2       19,110
Additional paid-in capital                   2,412,123                          499,000 1       2,911,123
Deferred compensation                         (332,000)                                          (332,000)
Contributed capital                            620,289                                            620,289
Accumulated deficit                         (3,870,213)       1,427,276      (1,427,276)2      (3,870,211)
                                            ----------       ----------                        ----------
TOTAL STOCKHOLDERS' EQUITY                  (1,151,691)       1,452,276        (952,276)         (651,689)
                                            ----------       ----------                        ----------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                         3,245,781        3,067,243         597,724         6,910,750

Note 1
To reflect purchase of World Jet Corporation

Note 2
To eliminate investment in World Jet Corporation against the equity accounts of World Jet Corporation


                              World Jet Corporation
                          Notes to Financial Statements

Note 1 - Organization and Summary of Significant Accounting Policies

Nature of Operations
--------------------

The Company provides large aircraft maintenance, repair and modification services to owners and operators of large transport-category commercial jet aircraft. Services of this nature are required and needed by passenger and cargo air carriers, aircraft lessors, and governmental entities.

Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reporting amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from these estimates.

Fair Value of Financial Instruments
-----------------------------------


Fair value estimates are based upon certain market assumptions and pertinent information available to management as of September 30, 2004 and December 31, 2003. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash (bank overdraft) and accrued expenses. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Comprehensive Income
--------------------

Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, establishes requirements for disclosure of comprehensive income (loss). The Company did not have any components of comprehensive income (loss) to report.

Cash equivalents
----------------

The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Property and Equipment
----------------------

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided primarily by the straight-line method over the estimated useful lives of the related assets.

Net Loss Per Share
------------------

SFAS No. 128, Earnings per Share, requires dual presentation of basic and diluted earnings or loss per share ("EPS") for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution; diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Basic loss per share is computed by dividing net loss applicable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted loss per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company, unless the effect is to reduce a loss or increase earnings per share. The Company had no potential common stock instruments which would result in a diluted loss per share. Therefore, diluted loss per share is equivalent to basic loss per share.

Stock-Based Compensation
------------------------

SFAS No. 123, Accounting For Stock-Based Compensation, defines a fair-value-based method of accounting for stock-based employee compensation plans and transactions in which an entity issues its equity instruments to acquire goods or services from non-employees, and encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company, at times, issues shares of common stock in payment for services rendered to the Company. The estimated fair value of the shares issued approximates the value of the services provided.

The Company accounts for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting For Stock Issued To Employees ("APB No. 25") and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the stock.

Accounts Receivable
-------------------

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. Changes in the valuation allowance has not been material to the financial statements.

Inventories
-----------

Inventories are valued at the lower of cost or market using the first-in, first-out (FIFO) method for determining cost.

Revenue recognition
-------------------

The Company recognizes revenue on an accrual basis as it invoices for services. The Company recognizes revenue after the services are provided and invoiced.

Income Taxes
------------

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

Recently Issued Accounting Pronouncements
-----------------------------------------

In August 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of and the accounting and reporting provisions of APB Opinion No. 30. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years.

In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Others FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The interpretations provisions for initial recognition and measurement should be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of both interim and annual periods that end after December 15, 2002. The Company believes the adoption of FIN 45 will not have a material impact on its financial statements.

In December 2002, the FASB issued SFAS No. 148, Accounting or Stock Based Compensation--Transition and Disclosure--an Amendment of SFAS No. 123, Accounting for Stock-Based Compensation. This Statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the methods of accounting for stock-based employee compensation and the effect of the method used on reported results. The statement has varying effective dates commencing with interim periods beginning after December 15, 2002. The Company does not expect the adoption of SFAS No. 148 to have a material effect on its financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities--an Interpretation of ARB No. 51. FIN 46 addresses consolidation of business enterprises of variable interest entities. FIN 46 is effective February 1, 2003. The Company does not expect the adoption of FIN 46 to have an effect on its financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 is to be implemented by reporting the cumulative effect of a change in an accounting principal for financial instruments created before the issuance date of the Statement and existing at the beginning of the interim period of adoption. The Company does not expect the adoption of SFAS No. 150 to have a material effect on its financial statements.

Note 2 - Acquisition by Global Aircraft Solutions, Inc.

On July 15, 2004, the Company's shareholders entered into a stock purchase agreement with Global Venture (NEV) Corporation, a publicly traded company. On July 28, 2004, Global Venture (NEV) Corporation completed an acquisition of 100 percent of the outstanding common stock of World Jet Corporation. Thus the Company became a wholly owned subsidiary of Global Venture (NEV) Corporation.

Note 3 - Property and equipment
                                                        2003               2002
                                                      --------          --------
Computer equipment                                    $ 78,068          $ 64,840
Machinery and equipment                                 38,957            26,297
Furniture and equipment                                 25,208            25,208
Leasehold improvements                                   8,924
                                                      --------          --------
                                                       151,157           116,345
Accumulated depreciation                               113,515            98,096
                                                      --------          --------

                                                      $ 37,642          $ 18,249
                                                      ========          ========

Note 4 - Related party transactions

The Company has loans payable due to its officers. The loans have no fixed due date, are unsecured and do not bear interest.

The Company sales to Hamilton Aerospace Technologies, a wholly owned subsidiary of Global Venture (NEV) Corporation of $1,025,675 and $709,526, for the years ended December 31, 2003 and 2002, respectively. The Company had an account receivable due from Hamilton Aerospace Technologies of $449,893 and $508,608 as of December 31, 2003 and 2002, respectively.

The Company sales to Hamilton Aviation, Inc., whose assets have been acquired by a Hamilton Aerospace Technologies, of $10,047 for the year ended December 31, 2002. The Company had an account receivable due from Hamilton Aviation, Inc. of $ $115,132 as of December 31, 2002.

Note 5 - Insurance Settlement

The Company received a settlement with an insurance claim due to damage incurred to inventory of $2,037,542 and 551,753 for the years ended December 31, 2003 and 2002, respectively.

Note 6- Income Taxes

Income taxes at the federal statutory rate is reconciled to the Company's actual income taxes as follows:

                                                             2003       2002
                                                         ---------    ---------
Federal income tax benefit at statutory rate (34%)       $ (52,000)   $ 147,000
State income tax benefit net of federal tax effect          (5,500)      14,000
Effect of expenses not deducted for tax purposes            31,438
Effect of income not subject to tax                                     (45,225)
                                                         ---------    ---------
                                                         $ (26,062)   $ 115,775
                                                         =========    =========

                             HAMILTON AVIATION, INC.

                                Table of Contents



                                                                      Page
                                                                      ----

Independent Auditor's Report                                          F-37

Financial Statements:

         Balance Sheets                                               F38

         Statements of Operations                                     F-38

         Statements of Accumulated Deficit                            F-40

         Statements of Cash Flows                                     F-41

         Notes to the Financial Statements                            F42- F44

                           Larry O'Donnell, CPA, P.C.
                         2228 South Fraser Street Unit 1
                             Aurora, Colorado 80014
                            Telephone (303) 745-4545
                          Independent Auditor's Report

Board of Directors and Stockholders
Hamilton Aviation, Inc.

I was engaged to audit the accompanying balance sheets of Hamilton Aviation, Inc. as of April 30, 2002 and December 31, 2001 and 2000 and the related statements of operations, accumulated deficit and cash flows for the then periods ended. These financial statements are the responsibility of the Company's management.

Substantially all of the Company's liabilities are subject to bankruptcy proceedings. The ultimate settlement of those liabilities is dependent on the outcome of those proceedings.

Because of the significance of the matter described in the preceeding paragraph, I am unable to express, and I do not express, an opinion on the financial statements referred to in the first paragraph.


                            Larry O'Donnell, CPA, PC
May 6, 2004


                                                      F-38

                                              Hamilton Aviation, Inc.
                                                   Balance Sheets

                                             December 31, 2000        December 31, 2001         April 30, 2002
                                             -----------------        -----------------         --------------

                                                ASSETS
                                                ------

Cash                                           $       --               $     28,735             $     18,484
Accounts receivable                                 923,227                  366,595                  112,747
Accounts receivable, related party                  104,706
Inventory                                           398,124                  372,126                  323,946
Inventory                                             9,145                   45,350                   55,305
Property and equipment                            3,768,312                4,463,545                4,088,451
Less accumulated depreciation                    (2,574,555)              (2,770,955)              (2,912,397)
                                               ------------             ------------             ------------

                                               $  2,628,959             $  2,505,396             $  1,686,536
                                               ============             ============             ============

                                        LIABILITIES AND STOCKHOLDERS DEFICIT
                                        ------------------------------------
Liabilities
Cash overdraft                                 $    202,231             $     64,286             $     45,211
Accounts payable                                  3,548,106                4,061,215                4,117,990
Accounts payable, related party                   3,418,039                1,277,661                  935,182
Accured expenses                                    106,892                5,617,211                7,000,386
Deferred revenue                                  1,732,270
Notes payable                                     2,833,994                7,302,466                6,777,008
                                               ------------             ------------             ------------

                                                 11,841,532               18,322,839               18,875,777
                                               ------------             ------------             ------------

Stockholders' Deficit
Common stock                                         90,422                   90,422                   90,422
Additional paid in capital                          219,853                  219,853                  219,853
Accumulated deficit                              (9,522,848)             (16,127,718)             (17,499,526)
                                               ------------             ------------             ------------

                                                 (9,212,573)             (15,817,443)             (17,189,251)
                                               ------------             ------------             ------------

                                               $  2,628,959             $  2,505,396             $  1,686,536
                                               ============             ============             ============

                                               See notes to financial statements

                                                         Page 89 of 95


                                                           F-39

                                                  Hamilton Aviation, Inc.
                                                  Statements of Operations
                                                                                                   Four Months
                                                                Years ended                           Ended
                                                  December 31, 2000      December 31, 2001        April 30, 2002
                                                  -----------------      -----------------        --------------

Sales                                               $ 28,662,647           $ 26,283,516           $  2,352,693

Cost of sales                                         24,304,973             23,340,145              1,948,932
                                                    ------------           ------------           ------------

Gross profit                                           4,357,674              2,943,371                403,761

Selling, general and administrative expenses           3,694,492              4,376,100              1,048,148
                                                    ------------           ------------           ------------

Income (loss) from operations                            663,182             (1,432,729)              (644,387)

Other income (expense)
Interest expense                                    $ (1,720,217)          $ (1,748,706)          $   (310,797)
Miscellaneous income                                     173,063                487,584                473,062
Miscellaneous expense                                     (2,816)                   (50)               (15,851)
Penalties                                               (400,652)              (411,583)              (498,741)
Write down of assets                                           0             (3,499,386)               (35,094)
                                                    ------------           ------------           ------------


Net Loss                                            ($ 1,287,440)          ($ 6,604,870)          ($ 1,031,808)
                                                    ============           ============           ============

                                                 See notes to financial statements

                                                            Page 90 of 95


                                      F-40

                             Hamilton Aviation, Inc.
                        Statements of Accumulated Deficit
   Years ended December 31, 2000 and 2001 and four months ended April 30, 2002


Balance, December 31, 1999                                         $ (8,235,408)

Net loss for the year                                                (1,287,440)
                                                                   ------------

Balance, December 31, 2000                                           (9,522,848)

Net loss for the year                                                (6,604,870)
                                                                   ------------

Balance, December 31, 2001                                          (16,127,718)

Net loss for the period                                              (1,031,808)
                                                                   ------------

Balance, April 30, 2002                                            $(17,159,526)
                                                                   ============

                      See notes to the financial statements

                                  Page 91 of 95



                                                                F-41

                                                      Hamilton Avaition, Inc.
                                                     Statements of Cash Flows
                                                                                                      Four Months
                                                                       Years ended                       Ended
                                                          December 31, 2000    December 31, 2001     April 30, 2002
                                                          -----------------    -----------------     --------------
Cash flows from operating activities
Net income (loss)                                           $(1,287,440)         $(6,604,870)         $(1,371,808)
Noncash items included in net income
   Depreciation and amortization                                232,232              196,400              516,536
(Increase) decrease in:
Accounts receivable                                              61,518              661,338              253,848
Inventory                                                        12,340               25,998               48,180
Deposits                                                          1,140              (36,205)              (9,955)
Increase (decrease) in:
Accounts payable                                              3,892,877           (1,627,269)            (285,704)
Accured expenses                                             (1,149,430)           5,510,319            1,383,175
Deferred revenue                                               (805,177)          (1,732,270)
                                                            -----------          -----------
     Net cash provided by operating activities                  955,520           (3,606,559)             534,272
                                                            -----------          -----------          -----------

Cash flows from investing activities
         Purchase of equipment                                 (385,726)            (695,233)
                                                            -----------          -----------
         Net cash used by investing activities                 (385,726)            (695,233)
                                                            -----------          -----------

Cash flows from financing activities
         Increase (decrease) in notes payable                  (483,134)           4,468,472             (525,458)
         Increase in cash overdraft                             (86,660)            (137,945)             (19,055)
                                                            -----------          -----------          -----------
        Net cash used by financing activities                  (569,794)           4,330,527             (544,523)
                                                            -----------          -----------          -----------

Net increase (decrease) in cash                                       0               25,998              (10,251)

Cash and cash equivalents, beginning                                  0                    0               25,998
                                                            -----------          -----------          -----------
Cash and cash equivalents, ending                           $         0          $    25,998          $    18,484
                                                            ===========          ===========          ===========

Supplemental disclosures of cash flow information
Cash paid during the year for interest                      $ 1,720,217          $ 1,748,706


                                               See notes to financial statements

                                                          Page 92 of 95

                             Hamilton Aviation, Inc.
                          Notes to Financial Statements

Note 1 - Organization and Summary of Significant Accounting Policies

Bankruptcy filing
-----------------

On May 9, 2002, Hamilton Aviation filed for protection under Chapter 11 of the United States Bankruptcy Code.

Basis of Accounting
-------------------

Assets and liabilities have been revalued to the amounts expected to be collected and paid during the liquidation. The effect of the revaluation is included in the statement of net assets in liquidation as "Other expenses." It is not presently determinable whether the amounts realizable from the disposition of the remaining assets or the amounts that creditors will agree to accept in settlement of the obligations due them will differ materially from the amounts shown in the accompanying financial statements. Differences between the revalued amounts and actual cash transactions will be recognized in the year they can be estimated. The gains (or losses) from liquidation will be taxable on distribution.

Nature of Operations
--------------------

Before its bankruptcy filing on the Company had provided large aircraft maintenance, repair and modification services to owners and operators of large transport-category commercial jet aircraft. Services of this nature are required and needed by passenger and cargo air carriers, aircraft lessors, and governmental entities.

Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reporting amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from these estimates.

Cash equivalents
----------------

The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Property and Equipment
----------------------

Prior to the bankruptcy filing Property and equipment were stated at cost, net of accumulated depreciation. Depreciation has been provided primarily by the straight-line method over the estimated useful lives of the related assets. The assets have been revalued to the amounts expected to be realized in liquidation as of April 30, 2002.

Accounts receivable
-------------------

 Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. Changes in the valuation allowance has not been material to the financial statements.

Inventories
-----------

Inventories are valued at the lower of cost or market using the first-in, first-out (FIFO) method for determining cost. The assets have been revalued to the amounts expected to be realized in liquidation as of April 30, 2002.

Revenue recognition
-------------------

Revenues from fixed-fee contracts for MRO sales are recognized on the percentage-of-completion method, measured by the cost-to-cost method, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. Revision in cost and labor hour estimates and recognition of losses on these contracts are reflected in the accounting period in which the facts become known. Revenues from time and material contracts are recognized as the services are performed.

Income Taxes
------------

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

Note 2 - Agreements with Hamilton Aerospace Technologies

On April 15, 2002, the Company agreed to lease to Hamilton Aerospace Technologies (HAT) the substantially all of its assets under a Sale of Assets Agreement for a period which was the earlier of 1) the close of the Sale of Assets Agreements or 2) April 14, 2005. The Agreement also provided, under certain conditions, for the purchase of the assets by HAT against any payments by HAT made to date.

Also on April 15, 2002, the Company entered into a Lease/Purchase Agreement with HAT for the same assets that were included in the Sale of Assets Agreement. Under the Lease/Purchase Agreement, these assets would be leased for a term of
(3) three years or until the Sale of Assets Agreement closed, at which time, all assets would transfer to HAT. The Lease / Purchase Agreement provided for payments in the amount of $8,000 per month to Hamilton Aviation through April 15, 2005. Provided that the Sale of Assets Agreement did not close by the expiration of the Lease / Purchase Agreement, title of all assets covered under the Lease / Purchase agreement would pass to HAT.

On April 30, 2002 HAT became a wholly owned subsidiary of Renegade Venture (NEV) Corporation.

The Sale of Assets Agreement between lapsed and accordingly, HAT continued to operate under the Lease/Purchase Agreement. the bankruptcy trustee for the Company re-negotiated the terms of the Lease/Purchase agreement so as to convert it to an operating lease. A new month-to-month lease has payments of $8,000 per month.

On May 6,2004, the presiding judge in the bankruptcy case issued an Order Approving Settlement Agreement relating to the agreement reached woth HAT for the purchase of certain of the Company's physical assets. The agreement calls for a down payment of $100,000, $73,365 of which had already been paid, and monthly payments of $15,000 plus interest at 6% per annum. An additional lump sum payment is to be made by HAT within 60 days of the Entry date plus $50,000 shall be paid on or before each annual anniversary of the Entry Date. The agreement has a reduced payoff provision stipulating that if all payments have been made in a timely manner by the fifth anniversary date of the entry date $1,000,000 will be considered as payment in full, otherwise the amount is to be $1,500,000. The agreement calls for a five year entry date anniversary profit payment equal to one-half of HAT's net profits in excess of 12%, but limited so as to provide no more than a total of all payments due of $1,500,000 plus interest over the five-year term of the agreement.

On July 8, 2004, the Estate Administrator, on behalf of the estate of Hamilton Aviation, Inc., accepted an offer made by HAT calling for satisfaction of all of its obligations under the May 6, 2004 Settlement Agreement by payment of a lump sum of $750,000 on or before September 6, 2004. That payment is to be inclusive of the $150,000 payment previously due on July 6, 2004. HAT must remain current, on all other payments due under the terms of the Settlement Agreement, including without limitation, the $15,000 minimum monthly payments which are due on the 6th day of each month prior to payment in full of the lump sum payment described above.

Note 3 - Notes Payable

The Company has several notes payable which are secured by substantially all of the Company's assets. The notes bear interest at 8.5% to 24% and require payments aggregating approximately $78,000 per month. All of the notes payable are in default. The ultimate settlement of those notes payable is dependent on the outcome of the bankruptcy proceedings.

Note 4- Income Taxes

The Company had no current State or Federal income tax expense for the periods ended December 31, 2000 and 2001 and April 30, 2002.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Global's By-Laws allow for the indemnification of Company Officers and Directors in regard to their carrying out the duties of their offices. The Board of Directors will make determination regarding the indemnification of the director, officer or employee as is proper under the circumstances if he/she has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145 of the Nevada General Corporation Law.

Section 78.751 of the Nevada Business Corporation Act provides that each corporation shall have the following powers:

"1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of any fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a pleas of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had a reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in sections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys fees, actually and reasonably incurred by him in connection with the defense.

4. Any indemnification under sections 1 and 2, unless ordered by a court or advanced pursuant to section 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

     (A)  By the stockholders;
     (B) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;
     (C) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel, in a written opinion; or
     (D) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

5. The certificate of articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this section do not affect any rights to advancement of expenses to which corporate personnel other than director or officers may be entitled under any contract or otherwise by law.

6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not include any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to section 2 or for the advancement of expenses made pursuant to section 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omission involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

(c) The Company's Articles of Incorporation provides that "the Corporation shall indemnify its officers, directors, employee and agents to the fullest extent permitted by the General Corporation Law of Nevada, as amended from time to time."

As to indemnification for liabilities arising under the Securities Act of 1933 for directors, officers or persons controlling the company, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and unenforceable. See section entitled "Disclosure of Commission Position on Indemnification for Securities Act Liabilities".


                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of the offering are denoted below. Please note all amounts are estimates other than the Commission's registration fee.

SEC Registration Fee - $2,998.26

State of New York Registration Fee - $2,250.00

Accounting Fees: - $2,500.00

Global will pay all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders.


                     RECENT SALES OF UNREGISTERED SECURITIES

On May 31, 2004, the shareholders authorized the issuance of 9,600,000 shares of common stock pursuant to a private placement to accredited investors, Barron Partners,. The Company relied upon Section 4(2) of Securities Act of 1933, as amended (the "Act"). The Company issued the 9,600,000 shares of common stock pursuant to an exemption from registration under Regulation D, Rule 506. On June 15, 2004, the shareholders authorized the issuance of 1,000,000 shares of common stock pursuant to a private placement to accredited investor, Ralph Garcia. The Company relied upon Section 4(2) of Securities Act of 1933, as amended (the "Act"). The Company issued the 1,000,000 shares of common stock pursuant to an exemption from registration under Regulation D, Rule 506. On August 15, 2004, the shareholders authorized the issuance of 2,115,386 shares of common stock pursuant to a private placement to accredited investors, Alpha Capital, Stonestreet, Whalehaven and Greenwich. The Company relied upon Section 4(2) of Securities Act of 1933, as amended (the "Act"). The Company issued the 2,115,386 shares of common stock pursuant to an exemption from registration under Regulation D, Rule 506.

The Company relied upon Section 4(2) of the Securities Act of1933, as amended (the "Act"). Each prospective investor was given a private placement memorandum designed to disclose all material aspects of an investment in the Company, including the business, management, offering details, risk factors and financial statements. Each investor also completed a subscription confirmation letter and private placement subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts, with investment intent and that each investor was either "accredited", or were "sophisticated" purchasers, having prior investment experience or education, and having adequate and reasonable opportunity and access to any corporate information necessary to make an informed investment decision. This offering was not accompanied by general advertisement or general solicitation and the shares were issued with a Rule 144 restrictive legend.

Under the Securities Act of 1933 , all sales of an issuers' securities or by a shareholder, must either be made (i) pursuant to an effective registration statement filed with the SEC, or (ii) pursuant to an exemption from the registration requirements under the 1933 Act.

Rule 144 under the 1933 Act sets forth conditions which if satisfied, permit persons holding control securities (affiliated shareholders, i.e., officers, directors or holders of at least ten percent of the outstanding shares) or restricted securities (non-affiliated shareholders) to sell such securities publicly without registration. Rule 144 sets forth a holding period for restricted securities to establish that the holder did not purchase such securities with a view to distribute. Under Rule 144, several provisions must be met with respect to the sales of control securities at any time and sales of restricted securities held between one and two years. The following is a summary of the provisions of Rule 144: (a) Rule 144 is available only if the issuer is current in its filings under the Securities an Exchange Act of 1934. Such filings include, but are not limited to, the issuer's quarterly reports and annual reports; (b) Rule 144 allows resale of restricted and control securities after a one year hold period, subjected to certain volume limitations, and resales by non-affiliates holders without limitations after two years; ( c ) The sales of securities made under Rule 144 during any three-month period are limited to the greater of: (i) 1% of the outstanding common stock of the issuer; or (ii) the average weekly reported trading volume in the outstanding common stock reported on all securities exchanges during the four calendar weeks preceding the filing of the required notice of the sale under Rule 144 with the SEC.

EXHIBITS

     3.1.............Amended and Restated Articles of Incorporation
     3.2.............By Laws
     4.1.............Stock Purchase Agreement (Barron Partners)
     4.2.............2002 Compensatory Stock Option Plan
     4.3.............2003 Employee Stock Compensation Plan
     4.4.............Common Stock Purchase Warrant Issued May 31, 2004
     4.5.............Common Stock Purchase Warrant Issued May 31, 2004
     4.6.............Common Stock Purchase Warrant Issued May 31, 2004
     4.7.............Form of Subscription Agreement (Alpha, Whalehaven,
                     Stonestreet., Greenwich)
     4.8.............Form of Stock Purchase Agreement (Acquisition of World
                     Jet Corporation)
     4.9.............Loan Agreement American Capital Ventures
     5.1.............Opinion re: Legality
     10.1............Property Lease
     10.2............Employment Agreement Dated July 21, 2003 by and between
                     Ian Herman and Global
     10.3............Employment Agreement Dated July 21, 2003 by and between
                     John B. Sawyer and Global
     11.1............Statement re: computation of per share earnings
     13.1............2004 Annual report (See also 10KSB & 10QSB Filings)
     21.1............Subsidiaries of the registrant
     23.1............Consent of experts and counsel (Included in Exhibit 5.1)
     99.1............Court Order canceling 8.1 million shares of common stock and returning the stock to Global
     99.2............Lawsuit filed by Global against Corwin Foster, Jane Doe
                     Foster and Seajay Holdings
     99.3............Sale of Assets Agreement between HAT and Hamilton Aviation
     99.4............Lease/Purchase Agreement between HAT and Hamilton Aviation
     99.5............Service Agreement between HAT and Hamilton Aviation
     99.6 ...........Settlement Agreement among HAT, Hamilton Aviation and the
                     Bankruptcy Estate
     99.7 ...........Bankruptcy Court Order re Settlement Agreement


                                  UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement to:

     A. Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     B. Reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
     C. Include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.
     D. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and that the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     E. To remove from registration by means of a post-effective amendment and of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or other controlling persons in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing Form SB-2A and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Tucson, state of Arizona, on April 18, 2005.

                              Registrant /s/ John B. Sawyer
                                         ---------------------------------------
                                             John B. Sawyer, President/Director

Date: April 18, 2005

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


/s/ Ian Herman                              April 18, 2005
-------------------------------------       ------------------------------------
Ian Herman, Chairman/CEO/CFO/Director       Date
Principal Financial Officer


/s/ John B. Sawyer                          April 18, 2005
--------------------------------------      ------------------------------------
John B. Sawyer, President/Director          Date
Principal Executive Officer


/s/  Patricia Graham                        April 18, 2005
--------------------------------------      ------------------------------------
Patricia Graham, Principal Accounting       Date
Officer


/s/ Gordon D. Hamilton                      April 18, 2005
--------------------------------------      ------------------------------------
Gordon D. Hamilton, Director                Date